    As filed with the Securities and Exchange Commission on December 23, 1997
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               WEST COAST BANCORP
             (Exact name of registrant as specified in its charter)

              OREGON                               6711                             93-810577
  (State or other jurisdiction of      (Primary standard industrial      (I.R.S. employer identification  no.)
   incorporation or organization)        classification code number)

                   5335 MEADOWS ROAD, SUITE 201, LAKE OSWEGO,
                          OREGON 97035 (503) 684-0884
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               VICTOR L. BARTRUFF
                      President and Chief Executive Officer
                          5335 Meadows Road, Suite 201
                            Lake Oswego, Oregon 97035
                                 (503) 684-0884
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                          Copies of communications to:
STEPHEN M. KLEIN, ESQ.                                    DANIEL B. RITTER, ESQ.
SHAUNA L. VERNAL, ESQ.                                      ERIC A. DEJONG, ESQ.
Graham & Dunn P.C.                                    Davis Wright Tremaine LLP
1420 Fifth Avenue, 33rd Floor                    1501 Fourth Avenue, Suite 2600
Seattle, Washington  98101-2390                 Seattle, Washington  98101-1688

                                   -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
           The date of mailing of the enclosed Prospectus/Joint Proxy
              Statement to shareholders of West Coast Bancorp and
                            Centennial Holdings, Ltd.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
 Title of Each                              Proposed Maximum      Proposed Maximum        Amount of
 Class of Securities   Amount Being         Offering Price        Aggregate               Registration
 Being Registered      Registered(1)        Per Share(3)          Offering Price(2)(3)    Fee(3)
======================================================================================================
  Common Stock         2,550,000            $8.952                $22,827,542.80         $6,917.44
======================================================================================================

(1) Represents the number of shares of West Coast Bancorp's common stock ("WCB Common Stock") to be issued in exchange for the total shares of Centennial Holdings, Ltd.'s common stock ("Centennial Common Stock") that are either outstanding or subject to exercisable options on the merger's effective date, under the terms of the Plan and Agreement of Merger described in this Registration Statement.

(2) Represents the maximum price per share of West Coast Common Stock issuable in exchange for Centennial Common Stock, based on the merger exchange ratio. On December 16, 1997, there were 1,576,944 shares of Centennial Common Stock outstanding, and 89,300 shares subject to granted but unexercised options. The book value of Centennial Common Stock on December 16, 1997 was $13.70 per share.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the per-share book value of the Centennial Common Stock as of December 17, 1997.

                                    ---------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING UNDER SECTION 8(a), MAY DETERMINE.

                     [Centennial Holdings, Ltd. Letterhead]
                                January __, 1998

Dear Fellow Stockholder:

        You are cordially invited to attend a Special Meeting ("Special Meeting") of Shareholders of Centennial Holdings, Ltd. ("Centennial"), a Washington corporation and the bank holding company for Centennial Bank ("Bank"). The Special Meeting will be held on February 18, 1998, at 2:00 p.m. local time, at The Olympia Country & Golf Club, 3636 Country Club Drive N.W., Olympia, Washington.

        The attached Notice of Special Meeting and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of October 30, 1997, between West Coast Bancorp ("WCB"), an Oregon corporation and bank holding company and Centennial. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Joint Proxy Statement. The Merger Agreement provides for the merger ("Merger") of Centennial with and into WCB, with WCB as the surviving corporation. Consequently, Centennial's shareholders will become shareholders of WCB, and the Bank will become a separate subsidiary of WCB.

        The Merger is subject to various conditions described in the Merger Agreement and summarized in the attached Joint Proxy Statement, which also serves as WCB's Prospectus for its common stock ("WCB Common Stock") to be issued in the Merger. If the Merger is completed, Centennial shareholders will receive shares of WCB Common Stock in exchange for their shares of Centennial Common Stock ("Centennial Common Stock") owned, based on an exchange formula detailed in the Prospectus/Joint Proxy Statement. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Joint Proxy Statement..

        Your Board of Directors has received an opinion from Alex Sheshunoff & Co., Investment Banking, an investment banking firm, to the effect that, as of the date of this Prospectus/Joint Proxy Statement and based on the factors and assumptions described in the opinion, the consideration to be received by Centennial and its shareholders in the Merger is fair from a financial point of view. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CENTENNIAL AND ITS SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

        Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Centennial Common Stock. We urge you to review the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Jill Faughender, Centennial's Corporate Secretary, at (360) 456-7775.

        IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY IMPORTANT MATTER, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY (IF YOU WISH), REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

        On behalf of your Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                Very truly yours,


Daniel D. Yerrington                                             Thomas W. Healy
President                                                  Chairman of the Board

         PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM

                            CENTENNIAL HOLDINGS, LTD.
                            2850 HARRISON AVENUE N.W.
                            OLYMPIA, WASHINGTON 98502


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 18, 1998

TO THE SHAREHOLDERS OF CENTENNIAL HOLDINGS, LTD.:

        NOTICE IS HEREBY GIVEN that a Special Meeting ("Special Meeting") of Shareholders of Centennial Holdings, Ltd. ("Centennial"), a Washington corporation and bank holding company, will be held on February 18, 1998, at 2:00 p.m. local time, at The Olympia Country & Golf Club, 3636 Country Club Drive N.W., Olympia, Washington. The Special Meeting is for the following purposes:

1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of October 30, 1997, between Centennial and West Coast Bancorp ("WCB"), an Oregon corporation and bank holding company, under the terms of which Centennial will merge with and into WCB, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.

2. OTHER MATTERS. To act upon any other matters as may properly come before the Special Meeting (or any postponement or adjournment of it).

        Only holders of record of Centennial Common Stock, at 5:00 p.m. on December 31, 1997 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting (or at any adjournments or postponements of it). The affirmative vote of the holders of two-thirds or more of the outstanding shares of Centennial Common Stock is required for approval of the Merger Agreement. As of December 31, 1997, there were ______ shares of Centennial Common Stock outstanding.

        Centennial shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington Business Corporation Act ("WBCA"), Chapter 23B.13, a copy of which is included in this Prospectus/Joint Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix C.

        All shareholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Centennial Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Centennial's Secretary at or before the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                        By Order of the Board of Directors,



                                        Jill Faughender, Secretary

Olympia, Washington
January __, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF CENTENNIAL COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                         [West Coast Bancorp Letterhead]
                                January __, 1998





Dear Fellow Stockholder:

        You are cordially invited to attend a Special Meeting ("Special Meeting") of Shareholders of West Coast Bancorp ("WCB"), an Oregon corporation and bank holding company, which will be held on February 20, 1998, at 2:00 p.m. local time, at The Crowne Plaza Hotel, 14811 Kruse Oaks Drive, Lake Oswego, Oregon.

        At the Special Meeting, you will be asked to consider and approve a Plan and Agreement of Merger ("Merger Agreement"), dated as of October 30, 1997, between WCB and Centennial Holdings, Ltd. ("Centennial"), a Washington corporation and the parent bank holding company of Centennial Bank ("Bank"). The Merger Agreement provides for the merger ("Merger") of Centennial with and into WCB, with WCB as the surviving entity. Consequently, Centennial's shareholders will become shareholders of WCB through the Merger. If the Merger is completed, each Centennial shareholder will receive shares of WCB Common Stock for each share of Centennial common stock ("Centennial Common Stock") owned, based on an Exchange Ratio detailed in the Prospectus/Joint Proxy Statement. The Merger is subject to various conditions described in the Merger Agreement and summarized in the attached Joint Proxy Statement, which also serves as WCB's Prospectus for its common stock ("WCB Common Stock") to be issued in the Merger. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Joint Proxy Statement.

        Your Board of Directors has received an opinion from Dain Bosworth Incorporated ("Dain Bosworth"), an investment banking firm, to the effect that, as of the date of this Prospectus/Joint Proxy Statement and based on the factors and assumptions described in the opinion, the consideration to be paid to Centennial's shareholders in the Merger is fair from a financial point of view. YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF WCB AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

        Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of WCB Common Stock. We urge you to read the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Rodney B. Tibbatts, WCB's Executive Vice President and Corporate Development Officer, at (503) 598-3242. Regardless of the size of your holdings, it is important that your shares be voted at the Special Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE BE CERTAIN TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

        On behalf of your Board of Directors, I recommend that you vote FOR approval of the Merger Agreement.

                                       Sincerely,



                                        Victor L. Bartruff
                                        President and Chief Executive Officer





         PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM

                               WEST COAST BANCORP
                     5335 Southwest Meadows Road, Suite 201
                            Lake Oswego, Oregon 97035

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 20, 1998



TO THE SHAREHOLDERS OF WEST COAST BANCORP:

        NOTICE IS HEREBY GIVEN that a Special Meeting ("Special Meeting") of Shareholders of West Coast Bancorp ("WCB"), an Oregon corporation and bank holding company, will be held on February 20, 1998, at 2:00 p.m. local time, at The Crowne Plaza Hotel, 14811 Kruse Oaks Drive, Lake Oswego, Oregon. The Special Meeting is for the following purposes:

1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of October 30, 1997, between WCB and Centennial Holdings, Ltd. ("Centennial"), a Washington corporation and bank holding company, under the terms of which Centennial will merge with and into WCB, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.

2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

        Only holders of record of WCB common stock ("WCB Common Stock"), at the close of business on December 31, 1997 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of WCB Common Stock is required for approval of the Merger Agreement. As of December 31, 1997, there were _________ shares of WCB Common Stock outstanding.

        All shareholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of WCB Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to WCB's secretary at or before the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                       By Order of the Board of Directors,



                                       Carol Williams, Secretary

Lake Oswego, Oregon
January __, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF WCB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND THAT A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                              JOINT PROXY STATEMENT
                CENTENNIAL HOLDINGS, LTD. AND WEST COAST BANCORP

                                   PROSPECTUS
                         WEST COAST BANCORP COMMON STOCK

        This Prospectus/Joint Proxy Statement is being furnished to holders of shares of Centennial Common Stock, in connection with the solicitation of proxies by Centennial's Board of Directors ("Centennial Board") for use at the Special Meeting ("Centennial Meeting") of Shareholders to be held on February 18, 1998, and at any adjournments or postponements of the Centennial Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to Centennial's shareholders on or about January __, 1998.

        This Prospectus/Joint Proxy Statement is also being furnished to the holders of WCB Common Stock, in connection with the solicitation of proxies by WCB's Board of Directors ("WCB Board") for use at the Special Meeting ("WCB Meeting") of WCB Shareholders to be held on February 20, 1998, and at any adjournments or postponements of the WCB Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to WCB's shareholders on January __, 1998.

        At the Meetings, the respective shareholders of Centennial and WCB will vote upon a proposal to approve the Merger of Centennial with and into WCB, under the terms of the Merger Agreement. The Merger Agreement is incorporated into this Prospectus/Joint Proxy Statement by reference. The Merger Agreement is attached to this Prospectus/Joint Proxy Statement at Appendix A.

        Subject to certain qualifications, the aggregate consideration Centennial's shareholders and option holders will be entitled to receive in the Merger is 2,550,000 shares of WCB Common Stock. The number of shares of WCB Common Stock each holder will receive for each share (other than Dissenting Shares) of Centennial Common Stock will be determined by dividing 2,550,000 by the number of shares of Centennial Common Stock that are outstanding or subject to unexercised options on the Effective Date. See "THE MERGER - Basic Terms of the Merger."

        This Prospectus/Joint Proxy Statement also constitutes WCB's Prospectus, filed as part of a Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), relating to the shares of WCB Common Stock to be issued in the Merger. When the Merger becomes effective, all outstanding shares of Centennial Common Stock will be converted into the right to receive shares of WCB Common Stock. No fractional shares will be issued in the Merger; cash will be paid in lieu of fractional shares. Centennial shareholders desiring to do so may dissent from the Merger ("Dissenting Shares") and obtain payment for their shares in accordance with the provisions of Chapter 23B.13 of the Washington Business Corporations Act ("WBCA"). WCB shareholders are not entitled to any dissenters' rights under the Oregon Business Corporation Act ("OBCA"). For a more detailed discussion of the foregoing provisions, and a description of certain other significant considerations in connection with the Merger, see "THE MERGER -- Basic Terms of Merger; -- Dissenters' Rights of Appraisal; -- Conditions to the Merger; -- Interests of Certain Persons in the Merger"; and Appendix B.

        THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY SHAREHOLDERS OF CENTENNIAL UPON CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS/JOINT PROXY IN CONNECTION WITH ANY SUCH RESALE.

        THE SHARES OF WCB COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

        THE SHARES OF WCB COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus/Joint Proxy Statement is January __, 1998.

                              AVAILABLE INFORMATION

        WCB is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). In accordance with the 1934 Act, WCB files reports, proxy statements, and other information with the SEC. Centennial is currently not subject to the information and reporting requirements of the 1934 Act.

        Under the rules and regulations of the SEC, the solicitation of shareholders to approve the Merger constitutes an offering of the WCB Common Stock to be issued in connection with the Merger. WCB has filed the Registration Statement with the SEC under the 1933 Act covering the WCB Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by WCB under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials filed by WCB with the SEC may also be obtained through the Commission's Internet address at http://www.sec.gov. In addition, materials filed by WCB are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus/Joint Proxy Statement constitutes part of the Registration Statement (File No. 333) filed by WCB with the SEC under the 1933 Act. This Prospectus/Joint Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Please refer to the Registration Statement and related exhibits for further information with respect to WCB and the WCB Common Stock. Statements contained in this or any other document incorporated into this document by reference as to the contents of any contract or other document are not necessarily complete, and these statements are entirely qualified in each instance by references to a copy of the contract or other document either filed as an exhibit to the Registration Statement or contained in another document incorporated into this document by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by WCB with the SEC under the 1934 Act, a copy of each of which accompany this Prospectus/Joint Proxy Statement, are incorporated herein by reference:

        1. WCB's Annual Report on Form 10-K for the year ended December 31, 1996 ("WCB 1996 10-K");

        2. WCB's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997 ("WCB 1997 10-Qs");

        3. WCB's Proxy Statement for its 1997 Annual Meeting of Shareholders ("WCB 1997 Proxy");

        4. WCB's 1996 Annual Report to Shareholders filed as an exhibit to the WCB 1996 10-K ("WCB 1996 Annual Report"); and

        5. WCB's Current Reports on Form 8-K dated February 13, 1997 and October 31, 1997 ("WCB 1997 8-K's").

        All documents filed by WCB under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this document and before the Centennial Meeting and the WCB Meeting are incorporated into this document by reference and are a part of this document from each document's filing date. Any statement contained in a document incorporated into this document by reference is modified or superseded for purposes of this document to the extent that a statement contained in this document, or in any other document filed after the document containing the statement that is incorporated by reference into this document, modifies or supersedes that statement. Any statement so modified or superseded will not constitute a part of this document, except as modified or superseded.

                               -------------------

        All information contained in this Prospectus/Joint Proxy Statement relating to WCB has been furnished by WCB, and Centennial is relying upon the accuracy of that information. All information contained in this Prospectus/Joint Proxy Statement relating to Centennial has been furnished by Centennial, and WCB is relying upon the accuracy of that information.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT. IF SUCH A REPRESENTATION IS GIVEN OR MADE BY ANY PERSON, THAT REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WCB OR CENTENNIAL. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/JOINT PROXY STATEMENT CREATES, UNDER ANY CIRCUMSTANCES, ANY IMPLICATION THAT (1) THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CENTENNIAL OR WCB, OR ANY OF THEIR SUBSIDIARIES, SINCE THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT OR (2) THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT.

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
GLOSSARY OF CERTAIN KEY TERMS.....................................................1

SUMMARY 1

        Introduction..............................................................1
        Parties to the Merger.....................................................1
        Trading Market............................................................1
        The Special Stockholder Meetings..........................................2
        The Merger; Exchange Ratio................................................2
        Effective Date............................................................3
        Reasons for the Merger; Recommendation of the Centennial Board............3
        Reasons for the Merger; Recommendation of the WCB Board...................3
        Opinion of Centennial Financial Advisor...................................4
        Opinion of WCB Financial Advisor..........................................4
        Directors and Executive Officers..........................................4
        Conditions; Regulatory Approvals..........................................4
        Amendment; Termination....................................................5
        Tax Treatment of the Merger...............................................5
        Accounting Treatment of the Merger........................................5
        Anticipated Increase in Provision for Bank Loan Losses....................5
        Dissenters' Rights of Appraisal...........................................5
        Interests of Certain Persons in the Merger................................6
        Comparison of Shareholders' Rights........................................6

STOCK PRICE AND DIVIDEND INFORMATION..............................................6

        WCB.......................................................................6
        Centennial................................................................7
        Recent Stock Price Data...................................................7

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA........................7

        West Coast Bancorp........................................................9
        Centennial Holdings, Ltd.................................................10
        Pro Forma West Coast Bancorp and Centennial Holdings, Ltd.
          Consolidated (Unaudited)...............................................11

SPECIAL MEETING OF CENTENNIAL STOCKHOLDERS.......................................13

        Date, Time, Place, and Purpose...........................................13
        Shares Outstanding and Entitled to Vote; Record Date.....................13
        Vote Required............................................................13
        Voting, Solicitation, and Revocation of Proxies..........................13

SPECIAL MEETING OF WCB STOCKHOLDERS..............................................14

        Date, Time, Place and Purpose............................................14
        Shares Outstanding and Entitled to Vote; Record Date.....................14
        Vote Required............................................................14
        Voting, Solicitation, and Revocation of Proxies..........................14

BACKGROUND OF AND REASONS FOR THE MERGER.........................................15

        Background of the Merger.................................................15
        Reasons For The Merger - General.........................................16
        Reasons For The Merger - Centennial......................................17
        Opinion of Centennial Financial Advisor..................................17
        Recommendation of the Centennial Board...................................21
        Reasons For The Merger - WCB.............................................21

        Opinion of WCB Financial Advisor.........................................22
        Recommendation of the WCB Board..........................................25

THE MERGER.......................................................................25

        General..................................................................25
        Basic Terms of the Merger................................................25
        Cash for Fractional Shares...............................................26
        Exchange of Stock Certificates...........................................26
        Directors and Executive Officers after the Merger........................26
        Employee Benefit Plans...................................................26
        Mechanics of the Merger..................................................27
        Conduct Pending Consummation of the Merger...............................27
        Conditions to the Merger.................................................27
        Amendment or Termination of the Merger Agreement.........................28
        Interests of Certain Persons in the Merger...............................28
        Certain Federal Income Tax Consequences..................................29
        Accounting Treatment of Merger...........................................30
        Dissenters' Rights of Appraisal..........................................30
        Resales of Stock Received in the Merger..................................30
        No Solicitation..........................................................31

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS......................31


INFORMATION CONCERNING WCB.......................................................39


INFORMATION CONCERNING CENTENNIAL................................................39

        Business.................................................................39
        Competition..............................................................39
        Facilities...............................................................40
        Employees................................................................40
        Legal Proceedings........................................................40

CENTENNIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS....................................................40

        Overview.................................................................40
        Results of Operations....................................................41
        Liquidity and Capital Resources..........................................44
        Lending..................................................................45

MANAGEMENT OF CENTENNIAL.........................................................51

        Directors and Executive Officers.........................................51
        Executive Compensation...................................................52
        Director Compensation....................................................52
        Board Committees.........................................................53
        Certain Transactions and Relationships...................................53
        Securities Ownership of Management and Certain Beneficial Owners.........53
        Other Principal Shareholders.............................................54

SUPERVISION AND REGULATION.......................................................55

        Introduction.............................................................55

WCB AND CENTENNIAL...............................................................55

        General..................................................................55
        Holding Company Structure................................................55
        Control Transactions.....................................................56

THE BANK SUBSIDIARIES AND THE BANK...............................................56

        General..................................................................56
        Regulation of State Banks................................................57
        Dividends................................................................57
        Regulation of Management.................................................58
        Control of Financial Institutions........................................58
        FIRREA...................................................................58
        FDICIA...................................................................58
        Interstate Banking and Branching.........................................58
        Capital Adequacy Requirements............................................59
        FDIC Insurance...........................................................60
        Community Reinvestment Act ("CRA").......................................61

DESCRIPTION OF WCB'S CAPITAL STOCK AND COMPARISON OF CERTAIN RIGHTS OF HOLDERS
        OF CENTENNIAL COMMON STOCK AND WCB COMMON STOCK...........................61

        General...................................................................61
        Preferred Stock...........................................................61
        Common Stock..............................................................61
        Dividend Rights...........................................................61
        Voting Rights.............................................................62
        Preemptive Rights.........................................................62
        Liquidation Rights........................................................62
        Assessments...............................................................62
        Board of Directors........................................................62
        Indemnification and Limitation of Liability...............................62
        Amendment of Articles of Incorporation and Bylaws.........................63
        Repurchase of Shares......................................................63
        Dissenters' Rights........................................................63
        Sales of Assets, Mergers and Dissolutions - Voting........................63
        Potential "Anti-Takeover" Provisions......................................64

CERTAIN LEGAL MATTERS.............................................................65


EXPERTS ..........................................................................65


OTHER MATTERS.....................................................................66


CENTENNIAL HOLDINGS, LTD. FINANCIAL STATEMENTS...................................F-1



        APPENDIX A - Plan and Agreement of Merger

        APPENDIX B - Chapter 23B.13 of the WBCA (Dissenters' Rights of
                     Appraisal under Washington Law)

        APPENDIX C - Opinion of Alex Sheshunoff & Co., Investment Banking

        APPENDIX D - Opinion of Dain Bosworth Incorporated

                          GLOSSARY OF CERTAIN KEY TERMS

1933 Act..................      The Securities Act of 1933, as amended, and the
                                related SEC rules and regulations.

1934 Act..................      The Securities Exchange Act of 1934, as amended,
                                and related SEC rules and regulations.

Arthur Andersen...........      Arthur Andersen LLP, independent certified
                                public accountants.

Bank......................      Centennial Bank, Centennial's sole commercial
                                bank subsidiary.

Bank Subsidiaries.........      The Bank of Newport, The Commercial Bank, and
                                the Bank of Vancouver, WCB's commercial bank subsidiaries.

BHCA......................      The Bank Holding Company Act of 1956, as
                                amended.

Board.....................      Board of Directors.

Centennial................      Centennial Holdings, Ltd., a Washington
                                corporation and a bank holding company.

Centennial Common Stock...      Centennial's common stock, par value $0.01 per
                                 share.

Centennial Financial
Statements................      Centennial's (i) audited  consolidated
                                statements of financial condition as of December
                                31, 1996 and 1995 and the related audited consolidated statements of operations, cash flows, and changes in stockholders' equity for each of the years ended December 31, 1996 and 1995, and (ii) Centennial's unaudited consolidated statements of financial condition as of the end of the most recent fiscal quarter preceding December 31, 1997, and the related unaudited statements of operations, cash flows, and changes in stockholders' equity for that period.

Centennial Meeting........      Special meeting of Centennial shareholders to be
                                held on February 18, 1998.

Centennial Record Date....      December  31, 1997.

Closing...................      Closing of the Merger, which will occur on the
                                Effective Date.

Code......................      The Internal Revenue Code of 1986, as amended.

Dain Bosworth.............      Dain Bosworth Incorporated, WCB's financial
                                advisor.

Dissenting Shares.........      Centennial Common Stock shares held by holders
                                who have properly exercised dissenters' rights in accordance with Chapter 23B.13 of the WBCA.

Effective Date............      The date Closing of the Merger will occur.

Exchange Agent............      The company designated by WCB and Centennial to
                                handle the exchange of Centennial Common Stock certificates for WCB Common Stock certificates or cash (in the case of holders that would otherwise be entitled to a fractional share of WCB Common Stock).

Exchange Ratio............      The ratio that will determine the number of WCB
                                Common Stock shares each holder of Centennial
                                Common Stock shares will receive in exchange for each share he or she holds of records on the Effective Date. The Exchange Ratio will be computed as follows: In exchange for each Centennial Common Stock share held of record on the Effective Date, the holder will receive that number (rounded to 2 decimals) of WCB Common
                                Stock Shares calculated by dividing the Purchase
                                Price by the aggregate number of Centennial
                                Common Stock shares that immediately before Closing are either (a) issued and outstanding or
                                (b) subject to granted but unexercised options.

FDIC......................      The Federal Deposit Insurance Corporation.

FRB.......................      The Board of Governors of the Federal Reserve
                                System.

GAAP......................      Generally accepted accounting principles,
                                consistently applied.

Merger....................      The merger of Centennial with and into WCB in
                                accordance with the Merger Agreement.

Merger Agreement..........      The Plan and Agreement of Merger, dated as of
                                October 30, 1997, between WCB and Centennial.

OBCA......................      The Oregon Business Corporations Act, as
                                amended.

Prospectus/Joint Proxy
Statement.................      This Prospectus/Joint Proxy Statement, filed
                                with the SEC by WCB and to be mailed to
                                Centennial's and WCB's shareholders, together with any amendments and supplements.

Purchase Price............      2,550,000 shares of WCB Common Stock

Registration Statement....      The Registration Statement on Form S-4, of which
                                this Prospectus/Joint Proxy Statement forms a part, filed with the SEC by WCB under the 1933
                                Act, for the purpose of registering the shares of WCB Common Stock to be issued in the Merger.

Regulatory Approvals......      The required regulatory approvals of the
                                transaction by the FRB and the Washington State
                                Department of Financial Institutions.

SEC.......................      The Securities and Exchange Commission.

Sheshunoff................      Alex Sheshunoff & Co., Investment Banking,
                                Centennial's financial advisors.

Tangible Equity Capital...      The tangible equity capital (i.e., common stock,
                                paid-in capital and retained earnings, plus (or minus) net unrealized gain (or loss) on available-for-sale securities and minus goodwill and any other intangible assets) of Centennial and the Bank on a consolidated basis as of the Effective Date, determined in accordance with GAAP.

Termination Date..........      August 31, 1998, the date after which each party
                                has the right to terminate the Merger Agreement, if the Closing has not occurred by that date.

Washington Director.......      The Director of the Washington State Department
                                of Financial Institutions.

WBCA......................      The Washington Business Corporations Act, as
                                amended.

WCB.......................      West Coast Bancorp, an Oregon corporation and
                                bank holding company.

WCB Common Stock..........      WCB's common stock, no par value per share.

WCB Financial
Statements................      WCB's (i) audited consolidated statements of
                                financial condition as of December 31, 1996 and 1995, and the related audited consolidated statements of operations, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December
                                31, 1996, and (ii) unaudited consolidated statements of financial condition as of the end of the most recent fiscal quarter preceding
                                December 31, 1997, and the related unaudited statements of operations, cash flows, and changes in stockholders' equity for that period.

WCB Meeting...............      Special meeting of WCB shareholders to be held
                                on February 20, 1998.

WCB Record Date...........      December 31, 1997.

                                     SUMMARY

        The following material summarizes certain information contained elsewhere in this Prospectus/Joint Proxy Statement. This summary is not intended to be complete and is entirely qualified by reference to the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement (including its appendices). Unless the context otherwise requires, capitalized terms used but not otherwise defined elsewhere in this Prospectus/Joint Proxy Statement have the meanings assigned to them in the Glossary of Certain Key Terms inside the front cover.

INTRODUCTION

        WCB and Centennial propose to merge under the terms of the Merger Agreement. The respective Boards of WCB and Centennial have unanimously adopted the Merger Agreement and recommend, respectively, that the shareholders of WCB and Centennial vote to approve the Merger Agreement. Subject to approval of the Merger Agreement by these shareholders, receipt of required Regulatory Approvals, and satisfaction of certain other conditions, Centennial will merge with and into WCB. Centennial's shareholders, other than holders of Dissenting Shares, will receive shares of WCB Common Stock or cash in lieu of fractional shares in exchange for their shares of Centennial Common Stock in accordance with the Exchange Ratio set forth in the Merger Agreement. See "THE MERGER Basic Terms of the Merger; -- Cash for Fractional Shares; -- Dissenters' Rights of Appraisal." If the Merger is completed, the Bank, and Centennial's other wholly owned subsidiaries, will become wholly owned subsidiaries of WCB. Centennial shareholders will no longer own any stock in Centennial, and Centennial will cease to exist. Holders of Centennial Common Stock, other than holders of Dissenting Shares, will become shareholders of WCB.

PARTIES TO THE MERGER

        Centennial. Centennial is a Washington corporation and a registered bank holding company under the BHCA. Centennial was originally incorporated in 1987 under the name "First Olympic Bancorporation" but remained inactive until 1994 and conducted no operations before 1995, when it was reorganized in 1995 to become the Bank's parent bank holding company. Centennial's business and activities are conducted primarily through the Bank. Centennial owns all of the stock of the Bank, a state-chartered commercial bank organized under Washington law in 1974. Centennial also has other direct and indirect subsidiaries, including Centennial Funding Corporation, a mortgage broker that originates single family residential and construction loans.

        As of September 30, 1997, the Bank had deposits of approximately $237 million and assets of approximately $260.8 million. Centennial is headquartered in Olympia, Washington, its executive offices are located at 2850 Harrison Avenue N.W., and its telephone number is (360) 754-2400. For additional information about Centennial and its business, see "INFORMATION CONCERNING CENTENNIAL."

        WCB. WCB is an Oregon corporation and a registered bank holding company under the BHCA. WCB was organized in August of 1981 under the name Commercial Bancorp ("Commercial"). Commercial merged with the former one-bank holding company West Coast Bancorp, located in Newport, Oregon, on February 28, 1995, and the name "West Coast Bancorp" was retained as part of that merger. WCB is headquartered in Lake Oswego, Oregon, and its principal business activities are conducted through its three commercial bank subsidiaries: (1) The Commercial Bank, (2) The Bank of Newport, and (3) the Bank of Vancouver. The Bank of Newport operates three branches under the business name "Valley Commercial Bank." At September 30, 1997, WCB's Bank Subsidiaries had facilities in a total of 23 cities and towns in Oregon and one city in Washington, operating a total of 29 full-service branches and three limited service branches. As of September 30, 1997, WCB and its Bank Subsidiaries had total assets of approximately $809 million and total deposits of approximately $708.5 million.

        WCB's executive offices are located at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, and its telephone number is (503) 684-0884. See "INFORMATION CONCERNING WCB." Additional information concerning WCB and its business is included in the documents incorporated into this Prospectus/Joint Proxy Statement by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

TRADING MARKET

        WCB Common Stock is quoted on The Nasdaq National Market System Stock Market under the symbol "WCBO" and is registered as a class with the SEC under the 1934 Act. Accordingly, WCB is required to file certain periodic and annual reports with the SEC and to make information about WCB available to its shareholders and the public. Centennial is not subject to the information and reporting requirements of the 1934 Act and Centennial Common Stock is not actively traded, or listed on, any exchange or market system.

THE SPECIAL STOCKHOLDER MEETINGS

        Centennial. The Centennial Meeting will be held on February 18, 1998, at 2:00 p.m. local time, at The Olympia Country & Golf Club, 3636 Country Club Drive N.W., Olympia, Washington. The purpose of the Centennial Meeting is to vote on (1) approval of the Merger Agreement, and (2) any other matters that may properly come before the Centennial Meeting.

        Only shares of Centennial Common Stock held of record on December 31, 1997 at 5:00 p.m. ("Centennial Record Date") are entitled to notice of, and to vote at, the Centennial Meeting. The affirmative vote of at least two-thirds of the shares of Centennial Common Stock outstanding on the Centennial Record Date is required to approve the Merger Agreement. On the Centennial Record Date, there were ______ shares of Centennial Common Stock outstanding. Each director of Centennial and the Bank has agreed to vote all shares of Centennial Common Stock held or controlled by him or her (as of the Centennial Record Date, a total of __________ shares, or approximately _____% of the shares outstanding), in favor of approval of the Merger. For additional information about the Centennial Meeting, see "SPECIAL MEETING OF CENTENNIAL STOCKHOLDERS."

        WCB. The WCB Meeting will be held on February 20, 1998, at 2:00 p.m. local time, at The Crowne Plaza Hotel, 14811 Kruse Oaks Drive, Lake Oswego, Oregon. The purpose of the WCB Meeting is to consider and vote on (1) approval of the Merger Agreement, and (2) any other matters that may properly come before the WCB Meeting.

        Only shares of WCB Common Stock held of record as of December 31, 1997 ("WCB Record Date") are entitled to notice of, and to vote at, the WCB Meeting. On the WCB Record Date, there were _________ shares of WCB Common Stock outstanding. The affirmative vote of at least a majority of the shares of WCB Common Stock outstanding on the WCB Record Date is required to approve the Merger Agreement. As of the WCB Record Date, WCB's executive officers and directors were entitled to vote an aggregate of _________ shares, which represents approximately _____% of the total number of outstanding shares of WCB Common Stock on the WCB Record Date. For additional information about the WCB Meeting, see "SPECIAL MEETING OF WCB STOCKHOLDERS."

THE MERGER; EXCHANGE RATIO

        In accordance with the Merger Agreement, on the Effective Date, Centennial will merge with and into WCB, with WCB as the surviving corporation. As long as Centennial does not exceed its transaction expense limitation of $175,000, Centennial's shareholders and option holders will be entitled to receive from WCB the aggregate consideration of 2,550,000 shares ("Purchase Price") of WCB Common Stock if the Merger is completed. Each holder of Centennial Common Stock shares, other than Dissenting Shares, will receive, in exchange for each share of Centennial Common Stock held of record on the Effective Date, the number of shares of WCB Common Stock resulting from a division of the Purchase Price by the aggregate number of shares of Centennial Common Stock that, on the Effective Date, are issued and outstanding or subject to granted but unexercised stock options. At December 31, 1997, __________ shares of Centennial Common Stock were outstanding and __________ shares were subject to unexercised options. Accordingly, if the Merger had Closed on that date, each holder of Centennial Common Stock shares would have received 1.53 WCB Common Stock shares for each share of Centennial Common Stock held. Holders of granted but unexercised options for Centennial Common Stock will not receive WCB Common Stock at Closing. Unexercised options for Centennial Common Stock will be converted into options for WCB Common Stock at Closing in accordance with the Exchange Ratio. In other words, holders of granted but unexercised Centennial Common Stock options will receive, in exchange for those options, options to purchase the number of WCB Common Stock shares that they would have received in the Merger if they would have exercised their Centennial Common Stock options immediately before Closing. All WCB Common Stock options will be subject to the same terms as the Centennial Common Stock options exchanged for them, and the aggregate option exercise price of such WCB Common Stock options will be equal to the aggregate option price of the Centennial Common Stock options converted into such WCB Common Stock options.

        The aggregate market value of the WCB Common Stock Centennial shareholders will receive in the Merger will depend on the market value of WCB Common Stock shares on the Effective Date. Cash will be paid in lieu of issuing fractional shares of WCB Common Stock. Upon completion of the Merger, shareholders of Centennial will no longer own any stock in Centennial. For more detailed information concerning the Merger, the Exchange Ratio, and how Centennial Shareholders may exchange certificates representing shares of Centennial Common Stock, see "THE MERGER -- Basic Terms of the Merger; -- Cash for Fractional Shares; -- Exchange of Stock Certificates."

EFFECTIVE DATE

        The parties presently expect the Merger to Close on February 28, 1998 or during the first quarter of 1998, although the timing is subject to the satisfaction of certain conditions (discussed below). The Merger Agreement provides that if the Merger is not completed by August 31, 1998, then at any time after that date, the Board of either WCB or Centennial may vote to abandon the Merger. See "THE MERGER -- Basic Terms of the Merger; -- Termination of the Merger Agreement."

REASONS FOR THE MERGER; RECOMMENDATION OF THE CENTENNIAL BOARD

        The Centennial Board has unanimously determined that the Merger Agreement is fair to and in the best interests of Centennial and its shareholders, and recommends that Centennial's shareholders approve the Merger Agreement. In making this determination, the Centennial Board considered a variety of factors, including the value of the WCB Common Stock that the shareholders of Centennial will receive in exchange for their shares of Centennial Common Stock, the continued ability of the Bank to provide competitive and comprehensive services in the markets in which it operates, and the parties' shared belief in personalized community banking, which emphasizes responsiveness to local markets and delivery of personalized services to customers.

        The Centennial Board believes that the Merger will allow the Bank to provide a wider array of products and services, while continuing to offer the advantages of personalized community banking to Centennial's current customers, and will also enhance shareholder value by providing Centennial's shareholders a premium on their Centennial Common Stock. The Centennial Board further anticipates that the Merger will provide both Centennial and the Bank with substantially greater financial and technological resources, which will enable the Bank to compete more effectively in its markets and better serve its customers and communities. Additionally, Centennial's shareholders will be able to obtain a premium over book value for their shares of Centennial Common Stock on a tax-deferred basis, while at the same time enjoying the benefits of a more active trading market in the WCB Common Stock.

        THE CENTENNIAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF CENTENNIAL AND ITS SHAREHOLDERS, AND RECOMMENDS THAT CENTENNIAL SHAREHOLDERS APPROVE THE MERGER AGREEMENT. For a more detailed discussion of the factors considered by the Centennial Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER."

REASONS FOR THE MERGER; RECOMMENDATION OF THE WCB BOARD

        The WCB Board has unanimously determined that the Merger is fair to and in the best interests of WCB's shareholders. In making this determination, the WCB Board considered a variety of factors, including:

        (1) The WCB Board's and management's knowledge and review of the financial condition, results of operations, and business operations and prospects of the Bank;

        (2) The WCB Board's belief that the acquisition of Centennial will expand WCB's franchise in Washington and along the Interstate 5 corridor (the WCB Board noted that the Olympia economy, which has seen substantial growth in recent years, presents an attractive and logical market for expansion); and

        (3) The WCB Board's evaluation of the financial terms of the Merger and its effect on the shareholders of WCB, and the WCB Board's belief that the terms are fair to WCB and its shareholders.

THE WCB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF WCB AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF WCB APPROVE THE MERGER AGREEMENT. For a more detailed discussion of the factors considered by the WCB Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER."

OPINION OF CENTENNIAL FINANCIAL ADVISOR

        Sheshunoff, Centennial's financial advisor, has delivered a written opinion to the Centennial Board, dated as of October 30, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the Merger is fair, from a financial perspective, to Centennial and its shareholders. A copy of Sheshunoff's opinion setting forth the limits of its review, assumptions made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as Appendix C and should be read in its entirety by Centennial's shareholders. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Centennial Financial Advisor."

OPINION OF WCB FINANCIAL ADVISOR

        Dain Bosworth, WCB's financial advisor, has delivered a written opinion to the WCB Board, dated October 30, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the consideration to be paid to Centennial in the Merger is fair, from a financial perspective, to WCB and its shareholders. A copy of Dain Bosworth's opinion, updated as of the date of this Prospectus/Joint Proxy Statement and setting forth the limits of its review, assumptions made, other matters considered and procedures followed, is attached to this Prospectus/Joint Proxy Statement as Appendix D and should be read in its entirety by WCB's shareholders. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of WCB Financial Advisor."

DIRECTORS AND EXECUTIVE OFFICERS

        When the Merger is completed, the WCB Board will consist of WCB's current directors, and in addition Thomas W. Healy and Joe L. Snyder, who are presently members of the Centennial Board. WCB has also agreed to appoint Mr. Healy to WCB's executive committee, as of the Effective Date.

        The respective executive officers of WCB and the Bank in office immediately before the Effective Date are expected to remain unchanged, at least initially, following the Merger. On the Effective Date, the Bank Board will consist of all persons who were directors of the Bank immediately before the Merger, plus one or two additional WCB directors to be designated by WCB to serve on the Bank Board. For more information on the anticipated composition of the respective Boards and managements of WCB and the Bank after the Merger, see "THE MERGER -- Directors and Executive Officers; -- Interests of Certain Persons in the Merger."

CONDITIONS; REGULATORY APPROVALS

        Consummation of the Merger is conditioned on (1) approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of WCB Common Stock and by the holders of at least two-thirds of the outstanding shares of Centennial Common Stock; (2) receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the FRB; (3) receipt by each party of a favorable tax opinion from Graham & Dunn P.C. ("Graham & Dunn"); (4) receipt of a letter from Arthur Andersen to the effect that it concurs with the respective management conclusions that the Merger qualifies for pooling-of-interests accounting treatment; (5) the continuing accuracy of the representations and warranties of each party; (6) the performance of specified obligations by each party; and (7) certain other conditions. See "THE MERGER -- Conditions to the Merger" and "SUPERVISION AND REGULATION."

        WCB has filed the appropriate applications or notices required for approval of the Merger by the FRB and the Washington Department of Financial Institutions.

AMENDMENT; TERMINATION

        The Merger Agreement may be amended at any time before the Effective Date upon approval of both the WCB and Centennial Boards. However, after Centennial's shareholders have approved the Merger Agreement, no amendment reducing the amount or changing the form of any consideration to be received by Centennial's shareholders may be effected without the approval of Centennial's shareholders. Further, at any time before the Effective Date, the Merger Agreement may be terminated, and the Merger abandoned, whether before or after the adoption of the Merger Agreement by the respective shareholders of WCB and
Centennial: (1) by the majority vote of each of the WCB and Centennial Boards, or (2) unilaterally, by either of the Boards under certain specified circumstances (including a failure to consummate the Merger by August 31, 1998). See "THE MERGER -- Amendment or Termination of the Merger Agreement."

TAX TREATMENT OF THE MERGER

        Consummation of the Merger is conditioned upon receipt by WCB, and delivery to Centennial, of an opinion from Graham & Dunn to the effect that (1) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");
(2) no gain or loss will be recognized, under the provisions of Section 354(a)(i) of the Code, by any shareholder who exchanges his or her shares of Centennial Common Stock solely for shares of WCB Common Stock; and (3) the payment of cash to a Centennial shareholder in lieu of a fractional share of WCB Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code. See "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

        It is anticipated that the Merger will be accounted for as a pooling of interests by WCB under generally accepted accounting principles. The Merger Agreement provides that, as a condition to WCB's and Centennial's obligations to complete the Merger, WCB must receive a letter from Arthur Andersen, WCB's independent auditors, to the effect that it concurs with the respective managements' conclusions that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment of the Merger."

ANTICIPATED INCREASE IN PROVISION FOR BANK LOAN LOSSES.

        In connection with the Merger, WCB and Centennial have undertaken an extensive review and evaluation of the credit risk inherent in the Bank's loan portfolio. This review and evaluation is still underway, but both parties expect that an increase to the Bank's allowance for loan losses will be made in accordance with WCB's historic reserve methodology. Presently, it is anticipated that the Bank's allowance for loan losses will be adjusted upward to 1.5% to 1.75% of the outstanding loan portfolio of the Bank. If this level of allowance had been provided for the Bank's loan portfolio as of September 30, 1997, an additional provision of $1.3 million to $1.8 million would have been required. See "CENTENNIAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations - Nine months ended September 30, 1997 and 1996 - Provision for Loan Losses; - Net Income."

DISSENTERS' RIGHTS OF APPRAISAL

        Holders of Centennial Common Stock have the right to dissent from the Merger and, if they follow certain procedures and the Merger is completed, to obtain payment of the fair value of their shares in cash, in accordance with applicable provisions of Washington law. A dissenting shareholder's failure to follow exactly the procedures specified in the applicable provisions of Washington law will result in loss of the shareholder's dissenters' rights. Accordingly, the shareholders of Centennial wishing to dissent from the Merger are urged to carefully read "THE MERGER -- Dissenters' Rights of Appraisal," and the copy of Chapter 23B.13 of the WBCA set forth in Appendix B.

        Holders of shares of WCB Common Stock may vote against the Merger, but votes against the Merger will not entitle WCB shareholders to receive the fair value of their shares in cash. Because WCB Common Stock is traded on the Nasdaq Stock Market, the OBCA does not provide WCB's shareholders with dissenters' rights.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of WCB's management and the WCB Board may be deemed to have interests in the Merger in addition to their interests as shareholders of WCB generally, as a result of provisions in the Merger Agreement relating to the appointment of one or two current directors of WCB to the Bank Board.

        Certain members of Centennial's management and the Centennial Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Centennial generally, as a result of provisions in the Merger Agreement relating to indemnification, a salary continuation agreement, and appointments to the WCB Board and executive committee. These provisions are summarized below and discussed in more detail in "THE MERGER -- Interests of Certain Persons in the Merger."

        The Merger Agreement provides that for the three-year period following the Effective Date, WCB will indemnify the directors of Centennial and the Bank against certain liabilities to the extent that such persons were entitled to indemnification from Centennial or the Bank.

        WCB has entered into a salary continuation agreement with Thomas W. Healy, effective on the Merger's Effective Date. This Agreement provides that certain payments will be made to Mr. Healy if there is a "change in control" of WCB after the Effective Date. WCB and Mr. Healy have also entered into a letter agreement providing for continuation of certain employee benefits, including continued accrual of deferred compensation until Mr. Healy reaches age 65. Additionally, WCB has agreed to appoint Mr. Healy and Joe L. Snyder to the WCB Board and Mr. Healy to WCB's executive committee, effective upon Closing.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Shareholders of Centennial who receive WCB Common Stock in the Merger in exchange for their Centennial Common Stock will be governed with respect to their rights as shareholders by WCB's Articles of Incorporation and Bylaws and by Oregon law. Presently, the rights of Centennial's shareholders are determined under Centennial's Articles of Incorporation and Bylaws and by Washington law. For a discussion of certain material differences in the rights of shareholders of WCB and Centennial, see "COMPARISON OF RIGHTS OF HOLDERS OF WCB AND CENTENNIAL COMMON STOCK."

                      STOCK PRICE AND DIVIDEND INFORMATION

WCB

        The WCB Common Stock trades on The Nasdaq Stock Market under the symbol "WCBO," and its primary market makers are (1) Piper Jaffray Companies, Inc.; (2) Herzog, Heine, Geduld, Inc.; (3) Black and Company, Inc.; (4) Hoefer & Arnett, Inc.; (5) Keefe Bruyettee Woods, Inc.; (6) Pacific Crest Securities; and (7) Dain Bosworth. The respective high and low sale prices of the WCB Common Stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and splits previously issued. As of December 31 1997, there were approximately [3,800] holders of record of WCB Common Stock.

             1997                           1996                         1995
------------------------------------------------------------------------------------------------------
                                Cash                         Cash                          Cash
                                Dividends                    Dividends                     Dividends
Period       Market Price       Declared    Market Price     Declared    Market Price      Declared
               High      Low                  High    Low                  High     Low
1st Quarter  $15.17    $11.67   $0.04       $10.40  $  8.53  $0.03       $7.39    $6.55    $0.05
------------------------------------------------------------------------------------------------------
2nd Quarter  $21.33    $13.92   $0.04       $10.40  $  9.47  $0.03       $7.39    $6.79    $0.03
------------------------------------------------------------------------------------------------------
3rd Quarter  $20.67    $16.92   $0.05       $10.67  $  9.33  $0.04       $8.85    $6.91    $0.03
------------------------------------------------------------------------------------------------------
4th          --        --       $0.05       $12.50  $ 10.67  $0.04       $9.33    $8.53    $0.03
Quarter(1)
------------------------------------------------------------------------------------------------------


----------
(1)  Through December __, 1997.

CENTENNIAL

        No broker makes a market in the Centennial Common Stock, and the trades that have occurred cannot be characterized as amounting to an established public trading market. The Centennial Common Stock is traded by individuals on a personal basis in private transactions and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. The data below include trades between individual investors, as reported to Centennial as its own transfer agent. Due to the limited information available, the following data may not accurately reflect the actual market value of the Centennial Common Stock.

                                                Stock Prices          CASH DIVIDENDS   NUMBER OF
PERIOD                                      HIGH            LOW          DECLARED      SHARES TRADED
------------------------------------------------------------------------------------------------------
1st Quarter 1995                           $14.75         $14.75            .075              700
------------------------------------------------------------------------------------------------------
2nd Quarter 1995                           $14.75         $14.75            .075            8,100
------------------------------------------------------------------------------------------------------
3rd Quarter 1995                           $14.75         $14.75            .075           21,850
------------------------------------------------------------------------------------------------------
4th Quarter 1995                           $14.75         $14.75            .075            1,302
------------------------------------------------------------------------------------------------------
1st Quarter 1996                           $14.75         $14.75            .075            1,000
------------------------------------------------------------------------------------------------------
2nd Quarter 1996                           $16.00         $16.00            .08               500
------------------------------------------------------------------------------------------------------
3rd Quarter 1996                           $18.54         $16.50            .08            25,894
------------------------------------------------------------------------------------------------------
4th Quarter 1996                           $18.54         $14.05            .08             1,542
------------------------------------------------------------------------------------------------------
1st Quarter 1997                           $19.34         $16.00            .08             2,643
------------------------------------------------------------------------------------------------------
2nd Quarter 1997                           $20.50         $19.70            .08             4,895
------------------------------------------------------------------------------------------------------
3rd Quarter 1997                           $20.50         $19.70            .08            31,032
------------------------------------------------------------------------------------------------------
4th Quarter 1997(1)                        $20.00         $19.70            .08             7,468
------------------------------------------------------------------------------------------------------


----------
(1)  Through December 15, 1997.

RECENT STOCK PRICE DATA

        The following table sets forth the closing price per share of WCB Common Stock, as reported on The Nasdaq Stock Market, and of Centennial Common Stock, in addition to the equivalent per share price for Centennial Common Stock, on October 29, 1997 (the last full trading day before the Merger Agreement's execution was announced to the public) and on January __, 1998, the most recent date for which it is practicable to obtain market price data before the printing of this Prospectus/Joint Proxy Statement. Holders of Centennial Common Stock are urged to obtain current market quotations for shares of WCB Common Stock.

CLOSING PRICE PER SHARE:                          October 29, 1997            January __, 1998
----------------------------------------------------------------------------------------------
        WCB Common Stock                               $18.50
----------------------------------------------------------------------------------------------
        Centennial Common Stock(1)                     $20.50
----------------------------------------------------------------------------------------------
        Centennial Equivalent Pro Forma(2)             $28.31
----------------------------------------------------------------------------------------------


----------
(1) There are no publicly available quotations of Centennial Common Stock, and the market prices per share as of October 29, 1997 and January __, 1998, respectively (quoted above), represent the purchase prices known to Centennial's management to have been paid for the Centennial Common Stock in the last resale transaction before those dates.

(2) Giving effect for the Merger and computed by multiplying the closing price per share of WCB Common Stock on the date indicated by an Exchange Ratio based on an aggregate of 1,666,244 shares of Centennial Common Stock outstanding or subject to unexercised options and assuming Centennial does not exceed its transaction expense limitation.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

        The tables on the following pages set forth, for the respective periods specified, selected historical consolidated financial data for each of WCB and Centennial, and selected unaudited pro forma combined financial data giving effect to the Merger on a pooling of interests basis. The pro forma combined financial data are presented as though the Merger had been completed at the beginning of the period set forth; however, the data is not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the Merger's completion. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to WCB and Centennial set forth elsewhere in this Prospectus/Joint Proxy Statement or incorporated herein by reference, and such data are qualified in their entirety by reference thereto.

        All adjustments that the respective managements of WCB and Centennial believe to be necessary for a fair presentation of the data have been included. The September 30, 1997 ratios have been annualized where necessary. Dollar amounts are in thousands, except per share data.

WEST COAST BANCORP

The following table presents unaudited information concerning certain financial information and ratios for WCB. The information is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in the Prospectus/Joint Proxy Statement. The September 30 ratios have been annualized where necessary.


(Dollars in thousands, except                (unaudited)
per share data)                            Nine Months Ended                       Years Ended December 31,
-------------------------------   --------------------------------    -------------------------------------------------
                                        9/97              9/96               1996            1995              1994
                                  --------------    --------------    --------------    --------------    -------------
Interest income ...............   $       48,905    $       41,375    $       56,624    $       47,293    $      38,918
Interest expense...............           17,530            14,495            19,834            17,429           11,506
                                  --------------    --------------    --------------    --------------    -------------
  Net interest income .........           31,375            26,880            36,790            29,864           27,412
Provision for loan loss........            1,731             1,555             2,175               944              777
                                  --------------    --------------    --------------    --------------    -------------
Net interest income after
provision for loan losses......           29,644            25,325            34,615            28,920           26,635
Noninterest income ............            7,847             6,630             8,879             8,095            7,087
Noninterest expense............           24,605            21,493            28,851            25,520           24,654
                                  --------------    --------------    --------------    --------------    -------------
Income before income taxes ....           12,886            10,462            14,643            11,495            9,068
Provision for income taxes.....            4,183             3,384             4,841             3,246            2,752
                                  --------------    --------------    --------------    --------------    -------------
Net income ....................   $        8,703    $        7,078    $        9,802    $        8,249    $       6,316
                                  ==============    ==============    ==============    ==============    =============

Per share data:
  Primary earnings per share ..   $         0.84    $         0.69    $         0.96    $         0.81    $        0.66
  Fully diluted earnings per ..             0.84              0.69              0.95              0.81             0.65
share
  Cash dividends ..............             0.13              0.10              0.14              0.14             0.12
  Period end book value .......             7.44              6.42              6.68              5.93             4.92
  Average common equivalent
    shares outstanding ........       10,360,030        10,259,334        10,320,123        10,181,255        9,642,546

Total assets ..................   $      808,923    $      683,757    $      712,343    $      595,574    $     515,750
Total deposits ................          708,545           594,988           604,902           512,774          437,175
Total long-term borrowings ....           18,731            11,190            28,583            10,188           10,046
Net loans .....................          565,341           491,346           528,755           395,319          319,698
Stockholders' equity ..........           75,266            64,188            67,145            58,981           48,884
Financial ratios:
  Return on average assets ....             1.55%             1.49%             1.51%             1.49%            1.28%
  Return on average equity ....            16.62%            15.55%            15.86%            15.66%           14.17%
  Average equity to assets ....             9.33%             9.60%             9.51%             9.54%            9.04%
  Dividend payout ratio .......            15.02%            14.92%            14.80%            16.83%           18.13%
  Efficiency ratio ............            62.66%            64.10%            63.20%            67.25%           71.11%
  Net loans to total assets ...            69.89%            71.86%            74.23%            66.38%           61.99%
  Yield on earnings assets (1)              9.52%             9.73%             9.70%             9.71%            8.97%
  Average rates paid ..........             4.15%             4.09%             4.09%             4.25%            3.16%
  Net interest spread (1) .....             5.37%             5.64%             5.61%             5.46%            5.81%
  Interest rate margin (1) ....             6.17%             6.40%             6.38%             6.24%            6.41%
  Nonperforming assets to
     total assets .............             0.41%             0.37%             0.28%             0.14%            0.11%
  Allowance for loan loss to
     total loans ..............             1.46%             1.29%             1.31%             1.39%            1.56%
  Allowance for loan loss
     to nonperforming assets ..           250.15%           255.71%           356.17%           679.15%          927.95%


                                      Years Ended December 31,
                                   ------------------------------
                                         1993             1992
                                   -------------    -------------
Interest income ...............    $      35,585    $      34,469
Interest expense...............           10,647           12,242
                                   -------------    -------------
  Net interest income .........           24,938           22,227
Provision for loan loss........            1,083            1,338
                                   -------------    -------------
Net interest income after
provision for loan losses......           23,855           20,889
Noninterest income ............            6,644            5,360
Noninterest expense............           21,535           19,585
                                   -------------    -------------
Income before income taxes ....            8,964            6,664
Provision for income taxes.....            2,425            1,878
                                   -------------    -------------
Net income ....................    $       6,539    $       4,786
                                   =============    =============

Per share data:
  Primary earnings per share ..    $        0.71    $        0.52
  Fully diluted earnings per ..             0.71             0.52
share
  Cash dividends ..............             0.12             0.09
  Period end book value .......             4.41             3.83
  Average common equivalent
    shares outstanding ........        9,191,423        9,179,744

Total assets ..................    $     480,153    $     424,370
Total deposits ................          413,935          380,690
Total long-term borrowings ....            9,095                0
Net loans .....................          284,184          249,143
Stockholders' equity ..........           40,342           34,962
Financial ratios:
  Return on average assets ....             1.50%            1.19%
  Return on average equity ....            18.02%           14.69%
  Average equity to assets ....             8.31%            8.09%
  Dividend payout ratio .......            16.77%           17.78%
  Efficiency ratio ............            68.50%           71.01%
  Net loans to total assets ...            59.19%           58.71%
  Yield on earnings assets (1)              9.19%            9.69%
  Average rates paid ..........             3.20%            3.96%
  Net interest spread (1) .....             5.99%            5.73%
  Interest rate margin (1) ....             6.54%            6.35%
  Nonperforming assets to
     total assets .............             0.44%            0.64%
  Allowance for loan loss to
     total loans ..............             1.53%            1.47%
  Allowance for loan loss
     to nonperforming assets ..           210.64%          137.67%

(1) Interest earned on untaxable securities has been computed on a 34% tax equivalent basis.

CENTENNIAL HOLDINGS, LTD.

The following table presents unaudited information concerning certain financial information and ratios for Centennial. Certain amounts presented in the table below have been reclassified from Centennial's financial statements presented elsewhere in this Prospectus/Joint Proxy Statement to conform with WCB's financial statement presentation. The reclassifications had no effect on net income or retained earnings as presented in Centennial's financial statements. The information is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in the Prospectus/Proxy Statement. The September 30 ratios have been annualized where necessary.


(Dollars in thousands, except             (unaudited)
per share data)                         Nine Months Ended                       Years Ended December 31,
-------------------------------   ------------------------------    -----------------------------------------------
                                         9/97           9/96             1996             1995             1994
                                  -------------    -------------    -------------    -------------    -------------
Interest income ...............   $      16,237    $      13,722    $      18,962    $      15,675    $      10,934
Interest expense ..............           6,021            4,861            6,762            5,530            2,699
                                  -------------    -------------    -------------    -------------    -------------
  Net interest income .........          10,216            8,861           12,200           10,145            8,235
Provision for loan loss(1)
                                          1,212              280              396              256              114
                                  -------------    -------------    -------------    -------------    -------------
Net interest income after
provision
  for loan losses .............           9,004            8,581           11,804            9,889            8,121
Noninterest income ............           3,466            1,563            2,059            2,335            2,391
Noninterest expense
                                          9,171            7,974           11,026            8,957            7,956
                                  -------------    -------------    -------------    -------------    -------------
Income before income taxes ....           3,299            2,170            2,837            3,267            2,556
Provision for income taxes
                                          1,206              654              963              908              757
                                  -------------    -------------    -------------    -------------    -------------
Net income(1) .................   $       2,093    $       1,516    $       1,874    $       2,359    $       1,799
                                  =============    =============    =============    =============    =============

Per share data:
  Primary earnings per share ..   $        1.40    $        1.09    $        1.33    $        1.81    $        1.43
  Fully diluted earnings per ..            1.26             0.96             1.18             1.59             1.26
share
  Cash dividends ..............            0.22             0.21             0.28             0.26             0.26
  Period end book value .......           13.48            12.13            12.32            10.52             8.68
  Average common equivalent
    shares outstanding ........       1,659,640        1,586,703        1,589,005        1,482,255        1,431,300

Total assets ..................   $     260,833    $     212,725    $     228,015    $     171,083    $     129,852
Total deposits ................         237,408          183,056          199,305          151,611          116,544
Total long-term borrowings ....             290            6,846            6,234            3,287                0
Net loans .....................         189,432          167,110          182,618          117,280           95,707
Stockholders' equity ..........          21,237           18,085           18,380           13,825           11,246
Financial ratios:
  Return on average assets ....            1.20%            1.10%            0.98%            1.54%            1.52%
  Return on average equity ....           14.35%           12.92%           11.43%           19.16%           17.06%
  Average equity to assets ....            8.37%            8.54%            8.56%            8.06%            8.93%
  Dividend payout ratio .......           15.44%           19.04%           21.33%           14.55%           18.46%
  Efficiency ratio ............           66.97%           76.54%           77.37%           71.78%           74.84%
  Net loans to total assets ...           72.63%           78.56%           80.09%           68.55%           73.70%
  Yield on earnings assets (2)            10.38%           11.15%           11.00%           11.36%           10.50%
  Average rates paid ..........            4.63%            4.72%            4.65%            4.98%            3.59%
  Net interest spread (2) .....            5.75%            6.43%            6.35%            6.38%            6.91%
  Interest rate margin (2) ....            6.54%            7.21%            7.09%            7.36%            7.92%
  Nonperforming assets to
     total assets .............            0.51%            0.33%            0.30%            0.14%            0.25%
  Allowance for loan loss to
     total loans ..............            0.83%            0.73%            0.79%            0.84%            0.81%
  Allowance for loan loss
     to nonperforming assets ..          117.88%          177.17%          215.58%          127.91%          240.25%


                                     Years Ended December 31,
                                 ------------------------------
                                     1993              1992
                                 -------------    -------------
Interest income ...............  $      10,063    $       9,083
Interest expense ..............          2,247            2,280
                                 -------------    -------------
  Net interest income .........          7,816            6,803
Provision for loan loss(1)
                                           113              208
                                 -------------    -------------
Net interest income after
provision
  for loan losses .............          7,703            6,595
Noninterest income ............          2,174            1,069
Noninterest expense
                                         6,906            5,380
                                 -------------    -------------
Income before income taxes ....          2,971            2,284
Provision for income taxes
                                         1,007              639
                                 -------------    -------------
Net income(1) .................  $       1,964    $       1,645
                                 =============    =============

Per share data:
  Primary earnings per share ..  $        1.63    $        1.55
  Fully diluted earnings per ..           1.51             1.40
share
  Cash dividends ..............           0.17             0.16
  Period end book value .......           7.60             6.10
  Average common equivalent
    shares outstanding ........      1,299,703        1,176,027

Total assets ..................  $     111,466    $      88,323
Total deposits ................         97,939           76,820
Total long-term borrowings ....          3,000            3,000
Net loans .....................         71,975           53,951
Stockholders' equity ..........          9,228            7,347
Financial ratios:
  Return on average assets ....           1.83%            2.05%
  Return on average equity ....          24.20%           37.64%
  Average equity to assets ....           7.56%            5.45%
  Dividend payout ratio .......          10.22%           10.53%
  Efficiency ratio ............          69.48%           68.21%
  Net loans to total assets ...          64.57%           61.08%
  Yield on earnings assets (2)           10.67%           12.77%
  Average rates paid ..........           3.50%            4.34%
  Net interest spread (2) .....           7.17%            8.44%
  Interest rate margin (2) ....           8.29%            9.58%
  Nonperforming assets to
     total assets .............           0.00%            0.33%
  Allowance for loan loss to
     total loans ..............           1.02%            1.15%
  Allowance for loan loss
     to nonperforming assets ..    18523.40%             215.88%


(1) See "CENTENNIAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations - Nine months ended September 30, 1997 and 1996 - Provision for Loan Losses; - Net Income."

(2) Interest earned on untaxable securities has been computed on a 34% tax equivalent basis.

PRO FORMA WEST COAST BANCORP AND CENTENNIAL HOLDINGS, LTD. CONSOLIDATED (UNAUDITED)

The following table presents unaudited information concerning certain financial information and ratios on a pro forma basis giving effect to the proposed Merger on a pooling of interest accounting basis. The pro forma combined consolidated information is presented as if the Merger had been consummated at the beginning of each period presented. Any adjustments necessary to prepare this information have been of a normal recurring nature. The information is qualified in its entirety by reference to the more detailed financial information and financial statements presented elsewhere in this Prospectus/Joint Proxy Statement. The September 30 ratios have been annualized where necessary.


(Dollars in thousands, except                (unaudited)
per share data)                           Nine Months  Ended                         Years Ended December 31,
-------------------------------   --------------------------------    --------------------------------------------------
                                        9/97             9/96               1996             1995              1994
                                  --------------    --------------    --------------    --------------    --------------
Interest income ...............   $       65,142    $       55,097    $       75,586    $       62,968    $       49,852
Interest expense ..............           23,551            19,356            26,596            22,959            14,205
                                  --------------    --------------    --------------    --------------    --------------
  Net interest income .........           41,591            35,741            48,990            40,009            35,647
Provision for loan loss(1).....            2,943             1,835             2,571             1,200               891
                                  --------------    --------------    --------------    --------------    --------------
Net interest income after
provision
  for loan losses .............           38,648            33,906            46,419            38,809            34,756
Noninterest income ............           11,313             8,193            10,938            10,430             9,478
Noninterest expense
                                          33,776            29,467            39,877            34,477            32,610
                                  --------------    --------------    --------------    --------------    --------------
Income before income taxes ....           16,185            12,632            17,480            14,762            11,624
Provision for income taxes
                                           5,389             4,038             5,804             4,154             3,509
                                  --------------    --------------    --------------    --------------    --------------
Net income(1) .................   $       10,796    $        8,594    $       11,676    $       10,608    $        8,115
                                  ==============    ==============    ==============    ==============    ==============

Per share data:
  Primary earnings per share ..   $         0.86    $         0.70    $         0.94    $         0.87    $         0.70
  Fully diluted earnings per
    share .....................             0.84              0.68              0.92              0.85              0.69
  Cash dividends ..............             0.13              0.11              0.15              0.14              0.13
  Period end book value .......             7.71              6.70              6.93              6.08              5.05
  Average common equivalent
    shares outstanding ........       12,899,279        12,686,990        12,751,301        12,449,105        11,832,435

Total assets ..................   $    1,069,752    $      896,482    $      940,358    $      766,657    $      645,602
Total deposits ................          945,953           778,044           804,207           664,385           553,719
Total long-term borrowings ....           19,021            18,036            34,817            13,475            10,046
Net loans .....................          754,773           658,456           711,373           512,599           415,405
Stockholders' equity ..........           96,499            82,273            85,525            72,806            60,130
Financial ratios:
  Return on average assets ....             1.47%             1.41%             1.39%             1.51%             1.33%
  Return on average equity ....            16.13%            15.02%            14.93%            16.32%            14.72%
  Average equity to assets ....             9.10%             9.36%             9.29%             9.22%             9.02%
  Dividend payout ratio .......            15.13%            15.73%            15.92%            16.40%            18.34%
  Efficiency ratio ............            63.78%            67.05%            66.57%            68.37%            71.99%
  Net loans to total assets ...            70.56%            73.45%            75.65%            66.86%            64.34%
  Yield on earnings assets (2)              9.72%            10.04%             9.99%            10.07%             9.26%
  Average rates paid ..........             4.26%             4.23%             4.22%             4.40%             3.24%
  Net interest spread (2) .....             5.46%             5.81%             5.77%             5.66%             6.02%
  Interest rate margin (2) ....             6.25%             6.58%             6.54%             6.48%             6.70%
  Nonperforming assets to
     total assets .............             0.44%             0.36%             0.28%             0.14%             0.13%
  Allowance for loan loss to
     total loans ..............             1.30%             1.15%             1.18%             1.26%             1.40%
  Allowance for loan loss
     to nonperforming assets ..           212.38%           238.66%           320.40%           397.32%           671.93%


                                        Years Ended December 31,
                                   --------------------------------
                                        1993              1992
                                   --------------    --------------
Interest income ...............    $       45,648    $       43,552
Interest expense ..............            12,894            14,522
                                   --------------    --------------
  Net interest income .........            32,754            29,030
Provision for loan loss(1).....             1,196             1,546
                                   --------------    --------------
Net interest income after
provision
  for loan losses .............            31,558            27,484
Noninterest income ............             8,818             6,429
Noninterest expense
                                           28,441            24,965
                                   --------------    --------------
Income before income taxes ....            11,935             8,948
Provision for income taxes
                                            3,432             2,517
                                   --------------    --------------
Net income(1) .................    $        8,503    $        6,431
                                   ==============    ==============

Per share data:
  Primary earnings per share ..    $         0.77    $         0.60
  Fully diluted earnings per
    share .....................              0.76              0.59
  Cash dividends ..............              0.12              0.09
  Period end book value .......              4.50              3.85
  Average common equivalent
    shares outstanding ........        11,179,969        10,979,065

Total assets ..................    $      591,619    $      512,693
Total deposits ................           511,874           457,510
Total long-term borrowings ....            12,095             3,000
Net loans .....................           356,159           303,094
Stockholders' equity ..........            49,570            42,309
Financial ratios:
  Return on average assets ....              1.56%             1.33%
  Return on average equity ....             19.15%            17.40%
  Average equity to assets ....              8.16%             7.65%
  Dividend payout ratio .......             15.24%            15.96%
  Efficiency ratio ............             68.73%            70.39%
  Net loans to total assets ...             60.20%            59.12%
  Yield on earnings assets (2)               9.48%            10.26%
  Average rates paid ..........              3.25%             4.02%
  Net interest spread (2) .....              6.22%             6.24%
  Interest rate margin (2) ....              6.88%             6.94%
  Nonperforming assets to
     total assets .............              0.35%             0.58%
  Allowance for loan loss to
     total loans ..............              1.42%             1.41%
  Allowance for loan loss
     to nonperforming assets ..            245.61%           145.29%


(1) See "CENTENNIAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations - Nine months ended September 30, 1997 and 1996 - Provision for Loan Losses; - Net Income."

(2) Interest earned on untaxable securities has been computed on a 34% tax equivalent basis.

                        EQUIVALENT PER COMMON SHARE DATA
                                   (UNAUDITED)

                                                          WCB                     CENTENNIAL
                                               -----------------------------------------------------
                                                                Pro Forma
                                                                 Combined                 Pro Forma
                                                 Historical   Corporation  Historical  Equivalent(4)
    ------------------------------------------------------------------------------------------------
    Book Value Per Share (1) (3)
      With exchange ratio at 1.53:
        September 30, 1997                            $7.44         $7.71      $13.48        $11.80
        December 31, 1996                             $6.68         $6.93      $12.32        $10.60
        December 31, 1995                             $5.93         $6.08      $10.52         $9.30
        December 31, 1994                             $4.92         $5.05       $8.68         $7.73
    ------------------------------------------------------------------------------------------------
    Fully diluted earnings per share (2)(3)
    for the periods ending
      With exchange ratio at 1.53:

        September 30, 1997                            $0.84         $0.84       $1.26         $1.29
        December 31, 1996                             $0.95         $0.92       $1.18         $1.41
        December 31, 1995                             $0.81         $0.85       $1.59         $1.30
        December 31, 1994                             $0.65         $0.69       $1.26         $1.06
    ------------------------------------------------------------------------------------------------
    Cash dividends declared per share (3)
    for the periods ended
      With exchange ratio at 1.53:

        September 30, 1997                            $0.13         $0.13       $0.22         $0.20
        December 31, 1996                             $0.14         $0.15       $0.28         $0.23
        December 31, 1995                             $0.14         $0.14       $0.26         $0.21
        December 31, 1994                             $0.12         $0.13       $0.26         $0.20
    ------------------------------------------------------------------------------------------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Fully diluted earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of common equivalent shares outstanding for the period indicated.

(3) All per share amounts have been restated to retroactively reflect stock dividends and stock splits previously reported.

(4) Calculated by multiplying the pro forma combined corporation by the exchange ratio.

                   SPECIAL MEETING OF CENTENNIAL STOCKHOLDERS

DATE, TIME, PLACE, AND PURPOSE

        The Centennial Meeting will be held on February 18, 1998, at 2:00 p.m. local time, at The Olympia Country & Golf Club, 3636 Country Club Drive N.W., Olympia, Washington. The purposes of the Centennial Meeting are as follows: (1) to consider and vote upon approval of the Merger Agreement, and (2) to act upon other matters, if any, that may properly come before the Centennial Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

        The Centennial Board has fixed 5:00 p.m. on December 31, 1997 as the Centennial Record Date for determining the holders of shares of Centennial Common Stock entitled to notice of and to vote at the Centennial Meeting. At the close of business on the Centennial Record Date, there were ______ shares of Centennial Common Stock issued and outstanding held by approximately ___ holders of record. Holders of record of Centennial Common Stock on the Centennial Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix C.

VOTE REQUIRED

        The affirmative vote of two-thirds of all shares of Centennial Common Stock outstanding on the Centennial Record Date is required to approve the Merger Agreement. Centennial's shareholders are entitled to one vote for each share of Centennial Common Stock held. The presence of a majority of the outstanding shares of Centennial Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the Centennial Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of Centennial Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

        As of the Centennial Record Date, directors and executive officers of Centennial and the Bank, and their affiliates, owned and were entitled to vote ______ shares at the Centennial Meeting, representing approximately _____% of the outstanding shares of Centennial Common Stock. See "INFORMATION CONCERNING CENTENNIAL -- Security Ownership of Certain Beneficial Owners and Management." Each director of Centennial and the Bank has agreed to vote all shares of Centennial Common Stock held or controlled by him or her (as of the Centennial Record Date, a total of [__________] shares, or approximately [_____] of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

        If the enclosed proxy is duly executed and received in time for the Centennial Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of Centennial, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of Centennial Common Stock held on the Centennial Record Date.

        The proxy for the Centennial Meeting is being solicited on behalf of the Centennial Board. Centennial will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Centennial may solicit proxies personally. Centennial is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                       SPECIAL MEETING OF WCB STOCKHOLDERS

DATE, TIME, PLACE AND PURPOSE

        The WCB Meeting will be held on February 20, 1998, at 2:00 p.m. local time, at The Crowne Plaza Hotel, 14811 Kruse Oaks Drive, Lake Oswego, Oregon. The purposes of the WCB Meeting are as follows: (1) to consider and vote upon approval of the Merger Agreement, and (2) to act upon other matters, if any, which properly come before the WCB Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

        The WCB Board has fixed the close of business on December 31, 1997 as the WCB Record Date for determining the holders of shares of WCB Common Stock entitled to notice of and to vote at the WCB Meeting. At the close of business on the WCB Record Date, there were ________ shares of WCB Common Stock issued and outstanding held by approximately ___ holders of record. Holders of record of WCB Common Stock on the Record Date are entitled to one vote per share.

VOTE REQUIRED

        The affirmative vote of holders of a majority of all shares of WCB Common Stock outstanding on the WCB Record Date is required to approve the Merger Agreement. WCB's shareholders are entitled to one vote for each share of WCB Common Stock held. The presence of a majority of the outstanding shares of WCB Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the WCB Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) will be counted in determining the shares present at the WCB Meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of WCB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

        As of the WCB Record Date, WCB's directors and executive officers and their affiliates owned and were entitled to vote ________ shares at the WCB Meeting, representing approximately ___% of the outstanding shares of WCB Common Stock on the WCB Record Date. See WCB 1997 Proxy, under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

        If the enclosed proxy is duly executed and received in time for the WCB Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of WCB, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of WCB Common Stock held on the WCB Record Date.

        The proxy for the WCB Meeting is being solicited on behalf of the WCB Board. WCB will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of WCB may solicit proxies personally. WCB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

        Since its formation in 1974, and in particular since Chairman and CEO Thomas Healy, assumed control in 1985, the Bank has recorded earnings gains and strong asset growth in its Thurston, Pierce, Mason and Lewis Counties markets. Prior to commencement of negotiations with WCB regarding a proposed acquisition of Centennial, Centennial's Board and management had not actively pursued a possible sale or merger of Centennial, but rather concentrated on realizing Centennial's potential growth. During the past four years, Centennial received several unsolicited general inquiries from other financial institutions concerning a possible merger or acquisition of Centennial. Although no formal proposals were made, these inquiries gave the Centennial Board and management an opportunity to reassess Centennial and its success to date, and to consider the circumstances under which the Centennial Board might be interested and/or required to consider a merger possibility. The Centennial Board considered the potential increase in profitability that could be realized by sharing operating costs such as personnel, administration, training, regulatory compliance, data processing, and loan review with a larger organization. Moreover, where the Bank had been successful in participating out loans exceeding the Bank's lending limits, additional revenue for a combined organization could be realized through participation with one or more sister banks and retaining the interest income within the combined organization. The Centennial Board believed the potential cost savings and enhanced revenue could result in an enhancement of shareholder value. In addition, the Centennial Board believed that a merger with a larger company could potentially provide Centennial shareholders an immediate premium and increased liquidity for their stock.

        In October 1995, Rodney B. Tibbatts, WCB's Executive Vice President and Corporate Development Officer, contacted Mr. Healy, Chairman and CEO of both Centennial and the Bank, to arrange a meeting in Portland. The purpose of the meeting was to gain insight into Centennial and the Bank's strategic plans for the future, along with informing Mr. Healy of WCB's mission and strategic intent. Mr. Tibbatts indicated that WCB desired to have a presence in the southern Puget Sound area of Washington and believed Centennial could be a favorable partner to aid WCB in achieving this goal. Mr. Healy expressed interest in WCB's multi-bank structure and philosophy of operation. Several times over the next few months Mr. Tibbatts and Mr. Healy further discussed the possibility of joining forces at a future date. The Centennial Board believed that WCB's indication of interest presented an opportunity to potentially achieve a mutually beneficial business combination. The Centennial Board decided, therefore, to pursue further discussions with WCB. Accordingly, in August of 1996, Messrs. Healy, Yerrington, Snyder, and Bayley (all Centennial directors), met with Mr. Tibbatts, and Victor L. Bartruff, WCB President & CEO, and with Lester Green and Gary Putnam, then Chairman and Vice Chairman, respectively, of the WCB Board. These parties met in order to share the philosophies of the two organizations in an effort to determine if further discussions would be productive. Although both parties, from these preliminary discussions, indicated interest in continuing discussions, it was mutually agreed other more urgent business matters required their immediate attention. Each of WCB and Centennial had acquired a bank in mid-1996 and the subsequent integration of the newly acquired banks necessitated delaying any substantive discussions regarding a potential combination of WCB and Centennial until later.

        In November and December of 1996, Mr. Tibbatts met with Mr. Healy and Mr. Yerrington periodically to update each other on their respective companies, and Mr. Healy expressed a desire to re-establish merger discussions. Mr. Healy indicated Centennial should have its operating budget for 1997 and its audited financial statements for 1996 by late January. During February and March, additional discussions between the parties were held and reported on at their respective Board meetings.

        Feeling that a combination of the two institutions would be consistent with the objectives of both parties, on April 10, 1997, WCB and Centennial signed a Confidentiality Agreement. The Centennial Board had authorized Mr. Healy to proceed with negotiations of a mutually acceptable term sheet and authorized the retention of Sheshunoff as an investment advisor in the matter.

        A preliminary Term Sheet was subsequently prepared and negotiated, and was approved by the WCB Board on April 24, 1997. WCB and Centennial commenced their respective due diligence examinations in May of 1997. Subsequent discussions and negotiations did not result in mutually acceptable terms, so negotiations were suspended for several months.

        On September 8, 1997, a meeting was held in Kelso, Washington involving Mr. Healy, representing the Centennial Board, Messrs. Bartruff and Mr. Putnam of WCB's Board and Chief Financial Officer, Donald A. Kalkofen. Subsequently, certain directors and management teams of both parties held a series of meetings to further explore the possible combination of WCB and Centennial. WCB and Centennial then updated their detailed due diligence reviews of each other's assets, business and financial conditions, consulting on the proposed transaction with their respective independent public accountants, legal counsel, investment advisors, in the case of Centennial, and Board members. Also, the WCB negotiating team of Messrs. Bartruff, Putnam, and Kalkofen met on several occasions with Mr. Healy and, on occasion, with other Centennial directors. After reaching a consensus on a number of basic issues involving a combination of the companies, the Centennial Board met on September 24, 1997 and the WCB Board met on September 25, 1997 to consider approval of the basic terms of the proposed Merger. Both Boards approved proceeding with formal negotiations toward a definitive merger agreement.

        At a special meeting of the Centennial Board held on October 29, 1997, and at the regular meeting of the WCB Board held on October 30, 1997, the proposed combination and the Merger Agreement were considered by each Board in detail. The WCB Board, along with its counsel, Graham & Dunn, reviewed the Merger Agreement and its exhibits. Also, the WCB Board reviewed a report by its investment advisor, Dain Bosworth, regarding the fairness of the transaction from a financial point of view. After considering the potential benefits of the transaction, the financial and valuation analyses of the transaction, the terms of the Merger Agreement, and related questions and answers, the WCB Board unanimously approved the Merger Agreement and its submission to WCB's shareholders for approval. The Centennial Board, with advice from its legal counsel, Davis Wright Tremaine LLP, reviewed the Merger Agreement and considered the potential benefit of the proposed Merger to Centennial and its shareholders, taking into account the financial and valuation analysis of the Merger, the terms of the Merger Agreement, and a report regarding the fairness of the transaction, from a financial point of view, presented by Centennial's financial advisor, Sheshunoff. At this meeting, the Centennial Board unanimously determined that the proposed Merger was fair to and in the best interest of Centennial and its shareholders, and therefore, approved the Merger Agreement and its submission to Centennial's shareholders for approval. At each meeting, the Merger, the Exchange Ratio, and related transactions were unanimously approved by all members of the respective Boards present, subject to (1) approval of the Centennial and WCB shareholders, (2) receipt of all necessary Regulatory Approvals, and (3) the conditions set forth in the Merger Agreement.

        When the Purchase Price was negotiated, in mid-September 1997, WCB Common Stock was trading at $17-19 per share, adjusted for the subsequent 3-for-2 stock split of WCB Common Stock.

REASONS FOR THE MERGER - GENERAL

        WCB and Centennial share a community banking philosophy and strategy which emphasizes responsiveness to local markets and delivery of personalized service through locally managed banks. The parties believe that a bank holding company composed of autonomous banks, emphasizing high quality personalized customer service and strong local identification is a viable alternative to the super-regional organizations which have acquired many smaller independent banks in recent years and operated them as branches. WCB expects to continue to pursue this strategy after the Merger and intends to operate the Bank, along with the Bank Subsidiaries and West Coast Trust Company, Inc., as separate subsidiaries with local management and directors that are involved in, and knowledgeable about, the respective markets of such subsidiaries.

        The parties believe that the Merger will enable the Bank to provide enhanced services to customers and to compete more effectively in the present banking environment, which is dominated by much larger institutions. The parties' geographic markets and products are complementary. The Bank is headquartered in Olympia, Washington, and its primary market areas are Thurston, Pierce, Lewis, and Mason Counties in Washington. This market area extends from the southern Puget Sound (southern Pierce County) area south along Interstate 5 to include the communities of Centralia and Chehalis. The Bank's primary lending focus is on small to medium-sized businesses, residential developers, and consumer households, which is similar to the lending practices of WCB's existing bank subsidiaries.

        WCB offers a range of non-traditional products, such as annuities, mutual funds, and brokerage services. Centennial offers similar products to its customers. In addition, WCB through its trust subsidiary, West Coast Trust, offers trust and employee benefit plans which are not presently offered by Centennial. It is expected that the parties' complementary market areas, product mixes and areas of expertise will provide additional opportunity for growth, revenue enhancement, and increased quality of customer services.

        The Merger is also expected to provide some benefits to the parties through increased efficiencies and other savings, particularly in areas of strategic planning, data processing, loan participation, and marketing. Moreover, having banking offices in the southern Puget Sound area is expected to enable the parties to more effectively pursue their strategy of providing community-style banking services to small and medium-sized businesses throughout the twelve counties that will be served by WCB.

REASONS FOR THE MERGER - CENTENNIAL

        The Centennial Board believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between representatives of Centennial and WCB, are fair and in the best interests of Centennial and its shareholders. In the course of reaching its determination, the Centennial Board consulted with legal counsel regarding the legal duties of the Centennial Board, as they relate to the Merger, the terms of the Merger Agreement and the issues related thereto. The Centennial Board also consulted with its accountants regarding certain financial, tax and accounting aspects of the transaction and with its financial advisor regarding the financial aspects and fairness of the transaction. Finally, the Centennial Board consulted with senior management regarding, among other things, operational and other due diligence matters.

        At a meeting of the Centennial Board held on October 29, 1997, the Centennial Board unanimously determined that the Merger and Merger Agreement are fair to, and in the best interests of, Centennial and its shareholders, and recommended the Merger Agreement be submitted to the shareholders of Centennial for approval. In addition to the overall objectives of enhancing shareholder value and providing high quality community banking services in its market area, the Centennial Board considered the fairness opinion of Sheshunoff, the report of its accountants and other consultants, including legal counsel, and a number of additional factors, including the following:

        - The value of WCB's Common Stock being issued in the Merger represented significant enhancement of shareholder value to Centennial's shareholders;

        - WCB's stock is relatively actively traded, thus creating a more marketable and liquid security for Centennial's shareholders;

        - The Merger is structured as a tax-free exchange of stock, permitting Centennial shareholders the opportunity to continue to invest in a regional community banking organization without immediate adverse tax consequences;

        - WCB's financial condition, businesses and prospects, and the economic prospects of the markets served by both parties, appear to be attractive;

        - The combined organizations would enable the Bank to offer trust services to its customers and larger and more diverse loans due to higher lending limits and improved balance sheet liquidity;

        - The combined organization is expected to provide increased opportunities to the Bank's employees; and

        - The structure of the Merger would allow the Bank to retain its name and local identity, as well as to keep its Board and management team substantially intact, thus allowing the Bank to continue to provide responsive, quality, personalized community banking services to its customers.

The Centennial Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger, but instead took all of these factors into consideration.

OPINION OF CENTENNIAL FINANCIAL ADVISOR

        Sheshunoff has delivered a written opinion ("Sheshunoff Opinion") to the Centennial Board to the effect that, as of the date of this Prospectus/Joint Proxy Statement, the consideration to be received by Centennial shareholders under the terms of the Merger Agreement is fair to such shareholders from a financial standpoint. The Purchase Price and Exchange Ratio have been determined by Centennial and WCB through negotiations. The Sheshunoff Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Centennial shareholder as to how such shareholder should vote at the Centennial Meeting.

        Centennial retained Sheshunoff as its exclusive financial advisor in connection with the Merger under the terms of an engagement letter dated April 9, 1997 ("Engagement Letter"). Sheshunoff is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Centennial retained Sheshunoff based upon its qualifications, expertise and reputation to provide its opinion of fairness of the Merger Consideration to be received by Centennial's shareholders in connection with the Merger and related matters. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Centennial Board decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On October 30, 1997, Sheshunoff rendered its written opinion that, as of such date, the consideration to be received in the Merger Agreement was fair, from a financial point of view, to the holders of Centennial's Common Stock.

        The full text of the Sheshunoff Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached at Appendix C. Centennial's shareholders are urged to read the Sheshunoff Opinion carefully and in its entirety. The Sheshunoff Opinion is addressed to Centennial's Board and does not constitute a recommendation to any shareholder of Centennial as to how such shareholder should vote at the Centennial Meeting.

        In connection with its opinion, Sheshunoff: (1) analyzed certain internal financial statements and other financial and operating data concerning Centennial prepared by the management of Centennial; (2) analyzed certain financial information, both audited and unaudited, of Centennial including those included in their audited financial statements for the two years ended December 31, 1995 and December 31, 1996 and quarterly call reports for the periods ended March 31, 1997 and June 30, 1997; (3) analyzed certain publicly available financial statements, both audited and unaudited, of WCB, including those included in WCB's Annual Reports on Form 10-K for the two years ended December 31, 1995 and December 31, 1996, the annual report to shareholders for the year ended December 31, 1996 and WCB's quarterly Reports on Form 10-Q for the six months ended June 30, 1997; (4) analyzed certain internal confidential financial projections of Centennial and WCB prepared by the respective management of Centennial and WCB; (5) discussed certain aspects of the past and current business operations, financial condition and future prospects of Centennial and WCB with certain members of their respective management; (6) reviewed reported market prices and historical trading activity of WCB's Common Stock; (7) compared the financial performance of WCB and the prices and trading activity of WCB's Common Stock with that of certain other comparable publicly traded companies and their securities; (8) reviewed certain security analysis reports of WCB's Common Stock prepared by various investment banking firms; (9) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (10) reviewed the Merger Agreement; (11) reviewed and discussed with WCB senior management certain internal analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by WCB to be achieved as a result of the Merger; and (12) performed such other analyses as it has deemed appropriate.

        In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to the internal confidential financial projections, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Centennial and did not independently verify the validity of such assumptions. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Centennial, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Centennial. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

        With respect to WCB, Sheshunoff relied solely upon publicly available data regarding WCB's financial condition and performance. Sheshunoff discussed this publicly available information with the management of WCB. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of WCB, was not furnished with any evaluations or appraisals, and did not review any individual credit files of WCB. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

        The Sheshunoff Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of October 29, 1997.

        In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the shareholders of Centennial is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Centennial.

        In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Centennial. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of the Centennial Board's opinion with respect to the value of Centennial.

        The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of October 30, 1997:

        Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations nationwide and in the western United States, with comparable characteristics to the Centennial and WCB transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

        The first set of comparable transactions (the "regional transactions") was comprised to reflect the profitability, asset size and regional location of Centennial. The regional transactions specifically consisted of five mergers and acquisitions of banks located in the western United States with total assets between $150 million and $400 million and a return on average equity between 9.0% and 15.0% which sold between October 29, 1996 and October 29, 1997. The analysis yielded multiples of the regional transactions' purchase price relative to: (1) book value ranging from 1.76 times to 2.35 times with an average of 2.01 times and a median of 1.96 times (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 2.44 times June 30, 1997 book value); (2) last 12 months earnings ranging from 16.2 times to 22.9 times with an average of 19.3 times and a median of 19.0 times (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, of 22.2 times last 12 months earnings as of June 30, 1997); (3) total assets ranging between 16.1% and 23.4% with an average of 17.9% and a median of 16.5% (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 20.2% of June 30, 1997 total assets); and (4) total deposits ranging from 18.0% to 27.1% with an average of 20.0% and a median of 18.0% (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 22.4% of deposits as of June 30, 1997).

        The second set of comparable transactions (the "national transactions") was comprised to reflect a more narrowly defined group of comparable transactions based on the profitability, asset size and type of consideration received (i.e. stock, cash or mixture). The national transactions specifically consisted of nine mergers and acquisitions of banks in the United States with total assets between $200 million and $300 million with a return on average equity between 10% and 15% which sold for common stock between October 29, 1996 and October 29, 1997. The analysis yielded multiples of the transactions' purchase price relative to: (1) book value ranging from 1.74 times to 3.45 times with an average of 2.33 times and a median of 2.19 times (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 2.44 times June 30, 1997 book value); (2) last 12 months earnings ranging from 14.0 times to 29.1 times with an average of 18.9 times and a median of 17.1 times (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 22.2 times last 12 months earnings as of June 30, 1997); (3) total assets ranging between 15.3% and 32.5% with an average of 20.9% and a median of 21.3% (compared with the multiple implied in the Merger, based on the closing price of the WCB Common Stock at October 29, 1997, of 20.2% of June 30, 1997 total assets); and (4) total deposits ranging from 16.8% to 39.2% with an average of 24.9% and a median of 24.2% (compared with the multiple implied in the Merger of 22.4% of deposits as of June 30, 1997).

        Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that Centennial could produce through the year 2001, under various circumstances, assuming that Centennial performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for Centennial at the end of the period by applying multiples of earnings ranging from 14 times to 22 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 7.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 20% chosen to reflect different assumptions regarding the required rates of return of Centennial and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $20.50 per share to $42.15 per share based on 1,593,344 fully diluted shares outstanding as of October 29, 1997. This compares favorably to the value of the Merger consideration for Centennial of approximately $27.19 per share, based on the closing price of WCB Common Stock at October 29, 1997.

        Sheshunoff also performed a cash flow analysis using an estimated terminal value for Centennial at the end of the period by applying multiples of book value ranging from 1.75 times to 2.75 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 7.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 20% chosen to reflect different assumptions regarding the required rates of return of Centennial and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $17.19 per share to $34.79 per share. This compares favorably to the value of the Merger Consideration for Centennial of approximately $27.19 per share, based on the closing price of WCB Common Stock at October 29, 1997.

        Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended June 30, 1997 and market data as of October 28, 1997 for WCB to a group of selected western bank holding companies which Sheshunoff deemed to be relevant.

        The group of selected western bank holding companies ("Comparable Composite") included Columbia Banking System, Inc., California State Bank, Greater Bay Bancorp, Pacific Capital Bancorp, Pacific Bank N.A., Sierra West Bancorp, TriCo Bancshares and Western Bancorp. This comparison, among other things, showed that: (1) WCB's equity to asset percentage was 9.5%, compared to an average of 9.6% and a median of 9.5% for the Comparable Composite; (2) for the last twelve months ended June 30, 1997, WCB's return on average equity was 16.4%, compared to an average of 10.5% and a median of 10.5% for the Comparable Composite; (3) for the last twelve months ended June 30, 1997, WCB's return on average assets was 1.53%, compared to an average of 1.01% and a median of 1.07% for the Comparable Composite; (4) as of June 30, 1997, WCB's nonperforming assets to total assets ratio was 0.32%, compared to an average of 0.82% and a median of 0.49% for the Comparable Composite; (5) as of October 28, 1997, WCB's price per share to June 30, 1997 book value per share was 2.71 times, compared to an average of 2.26 times and median of 2.20 times for the Comparable Composite; and (6) as of October 28, 1997, WCB's price per share to last twelve months earnings per share as of June 30, 1997 was 18.4 times, compared to an average of 29.7 times and median of 20.7 times for the Comparable Composite.

        Sheshunoff also compared selected stock market results of WCB to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, SNL's index of all publicly traded banks with total assets between $500 million and $1 billion and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, SNL's index of all publicly traded banks with total assets between $500 million and $1 billion, the Comparable Composite and WCB's Common Stock from March 31, 1997 to September 30, 1997 revealed similar relationships in price movements of WCB's Common Stock to the price movements of the Comparable Composite SNL's index of all publicly traded banks. The analysis revealed that percentage price movements of WCB's stock were greater than the price movements of each of the other indices.

        Sheshunoff discussed certain aspects of the past and current business operations, financial condition and future prospects of WCB with certain members of the management of WCB. Sheshunoff also reviewed certain security analysis reports of WCB prepared by an investment banking firm. Sheshunoff expresses no opinion as to the future market price of WCB common stock.

        No company or transaction used in the comparable company and comparable transaction analyses is identical to Centennial or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Centennial and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

        Centennial has agreed to pay Sheshunoff $25,000 for merger and acquisition advisory services in addition to a $50,000 fee upon issuance of a fairness opinion. Centennial has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

        On October 29, 1997, Sheshunoff attended the special meeting of the Centennial Board and issued its opinion to the Board that the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Centennial and its shareholders. THE FULL TEXT OF THE SHESHUNOFF OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED AS APPENDIX C. THE SUMMARY OF THE SHESHUNOFF OPINION IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS ENTIRELY QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION. CENTENNIAL SHAREHOLDERS ARE URGED TO READ THE ENTIRE SHESHUNOFF OPINION.

RECOMMENDATION OF THE CENTENNIAL BOARD

        THE CENTENNIAL BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CENTENNIAL VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

REASONS FOR THE MERGER - WCB

        At its meeting on October 30, 1997, the WCB Board determined that the Merger and Merger Agreement are fair to and in the best interests of WCB and its shareholders. In considering the Merger, the WCB Board determined that the Merger would be consistent with WCB's strategic intent in expanding its community banking organization.

        WCB determined that the Merger would advance WCB's strategic plan because of its belief that the Merger will combine two institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The WCB Board believes that (1) each institution is currently well managed, (2) the companies have compatible management philosophies and strategic focuses, (3) each institution will contribute complementary business strengths resulting in a well meshed diversified institution, and (4) the strong capitalization of the combined organization will allow it to take advantage of future acquisition opportunities. The WCB Board also believes that the Merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in both Oregon and Washington.

        In reaching its determination to adopt the Merger Agreement and recommend its approval by the WCB shareholders, the WCB Board considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

        - The WCB Board's knowledge and review of the financial condition, results of operation, and business operations and prospects of Centennial;

        - The WCB Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

        - The WCB Board review based in part on a presentation by WCB management regarding (1) its due diligence review of Centennial, including the business, operations, earnings, asset quality, financial condition and corporate culture of Centennial on a historical, prospective and pro forma basis, (2) product mix, the compatibility of corporate roles and the respective contributions the parties would bring to a combined organization, and (3) the expanded opportunities for revenue enhancement and cost savings from synergies that are expected to result from the Merger;

        - WCB's primary long-term strategy of seeking to expand and further diversify its operations along the Interstate 5 corridor, including in the Puget Sound area in Washington;

        - The terms of the Merger Agreement and other documents executed in connection with the Merger;

        - The current and prospective economic environment facing financial institutions generally and WCB in particular;

        - The WCB Board's evaluation of the financial terms of the Merger and their effect on the shareholders of WCB and the WCB Board's belief that such terms are fair to WCB and its shareholders, based in part on Dain Bosworth's opinion as to the fairness to WCB shareholders of the consideration to be paid by WCB in the Merger (see "BACKGROUND OF AND REASONS FOR THE MERGER - Opinion of WCB Financial Advisor");

        - The expectation that the merger will be a tax-free transaction to WCB and will qualify for pooling-of-interests accounting treatment (see "THE MERGER -- Federal Income Tax Consequences of the Merger; Accounting Treating of the Merger"); and

        - The WCB Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

        The foregoing discussion of the information and factors considered by the WCB Board is not intended to be exhaustive but is believed to encompass all material factors considered by the WCB Board. On the basis of the foregoing factors, the WCB Board concluded that the terms of the Merger are fair to and in the best interests of WCB and its shareholders.

OPINION OF WCB FINANCIAL ADVISOR

        WCB has retained the investment firm of Dain Bosworth to act as its financial advisor in connection with the Merger. Dain Bosworth attended the meeting of the WCB Board held on October 30, 1997, at which the WCB Board approved the Merger Agreement.

        Dain Bosworth has delivered to the WCB Board its written opinion, dated October 30, 1997 ("Dain Bosworth Opinion"), to the effect that, as of the date of its opinion, the consideration to be paid by WCB in connection with the Merger is fair from a financial point of view. A copy of the Dain Bosworth Opinion which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached to this Prospectus/Joint Proxy Statement as Appendix E, and should be read in its entirety.

        WCB retained Dain Bosworth on October 10, 1997 to provide an opinion to the Board of Directors of WCB as to the fairness, from a financial point of view, of the consideration to be paid by WCB in connection with the Merger. While Dain Bosworth provided such fairness opinion to the WCB Board, Dain Bosworth was not requested to and did not make any recommendation to the Board of Directors as to the form or amount of consideration to be paid in connection with the Merger.

        Dain Bosworth rendered a written opinion to the WCB Board that, as of October 30, 1997, the consideration to be paid in the Merger by WCB is fair from a financial point of view. Shareholders of WCB are urged to read the Dain Bosworth Opinion carefully in its entirety. The Dain Bosworth Opinion is directed to the WCB Board, is related to the fairness of the consideration from a financial point of view, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the WCB Meeting. The summary of the Dain Bosworth Opinion set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

        There were no limitations imposed by WCB on the scope of Dain Bosworth's investigation. Dain Bosworth's opinion did not address WCB's underlying business decision to proceed with the Merger. As set forth in its opinion, Dain Bosworth relied on, and did not independently verify, the accuracy and completeness of the financial and other information furnished to it by WCB and Centennial. Dain Bosworth did not make an independent evaluation or appraisal of the assets and liabilities of either WCB or Centennial, and did not express any opinion regarding the liquidation value or regulatory compliance of either entity. WCB stockholders are urged to read the Dain Bosworth Opinion in its entirety for a summary description of the procedures followed, the factors considered and the assumptions made by Dain Bosworth in rendering its opinion.

        In connection with its opinion, Dain Bosworth, among other things: (1) reviewed drafts of the Merger Agreement and related documents; (2) visited the headquarters of WCB and Centennial; (3) held discussions with certain members of the management of WCB and Centennial regarding the business, operations and prospects of the respective companies and the reasons for completing the Merger;
(4) reviewed certain business and financial information on WCB and Centennial;
(5) reviewed certain summary financial projections relating to both the WCB and Centennial; (6) reviewed certain publicly available documents filed by WCB with the SEC pursuant to the Exchange Act of 1934; (7) compared certain financial statistics of WCB with statistics for other publicly traded companies deemed comparable; (8) reviewed price and trading data of the common stock of WCB; and
(9) to the extent publicly available, compared the financial terms of the Merger with those of other transactions deemed comparable. Dain Bosworth used the foregoing information to further its understanding of Centennial, WCB and the market for WCB's Common Stock.

        In conducting the review and in performing the analyses described below, Dain Bosworth did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Bosworth believes that the information reviewed and the analyses conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying its opinion.

        In delivering its opinion to the WCB Board on October 30, 1997, Dain Bosworth prepared and delivered to the WCB Board and its counsel certain written materials containing a summary of various analyses and information that Dain Bosworth considered to be material to its opinion. The following is a summary of certain of these materials:

        Analysis of Selected Publicly Traded Companies. Dain Bosworth compared WCB's financial information and recent prices of WCB Common Stock to similar information for selected publicly traded financial institutions in the western United States including: Cascade Bancorp, Centennial Bancorp, Columbia Banking System, First State Bancorp, Glacier Bancorp, United Security Bancorp and Union Bankshares ("Comparable Companies"). The Comparable Companies were selected on the basis of a variety of factors including size, geographic location, and capitalization levels.

        Dain Bosworth calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including earnings for the latest twelve months ("LTM"), earnings per share ("EPS") estimated for the 1997 and 1998 calendar years, total assets, book value and tangible book value. The estimates of EPS for the Comparable Companies and WCB were based upon consensus earnings estimates obtained from an independent reporting system that monitors estimates prepared by research analysts from various investment firms.

        Dain Bosworth compared the historical performance and expectations for the Comparable Companies with the performance and management's expectations for future profitability of WCB. Based upon this comparison, Dain Bosworth determined that the median valuation ratios for the Comparable Companies were the appropriate benchmarks against which the value of WCB Common Stock should be measured; accordingly, Dain Bosworth computed the same valuation ratios for WCB Common Stock based on the closing sale price for WCB Common Stock on October 29, 1997 and compared such ratios to the median valuation ratios for the Comparable Companies. The following table lists the results of this analysis:

                                                        MEDIAN FOR MULTIPLE
                                                            COMPARABLE
                                                             COMPANIES              WCB
                                                        -----------------------------------
Valuation Variable:
    Price/Book value.............................              2.31x               2.49x
    Price/Tangible book value....................              2.40                2.50
    Price/Assets.................................              0.26                0.23
    Price/LTM EPS................................              16.6                16.4
    Price/Calendar 1997 EPS estimate.............              15.9                16.1
    Price/Calendar 1998 EPS estimate.............              14.0                13.9

        Analysis of Selected Merger and Acquisition Transactions. Dain Bosworth reviewed and summarized the terms of relevant merger and acquisition transactions, including (1) 64 acquisitions of U.S. banks with $100 million or more in assets announced after July 1, 1997 (the "U.S. Bank Mergers") and (2) nine acquisitions banks located in the Pacific Northwest announced since January 1, 1997 (the "Pacific Northwest Bank Mergers"). In each case, Dain Bosworth's analysis was limited to transactions for which relevant financial data was available.

        For purposes of evaluating the Merger, valuation multiples were calculated for each of the acquisitions based upon several variables, including book value, tangible book value, LTM earnings per share and the ratio of the premium paid to tangible equity over core deposits. These valuation multiples were then compared to the valuation multiples implied in the Merger. The following table lists the results of Dain Bosworth's analysis of selected merger and acquisition transactions:

                                                                      VALUATION RATIOS
                                                      -------------------------------------------------
                                                                   PRICE TO     PRICE TO     PREMIUM
                                                       PRICE TO    TANGIBLE        LTM       TO CORE
                                                      BOOK VALUE     BOOK          EPS       DEPOSITS
                                                      ----------- ------------ ------------ -----------
U.S. Bank Mergers (median).......................        2.26x       2.25x        20.1x        13.7%
Pacific Northwest Bank Mergers (median)..........        2.40        2.40         18.0         17.4
Implied in the Merger............................        2.10        2.41         19.2         11.7

        Contribution Analysis. Dain Bosworth analyzed the relative contributions of WCB and Centennial to the pro forma combined company, before giving effect to certain cost savings which the management of WCB estimated could be achieved in the Merger. Based on balance sheets as of September 30, 1997, this analysis indicated that WCB would contribute between 74.6% and 84.1% of various balance sheet items to the pro forma combined company. Similarly, WCB would contribute between 63.9% and 82.3% of various income statement items to the pro forma combined company, based on results of each company for the last twelve months ending September 30, 1997. Under the terms of the Merger, WCB shareholders would own approximately 79.9% of the combined company upon consummation of the Merger.

        Dilution Analysis. Dain Bosworth analyzed the potential pro forma effect of the Merger on WCB's EPS for calendar years 1998 and 1999 relative to WCB on a stand-alone basis. This analysis indicated that the Merger could be accretive to WCB's EPS in both years, assuming certain cost savings anticipated by the management of WCB to result from the Merger are achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Dain Bosworth did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Dain Bosworth. Dain Bosworth's determination regarding the fairness of the Merger is not based on a mathematical model but rather upon the body of information obtained from such analyses and qualitative factors.

        For rendering its opinion to the WCB Board in connection with the transaction contemplated by the Merger Agreement, WCB has paid Dain Bosworth $87,500. In addition, WCB has agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.

        Dain Bosworth was selected by WCB on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of WCB, and expertise in transactions involving financial institutions. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Dain Bosworth has provided investment banking services to WCB and has received customary fees for the rendering of such services. Dain Bosworth has from time to time issued research reports and recommendations on WCB Common Stock. In the course of its trading activities, Dain Bosworth may, from time to time, have a long or short position in, and buy and sell securities of, WCB. Dain Bosworth also periodically publishes research reports regarding other financial institutions, including other financial institutions based in the Pacific Northwest.

        THE FULL TEXT OF DAIN BOSWORTH'S WRITTEN OPINION IS ATTACHED AS APPENDIX D TO THE PROSPECTUS/JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE DAIN BOSWORTH OPINION SET FORTH HEREIN IS

QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. WCB SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DAIN BOSWORTH IN CONNECTION THEREWITH.

RECOMMENDATION OF THE WCB BOARD

        THE WCB BOARD UNANIMOUSLY RECOMMENDS THAT THE WCB SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER

GENERAL

        Although the following description summarizes the material terms of the Merger, it does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. WCB and Centennial shareholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to read the Merger Agreement, which is attached at Appendix A, carefully.

BASIC TERMS OF THE MERGER

        The Merger Agreement provides for the merger of Centennial with and into WCB. As a result, Centennial shareholders will become shareholders of WCB, and the Bank and Centennial's subsidiaries will become subsidiaries of WCB. Centennial will cease to exist after the Merger. The Merger is subject to certain Regulatory Approvals. While WCB and Centennial believe that they will receive the requisite Regulatory Approvals for the Merger, there can be no assurance that these approvals will be received or, if received, as to the timing of these approvals or as to the ability to obtain these approvals on satisfactory terms. See "-- Conditions to the Merger."

        The number of shares of WCB Common Stock that WCB will issue in exchange for each share of Centennial Common Stock will be determined by the Exchange Ratio.

        The negotiated Purchase Price WCB will pay for Centennial is an aggregate of 2,550,000 shares of WCB Common Stock. However, the Merger Agreement provides that if the costs and expenses incurred by Centennial in connection with the Merger transaction exceed $175,000, the Purchase Price will be reduced by the number of shares of WCB Common Stock equal in value to the excess. For purposes of any reduction in the Purchase Price under this provision, WCB Common Stock will be valued at $17.83 per share.

        Exchange Ratio. The number of shares of WCB Common Stock each Centennial shareholder (other than holders of Dissenting Shares) will receive in exchange for his or her shares of Centennial Common Stock will be determined in accordance with an Exchange Ratio. This Exchange Ratio will be computed by dividing the Purchase Price by the aggregate number of shares of Centennial Common Stock outstanding or subject to granted but unexercised options at Closing. For example, at December 31, 1997, [1,576,944] shares of Centennial Common Stock were issued and outstanding and [89,300] shares were subject to unexercised options. Accordingly, if the Merger had Closed on that date, each holder of Centennial Common Stock shares would have received 1.53 WCB Common Stock shares for each share of Centennial Common Stock held.

        Holders of unexercised options for Centennial Common Stock will not receive WCB Common Stock at Closing. Unexercised options for Centennial Common Stock will be converted at Closing into options for WCB Common Stock in accordance with the Exchange Ratio. In other words, holders of Centennial Common Stock options will receive, in exchange for those options, options to purchase the number of WCB Common Stock shares that they would have received in the Merger if they would have exercised their Centennial Common Stock options immediately before Closing. All WCB Common Stock options will be subject to the same terms as the Centennial Common Stock options exchanged for them, and the option exercise price of those WCB Common Stock options will be equal to the option exercise price of the Centennial Common Stock options converted into those WCB Common Stock options.

CASH FOR FRACTIONAL SHARES

        WCB will not issue certificates for fractional shares of WCB Common Stock. Each Centennial shareholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by $17.83. Centennial shareholders will have no other rights with respect to fractional shares or other shares.

EXCHANGE OF STOCK CERTIFICATES

        On and after the Effective Date, certificates representing Centennial Common Stock will be deemed to represent only the right to receive WCB Common Stock certificates or cash, as provided in the Merger Agreement. Upon surrender to the Exchange Agent designated by WCB and Centennial, of certificates that, before the Effective Date, represented shares of Centennial Common Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of WCB Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Merger Agreement. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. Centennial shareholders will receive written instructions and the required letter of transmittal after the Merger is effective.

        All WCB Common Stock issued under the Merger Agreement will be deemed issued as of the Effective Date. No distributions or dividends paid upon shares of WCB Common Stock after Closing of the Merger will be paid to any holder of Centennial Common Stock until the holder has surrendered his or her certificates formerly representing shares of Centennial Common Stock, at which time any accumulated dividends and distributions since the Effective Date, without interest, will be paid to the holder.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

        In connection with the Merger, WCB will appoint Messrs. Healy and Snyder to the WCB Board, and Mr. Healy to the Executive Committee. Mr. Healy is currently the Bank's Chairman of the Board and Chief Executive Officer and Mr. Snyder is currently the Bank's Vice Chairman. These appointments will be effective on the Effective Date. It is anticipated that the Bank's current executive officers will remain in place, at least initially, after the Merger is completed.

        The Bank Board immediately before the Merger will initially remain the same after the Merger, except that one or two additional directors (persons currently serving on the WCB Board) will be appointed by WCB to the Bank Board. Consequently, on the Effective Date, the Bank's Board will consist of all persons who were directors of the Bank immediately before the Merger, plus one or two WCB directors designated by WCB. The Bank's directors will serve until the 1998 annual meeting of the Bank's shareholders or until their successors have been elected and qualified.

        As a condition to the execution of the Merger Agreement, each member of the respective Boards of Centennial and the Bank are required to enter into a Director Noncompetition Agreement with WCB and Centennial. Except under certain limited circumstances, the Director Noncompetition Agreement prohibits these directors from competing with WCB and its subsidiaries within their market area. The market areas covered by the Director Noncompetition Agreement are the counties of Clackamas, Lincoln, Marion, Multnomah, Polk, Washington, and Yamhill counties in Oregon and the counties of Clark, Cowlitz, Lewis, Mason, Pierce, and Thurston in Washington. The Term of the Director Noncompetition begins for each Director at Closing. With respect to those directors who remain directors of the Bank for at least one year following Closing, the term ends one year after the director's service as a director of WCB, Centennial, the Bank, or any WCB affiliate terminates. Otherwise the term ends two years after Closing. Each of the members of the respective Boards has entered into a Director Noncompetition Agreement as described above except Mr. Daniel Yerrington, whose existing employment and non-competition arrangements with the Bank will be continued after the Merger.

EMPLOYEE BENEFIT PLANS

        The Merger Agreement confirms WCB's intention to allow the Bank's employees who continue as employees of the Bank after the Merger to participate in certain WCB employee benefit plans, including WCB's stock option plans. Centennial's employee benefit plans will be terminated as soon as practical after the Merger, and the employee interests in those plans will be transferred or merged into WCB's employee benefit plans.

MECHANICS OF THE MERGER

        On the Effective Date, Centennial will be merged with and into WCB. At that time, all business, assets, and liabilities formerly carried on or owned by Centennial will be transferred to and vested in WCB. Centennial will cease to have a corporate existence separate from WCB, the Bank will be a wholly owned subsidiary of WCB, and Centennial's other direct and indirect subsidiaries will be direct and indirect subsidiaries of WCB.

CONDUCT PENDING CONSUMMATION OF THE MERGER

        The Merger Agreement provides that, until the Merger is effective, Centennial will, and will cause the Bank to, conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreement also provides that, unless WCB otherwise consents in writing, Centennial and the Bank will refrain from engaging in various activities such as: (1) effecting any stock split or other recapitalization, (2) except under certain limited circumstances, declaring or paying dividends or other distributions in excess of regular quarterly cash dividends of up to $.08 per share, (3) disposing of assets or making with respect to assets material commitments outside the ordinary course of business, (4) with certain exceptions, incurring new indebtedness greater than $25,000, (5) acquiring real property without conducting an environmental evaluation, (6) with certain exceptions, entering into or terminating any contracts with a term of more than one year or that require a payment by the Bank of more than $25,000 per contract or $100,000 in the aggregate, (7) selling securities if the aggregate gain realized would exceed $50,000 or transferring securities between portfolios, (8) amending its articles of incorporation or bylaws or materially changing its policies, (9) increasing its full-time employees above 149, (10) with certain exceptions, making capital expenditures in excess of $25,000 per project or $175,000 in the aggregate; and (11) entering into transactions or incurring any expenses that are not in the ordinary course of business.

CONDITIONS TO THE MERGER

        Consummation of the Merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. If conditions to the Merger remain unsatisfied and the Merger has not been effected on or before August 31, 1998, the Merger Agreement may be terminated by either party to the Merger Agreement.

        The Merger can occur only if the holders of the shares of Centennial Common Stock and the holders of the shares of WCB Common Stock approve the transaction. In accordance with applicable Oregon and Washington corporate laws, approval of the Merger requires the affirmative vote of (1) a majority of the holders of all shares outstanding of WCB Common Stock, and (2) two-thirds of the holders of all shares outstanding of Centennial Common Stock. In addition, approval of the Merger is required from the FRB and the Washington Director. An application is currently pending with the FRB, and notice has been filed with the Washington Director. Although no assurance of approval can be given, the parties expect to receive the approval in due course.

        Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Merger. Each party's obligations under the Merger Agreement are conditioned on satisfaction by the other parties of their conditions. Some of these conditions are as follows: (a) the representations and warranties of each party are true in all material respects (as of Closing), and each party has complied with its covenants in the Merger Agreement; (b) no Material Adverse Effect has occurred with respect to a party;
(c) each party's Board and shareholders have approved the Merger; (d) WCB has appointed, effective as of Closing, Mr. Healy and Mr. Snyder to serve on WCB's Board; (e) the parties have provided one another with the counsel, tax, accounting treatment, and fairness opinions required by the Merger Agreement;
(f) Centennial has paid in full its $4 million credit line with National Bank of Alaska and secured a release of all collateral pledged as security for the note;
(g) the SEC has declared the effectiveness of the Registration Statement for the shares of WCB Common Stock to be issued in the Merger; (h) Centennial and the Bank have met certain financial condition requirements; (i) no action or proceeding has been commenced or is threatened by any governmental agency to restrain or prohibit or invalidate the Merger; (j) the aggregate of the cash to be paid to Centennial shareholders in accordance with the Merger Agreement will not exceed 10% of the value of the WCB Common Stock to be issued in the Merger;
(k) Centennial has met a Tangible Equity Capital requirement of at least $18.2 million and has deposits of at least $193 million, excluding brokered deposits and jumbo certificates of deposit; and (l) all appropriate regulatory approvals have been received.

        Either WCB or Centennial may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and shareholder approval). Either WCB or Centennial may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

        The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, the parties may mutually agree to make any amendment or supplement without further approval of Centennial's shareholders, except amendments which would reduce the amount or change the form of consideration Centennial shareholders will receive in the Merger transaction.

        The Merger Agreement contains several provisions entitling either Centennial or WCB to terminate the Merger Agreement under certain circumstances. The following briefly describes these provisions:

        Lapse of Time. If the Merger has not closed by August 31, 1998, then at any time after that date, either WCB or Centennial may terminate the Merger Agreement, as long as the party terminating has not caused the delay in closing by breaching its obligations under the Merger Agreement.

        Mutual Consent. The parties by mutual consent may terminate the Merger Agreement at any time before Closing, whether before or after the Merger Agreement has been approved by the parties' shareholders.

        Failure of Centennial to Recommend Approval. WCB may terminate the Merger Agreement before Centennial shareholders approve it, if the Centennial Board fails to recommend (or adversely modifies, withdraws or changes its recommendation) approval of the Merger to its shareholders.

        Failure of WCB to Recommend Approval. Centennial may terminate the Merger Agreement before WCB's shareholders approve it, if the WCB Board fails to recommend (or adversely modifies, withdraws, or changes its recommendation) approval of the Merger to its shareholders.

        Impracticability. Either WCB or Centennial may terminate the Merger Agreement upon written notice to the other parties if its Board determines, in good faith and after due consultation with counsel, that the Merger is inadvisable or impracticable by reason of the institution of litigation by the federal government or the governments of Washington or Oregon to restrain or invalidate the transactions contemplated by the Merger Agreement.

        Termination Fees. If Centennial terminates the Merger Agreement under certain circumstances, it will pay WCB in liquidated damages the greater of (1) $1.2 million or (2) the amount equal to 2.5% of the value of the Purchase Price. For purpose of determining the value of the Purchase Price, WCB Common Stock will be priced based on an average calculated over the ten-trading-day period preceding termination. If WCB terminates the Merger Agreement under certain circumstances, it will pay Centennial $200,000 in liquidated damages.

        Allocation of Costs Upon Termination. If the Merger Agreement is terminated, WCB and Centennial will each pay their own out-of-pocket costs incurred in connection with the transaction and, except for applicable termination fees, will have no other liability to the other party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of the Centennial Board and management may be deemed to have interests in the Merger, in addition to their interests as shareholders of Centennial. The Centennial Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        Agreement with Mr. Healy. WCB and the Bank have entered into a Salary Continuation Agreement with Thomas W. Healy, that will be effective upon the closing of the Merger. The term of the agreement is one year, with automatic one-year extensions unless the parties provide prior written notice of non-renewal. If a definitive agreement providing for a change of control (as defined in the agreement) is entered into prior to the expiration of the term of the agreement, the agreement will be extended for an additional 18 months following the change in control. If, following a change in control, Mr. Healy terminates the agreement for Good Reason or WCB terminates the agreement for other than for Cause (as such terms are defined in the agreement), Mr. Healy will be entitled to severance benefits. The benefits consist of

(i) a salary continuation payment equal to Mr. Healy's monthly salary at the date of termination, payable from the date of termination to the date 18 months following the change in control, and (ii) a bonus continuation payment based upon the most recent bonus paid to Mr. Healy prior to the date of termination, prorated for any period as to which Mr. Healy was employed but as to which no annual bonus was paid.

        WCB has also entered into a letter agreement with Mr. Healy, supplementing the terms of the Salary Continuation Agreement. The letter agreement provides, among other things, that Mr. Healy will serve as Chief Executive Officer of the bank at an initial annual salary of $180,000, which is the amount of Mr. Healy's current annual salary at the Bank, plus an annual incentive bonus on the same basis as other WCB employees of equivalent position. The letter agreement also provides that regardless of whether Mr. Healy continues his employment with the Bank following the Merger, WCB will, after closing of the Merger, contribute $8,333 per month on his behalf to WCB's deferred compensation plan, until he reaches age 65, which represents a continuation of his current retirement benefits.

        Appointments to the WCB Board. WCB has agreed to appoint Mr. Healy, currently the Bank's Chairman and Chief Executive Officer, and Joe L. Snyder, currently the Bank's Vice Chairman, to the WCB Board effective as of the Effective Date. Also, the current directors of the Bank will continue to serve as directors of the Bank, at least initially, following the Merger. In addition, WCB has agreed to appoint Mr. Healy to WCB's executive committee, effective as of the Effective Date.

        Directors' and Officers' Liability. The Merger Agreement provides that during the three-year period following the Effective Date, WCB will indemnify the present and former directors of Centennial and the Bank against liabilities arising out of their actions taken within the scope of their service during the six year period prior to the Effective Date, to the extent such persons were entitled to indemnification from Centennial or the Bank. The Merger Agreement also provides that prior to the Effective Date Centennial will obtain "tail" liability insurance coverage on existing Centennial and Bank officers' and directors' insurance policies for the six year period following the Effective Date. WCB will indemnify the present and former officers and directors of Centennial, and cause the Bank to indemnify the present and former officers and directors of the Bank, against any claims covered by such insurance to the extent that such persons were entitled to indemnification from Centennial or the Bank, as the case may be.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code for federal income tax purposes. Centennial and WCB will receive at Closing an opinion from Graham & Dunn that the Merger will constitute a tax-free reorganization for federal tax purposes. This opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by Centennial and WCB. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF CENTENNIAL COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. SHAREHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

        The Graham & Dunn opinion will state that:

        1. The Transaction will qualify as a reorganization with in the meaning of IRC Section 368(a)(1)(A).

        2. Under IRC Section 354(a)(i), Centennial's shareholders who, in accordance with Section 1, exchange their shares of Centennial Common Stock solely for shares of WCB Common Stock will not recognize gain or loss on the exchange.

        3. Cash payments to Centennial's shareholders in lieu of a fractional share of Continuing Corporation Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

ACCOUNTING TREATMENT OF MERGER

        It is anticipated that the Merger will be accounted for as a pooling of interests for accounting purposes. Under this method of accounting, assets and liabilities of Centennial and WCB are carried forward at their previously recorded amounts, and operating results of WCB and Centennial will represent the combined results for periods before and after the Merger. No recognition of goodwill arising from the Merger is required of any party to the Merger. Under the Merger Agreement, WCB's receipt of a letter from Arthur Andersen that they concur with the respective management's conclusions that the Merger will qualify for the pooling of interests treatment is a condition to the obligations of WCB and Centennial to consummate the Merger.

        The unaudited condensed pro forma combined financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS," including the related Notes.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Washington State law (Revised Code of Washington 23B.13), a shareholder of Centennial may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, a Centennial shareholder must (1) deliver to Centennial, before the vote on approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is effected, and (2) not vote in favor of the Merger. Following consummation of the Merger, WCB will send a Dissenters' Notice to each Centennial shareholder who has properly perfected his or her dissenters' rights. A dissenting shareholder must follow the procedures set forth in the Dissenters' Notice. This Notice will include instructions for completing the exercise of dissenters' rights. The dissenting shareholder must
(1) make written demand for payment of the fair value of his or her shares in the form sent to the shareholder by the corporation along with the Dissenters' Notice (this notice will prescribe a time period within which the demand must be made), (2) certify that beneficial ownership of his or her Centennial Common Stock shares was acquired before the date set forth in the Dissenters' Notice, and (3) surrender his or her stock certificates representing shares of the Centennial Common Stock in accordance with the Dissenters' Notice. If a shareholder exercises dissenters' rights, the dissenting shareholder is entitled to receive the fair value of his or her shares in cash. This value may be higher or lower than the value of WCB Common Stock issuable under the Merger Agreement.

        A Centennial shareholder's dissenters' rights to obtain payment of the fair value of his or her shares will terminate if (1) the Merger is abandoned or rescinded, (2) a court with jurisdiction permanently enjoins or sets aside the merger, or (3) the shareholder withdraws demand for payment with Centennial's written consent.

        A VOTE AGAINST THE MERGER WILL NOT IN AND OF ITSELF SATISFY THE REQUIREMENTS OF THE WASHINGTON STATUTE; A SHAREHOLDER WHO DOES NOT DELIVER TO CENTENNIAL PRIOR TO THE MEETING A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE FAIR VALUE OF THE SHARES OF CENTENNIAL COMMON STOCK HELD WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. THE FAILURE OF A CENTENNIAL SHAREHOLDER TO COMPLY STRICTLY WITH THE WASHINGTON STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF HIS OR HER DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX B. CENTENNIAL SHAREHOLDERS SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS. THE ABOVE SUMMARY IS ENTIRELY QUALIFIED BY REFERENCE TO APPENDIX B.

RESALES OF STOCK RECEIVED IN THE MERGER

        The WCB Common Stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of Centennial, who may be deemed to be "affiliates" of Centennial, as that term is used in (1) paragraphs (c) and
(d) of Rule 145 under the 1933 Act and/or (2) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of WCB Common Stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to WCB, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Effective Date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. WCB will obtain customary agreements with all Centennial directors, officers, and affiliates of Centennial and WCB, under which such persons have represented that they will not dispose of their shares of WCB received in the Merger or the shares of capital stock of Centennial or WCB held by them before the Merger, except (1) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (2) in a manner that would not adversely affect the ability of WCB to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Joint Proxy Statement does not cover any resales of the WCB Common Stock received by affiliates of Centennial.

NO SOLICITATION

        Centennial has agreed in the Merger Agreement that, except as required by fiduciary duties under applicable law, neither Centennial nor any of its officers or directors will (1) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Centennial or its subsidiaries, (2) enter into discussions concerning any acquisition, or (3) furnish any nonpublic information relating to WCB's business or organization to any person that is not affiliated with Centennial or WCB.

                     UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited condensed pro forma combined financial statements give effect to the Merger of WCB and Centennial on a pooling of interests basis. The unaudited pro forma combined balance sheet is presented on the basis that the Merger took place on September 30, 1997. The unaudited condensed pro forma combined statements of income are presented on the basis that the Merger was consummated as of the beginning of the first period presented.

        These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for WCB and Centennial included or incorporated into this Prospectus/Joint Proxy Statement by reference. See the Centennial Financial Statements. For the WCB Financial Statements, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        The unaudited condensed pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                   Condensed Pro Forma Combined Balance Sheet
                               September 30, 1997
                                   (unaudited)

                                                                                                                     Pro Forma
                                                                 WCB                              Adjustments         Combined
                                              WCB            Consolidated      Centennial           (Note 2)          (Note 3)
ASSETS Cash and cash equivalents:
  Cash and due from banks ..........   $       613,064         29,160,877   $    15,128,030    $            --    $    44,288,907
  Interest-bearing deposits in
  other banks ......................         1,845,448         14,743,365        25,949,269                 --         40,692,634
  Federal funds sold ...............                --          6,988,000                --                 --          6,988,000
                                       ------------------------------------------------------------------------------------------
    Total cash and cash equivalents          2,458,512         50,892,242        41,077,299                 --         91,969,541
Investment securities:
  Investments available for sale ...                --        153,694,405        11,448,677             (3,865)       165,139,217
  Investments held to maturity .....                --          2,596,143           720,000                 --          3,316,143
                                       ------------------------------------------------------------------------------------------
    Total investment securities ....                --        156,290,548        12,168,677             (3,865)       168,455,360
Loans held for sale ................                --          3,420,198         4,332,750                 --          7,752,948

Loans ..............................                --        573,736,247       191,013,590                 --        764,749,837
Allowance for loan loss ............                --         (8,395,415)       (1,581,590)                --         (9,977,005)
                                       ------------------------------------------------------------------------------------------
  Loans, net .......................                --        565,340,832       189,432,000                 --        754,772,832
Premises and equipment, net ........         2,028,109         18,356,687         8,075,853                 --         26,432,540
Intangible assets ..................            16,413            549,260         2,723,298                 --          3,272,558
Other assets .......................        70,762,960         14,073,194         3,023,094                 --         17,096,288
                                       ------------------------------------------------------------------------------------------
    Total assets ...................   $    75,265,994    $   808,922,961   $   260,832,971            ($3,865)   $ 1,069,752,067
                                       ==========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Demand ...........................   $            --    $   124,773,637   $    56,693,571    $            --    $   181,467,208
  Savings and interest-bearing
    demand .........................                --        368,263,553       110,236,181                 --        478,499,734
  Certificates of deposits .........                --        215,507,951        70,478,069                 --        285,986,020
                                       ------------------------------------------------------------------------------------------
    Total deposits .................                --        708,545,141       237,407,821                 --        945,952,962
Short-term borrowings:
  Federal funds purchased ..........                --                 --                --                 --                 --
  Other short-term borrowings ......                --             81,308                --                 --             81,308
                                       ------------------------------------------------------------------------------------------
    Total short-term borrowings ....                --             81,308                --                 --             81,308
Other liabilities ..................                --          6,299,130         1,898,571               (659)         8,197,042
Long-term borrowings ...............                --         18,731,388           290,000                 --         19,021,388
                                       ------------------------------------------------------------------------------------------
    Total liabilities ..............                --        733,656,967       239,596,392               (659)       973,252,700
                                       ------------------------------------------------------------------------------------------

Commitments and contingent
liabilities

STOCKHOLDERS' EQUITY
Common stock .......................        12,640,633         12,640,633            15,755          2,997,317         15,653,705
Additional paid-in capital .........        31,597,765         31,597,765        13,321,774         (2,999,245)        41,920,294
Retained earnings ..................        29,754,752         29,754,752         7,993,307                 --         37,748,059
Net unrealized gains (losses) on
investments available for sale .....         1,272,844          1,272,844           (94,257)            (1,278)         1,177,309
                                       ------------------------------------------------------------------------------------------
  Stockholders' equity .............        75,265,994         75,265,994        21,236,579             (3,206)        96,499,367
                                       ------------------------------------------------------------------------------------------
    Total liabilities and
     stockholders' equity ..........   $    75,265,994    $   808,922,961   $   260,832,971            ($3,865)   $ 1,069,752,067
                                       ==========================================================================================

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                     Pro Forma Combined Statements of Income
                      Nine Months Ended September 30, 1997
                                   (Unaudited)

                                                   WCB         Centennial      Pro Forma
INTEREST INCOME
Interest and fees on loans ................   $ 42,255,066    $ 15,476,779    $ 57,731,845
Interest on taxable investment securities .      4,149,858         467,014       4,616,872
Interest on nontaxable investment .........      1,669,737          50,495       1,720,232
securities
Interest from other banks .................        785,341         242,910       1,028,251
Interest on federal funds sold ............         44,833              --          44,833
                                              --------------------------------------------
  Total interest income ...................     48,904,835      16,237,198      65,142,033

INTEREST EXPENSE
Savings and interest-bearing demand .......      8,364,719       3,596,845      11,961,564
Certificates of deposit ...................      8,111,718       2,065,983      10,177,701
Short-term borrowings .....................         88,968         210,498         299,466
Long-term borrowings ......................        964,990         148,115       1,113,105
                                              --------------------------------------------
  Total interest expense ..................     17,530,395       6,021,441      23,551,836
                                              --------------------------------------------
NET INTEREST INCOME .......................     31,374,440      10,215,757      41,590,197
PROVISION FOR LOAN LOSS ...................      1,731,000       1,211,500       2,942,500
                                              --------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSS .................     29,643,440       9,004,257      38,647,697
                                              ------------    ------------    ------------

NONINTEREST INCOME
Other service charges, commissions and fees      2,951,779         209,476       3,161,255
Service charges on deposit accounts .......      2,162,934         788,224       2,951,158
Trust revenue .............................      1,215,226              --       1,215,226
Gains on sales of loans ...................        959,551         486,929       1,446,480
Gains on sales of serviced loans ..........             --       1,659,420       1,659,420
Loan servicing fees .......................        369,547         288,207         657,754
Other .....................................        232,256          46,108         278,364
Net (losses) on sales of securities .......        (43,963)        (12,792)        (56,755)
                                              --------------------------------------------
  Total noninterest income ................      7,847,330       3,465,572      11,312,902

NONINTEREST EXPENSE
Salaries and employee benefits ............     13,892,388       4,869,134      18,761,522
Equipment .................................      2,095,731         792,266       2,887,997
Occupancy .................................      1,859,032         490,177       2,349,209
ATM & Bancard .............................      1,026,833          13,116       1,039,949
Professional Fees .........................        973,520         272,785       1,246,305
Marketing .................................        711,655         213,192         924,847
Communications ............................        664,061         202,658         866,719
Printing and office supplies ..............        613,605         320,161         933,766
FDIC insurance ............................         57,259          17,569          74,828
Other noninterest expense .................      2,710,531       1,979,643       4,690,174
                                              --------------------------------------------
  Total noninterest expense ...............     24,604,615       9,170,701      33,775,316

INCOME BEFORE INCOME TAXES ................     12,886,155       3,299,128      16,185,283
PROVISION FOR INCOME TAXES ................      4,183,475       1,206,225       5,389,700
                                              --------------------------------------------
NET INCOME ................................   $  8,702,680    $  2,092,903    $ 10,795,583
                                              ============================================

AVERAGE NUMBER OF COMMON
  EQUIVALENT SHARES OUTSTANDING ...........     10,360,030       1,659,640      12,899,279
EARNINGS PER SHARE
  Primary .................................   $        .84    $       1.40    $        .86
  Fully Diluted ...........................   $        .84    $       1.26    $        .84

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                     Pro Forma Combined Statements of Income
                      Nine Months Ended September 30, 1996
                                   (Unaudited)

                                                  WCB          Centennial      Pro Forma
INTEREST INCOME
Interest and fees on loans ................   $ 35,216,066    $ 12,997,610   $ 48,213,676
Interest on taxable investment securities .      3,675,887         437,458      4,113,345
Interest on nontaxable investment .........      1,962,302          59,465      2,021,767
securities
Interest from other banks .................        147,078         215,416        362,494
Interest on federal funds sold ............        373,844          11,802        385,646
                                              -------------------------------------------
  Total interest income ...................     41,375,177      13,721,751     55,096,928

INTEREST EXPENSE
Savings and interest-bearing demand .......      7,224,106       2,339,552      9,563,658
Certificates of deposit ...................      6,346,643       2,242,495      8,589,138
Short-term borrowings .....................        411,532         142,434        553,966
Long-term borrowings ......................        512,652         136,554        649,206
                                              -------------------------------------------
  Total interest expense ..................     14,494,933       4,861,035     19,355,968
                                              -------------------------------------------
NET INTEREST INCOME .......................     26,880,244       8,860,716     35,740,960
PROVISION FOR LOAN LOSS ...................      1,554,987         280,000      1,834,987
                                              -------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSS .................     25,325,257       8,580,716     33,905,973
                                              -------------------------------------------

NONINTEREST INCOME
Other service charges, commissions and fees      2,098,639         217,841      2,316,480
Service charges on deposit accounts .......      1,952,139         615,031      2,567,170
Trust revenue .............................      1,006,991               0      1,006,991
Gains on sales of loans ...................        922,211          40,740        962,951
Gains on sales of serviced loans ..........             --         203,542        203,542
Loan servicing fees .......................        364,085         399,623        763,708
Other .....................................        305,020          80,626        385,646
Net gains (losses) on sales of securities .        (19,496)          6,240        (13,256)
                                              -------------------------------------------
  Total noninterest income ................      6,629,589       1,563,643      8,193,232

NONINTEREST EXPENSE
Salaries and employee benefits ............     12,003,958       4,162,179     16,166,137
Equipment .................................      1,759,308         629,180      2,388,488
Occupancy .................................      1,658,597         473,234      2,131,831
Professional Fees .........................      1,466,424         402,978      1,869,402
ATM & Bancard .............................        767,501          17,489        784,990
Printing and office supplies ..............        582,568         332,226        914,794
Marketing .................................        528,979         218,208        747,187
Communications ............................        443,506         152,181        595,687
FDIC insurance ............................          7,772           2,183          9,955
Other noninterest expense .................      2,274,507       1,584,563      3,859,070
                                              -------------------------------------------
  Total noninterest expense ...............     21,493,120       7,974,421     29,467,541

INCOME BEFORE INCOME TAXES ................     10,461,726       2,169,938     12,631,664
PROVISION FOR INCOME TAXES ................      3,384,223         653,447      4,037,670
                                              -------------------------------------------
NET INCOME ................................   $  7,077,503    $  1,516,491   $  8,593,994
                                              ===========================================

AVERAGE NUMBER OF COMMON
  EQUIVALENT SHARES OUTSTANDING ...........     10,259,334       1,586,703     12,686,990
EARNINGS PER SHARE
  Primary .................................   $        .69    $       1.09   $        .70
  Fully Diluted ...........................   $        .69    $        .96   $        .68

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                     Pro Forma Combined Statements of Income
                      Twelve Months Ended December 31, 1996
                                   (Unaudited)

                                                 WCB         Centennial    Pro Forma
INTEREST INCOME
Interest and fees on loans ................   $48,516,001   $18,043,293   $66,559,294
Interest on taxable investment securities .     4,861,108       592,416     5,453,524
Interest on nontaxable investment .........     2,545,479        77,584     2,623,063
securities
Interest from other banks .................       305,248       237,152       542,400
Interest on federal funds sold ............       396,020        11,802       407,822
                                              ---------------------------------------
  Total interest income ...................    56,623,856    18,962,247    75,586,103

INTEREST EXPENSE
Savings and interest-bearing demand .......     9,912,025     3,352,413    13,264,438
Certificates of deposit ...................     8,680,066     2,962,244    11,642,310
Short-term borrowings .....................       552,338       246,080       798,418
Long-term borrowings ......................       689,160       201,131       890,291
                                              ---------------------------------------
  Total interest expense ..................    19,833,589     6,761,868    26,595,457
                                              ---------------------------------------
NET INTEREST INCOME .......................    36,790,267    12,200,379    48,990,646
PROVISION FOR LOAN LOSS ...................     2,174,987       396,000     2,570,987
                                              ---------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSS .................    34,615,280    11,804,379    46,419,659
                                              ---------------------------------------

NONINTEREST INCOME
Other service charges, commissions and fees     2,747,856       226,710     2,974,566
Service charges on deposit accounts .......     2,632,192       863,226     3,495,418
Trust revenue .............................     1,360,430            --     1,360,430
Gains on sales of loans ...................     1,178,052        42,717     1,220,769
Gains on sales of serviced loans ..........            --       269,107       269,107
Loan servicing fees .......................       499,744       547,663     1,047,407
Other .....................................       443,281       100,666       543,947
Net gains on sales of securities ..........        17,030         8,475        25,505
                                              ---------------------------------------
  Total noninterest income ................     8,878,585     2,058,564    10,937,149

NONINTEREST EXPENSE
Salaries and employee benefits ............    15,969,770     5,974,930    21,944,700
Equipment .................................     2,454,551       833,117     3,287,668
Occupancy .................................     2,324,133       736,351     3,060,484
Professional Fees .........................     1,822,824       426,162     2,248,986
ATM & Bancard .............................     1,022,998        22,725     1,045,723
Marketing .................................       783,067       291,968     1,075,035
Printing and office supplies ..............       750,813       470,605     1,221,418
Communications ............................       643,107       226,206       869,313
FDIC insurance ............................        10,432         2,183        12,615
Other noninterest expense .................     3,069,645     2,041,350     5,110,995
                                              ---------------------------------------
  Total noninterest expense ...............    28,851,340    11,025,597    39,876,937

INCOME BEFORE INCOME TAXES ................    14,642,525     2,837,346    17,479,871
PROVISION FOR INCOME TAXES ................     4,840,510       962,897     5,803,407
                                              ---------------------------------------
NET INCOME ................................   $ 9,802,015   $ 1,874,449   $11,676,464
                                              =======================================

AVERAGE NUMBER OF COMMON
  EQUIVALENT SHARES OUTSTANDING ...........    10,320,123     1,589,005    12,751,301
EARNINGS PER SHARE
  Primary .................................   $       .96   $      1.33   $       .94
  Fully Diluted ...........................   $       .95   $      1.18   $       .92

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                     Pro Forma Combined Statements of Income
                      Twelve Months Ended December 31, 1995
                                   (Unaudited)

                                                   WCB         Centennial      Pro Forma
INTEREST INCOME
Interest and fees on loans ................   $ 38,838,663   $ 14,537,787    $ 53,376,450
Interest on taxable investment securities .      4,849,059        594,407       5,443,466
Interest on nontaxable investment .........      2,812,499         89,363       2,901,862
securities
Interest from other banks .................        152,418        450,309         602,727
Interest on federal funds sold ............        640,687          2,613         643,300
                                              -------------------------------------------
  Total interest income ...................     47,293,326     15,674,479      62,967,805

INTEREST EXPENSE
Savings and interest-bearing demand .......      8,634,137      2,901,317      11,535,454
Certificates of deposit ...................      7,836,904      1,905,160       9,742,064
Short-term borrowings .....................        378,824        304,898         683,722
Long-term borrowings ......................        579,433        418,598         998,031
                                              -------------------------------------------
  Total interest expense ..................     17,429,298      5,529,973      22,959,271
                                              -------------------------------------------
NET INTEREST INCOME .......................     29,864,028     10,144,506      40,008,534
PROVISION FOR LOAN LOSS ...................        943,460        256,000       1,199,460
                                              -------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSS .................     28,920,568      9,888,506      38,809,074
                                              -------------------------------------------

NONINTEREST INCOME
Other service charges, commissions and fees      2,292,827        181,628       2,474,455
Service charges on deposit accounts .......      2,538,190        698,815       3,237,005
Trust revenue .............................      1,268,587             --       1,268,587
Gains on sales of loans ...................        852,954        278,576       1,131,530
Gains on sales of serviced loans ..........             --        619,237         619,237
Loan servicing fees .......................        491,855        470,058         961,913
Other .....................................        640,508         87,770         728,278
Net gains (losses) on sales of securities .          9,838           (860)          8,978
                                              -------------------------------------------
  Total noninterest income ................      8,094,759      2,335,224      10,429,983

NONINTEREST EXPENSE
Salaries and employee benefits ............     14,131,152      4,875,790      19,006,942
Equipment .................................      2,141,985        674,545       2,816,530
Occupancy .................................      1,972,562        515,218       2,487,780
Professional Fees .........................      1,479,574        284,889       1,764,463
ATM & Bancard .............................        799,984         23,878         823,862
Marketing .................................        741,977        276,944       1,018,921
Printing and office supplies ..............        728,955        343,105       1,072,060
FDIC insurance ............................        517,847        130,988         648,835
Communications ............................        576,344        186,399         762,743
Other noninterest expense .................      2,430,076      1,645,490       4,075,566
                                              -------------------------------------------
  Total noninterest expense ...............     25,520,456      8,957,246      34,477,702

INCOME BEFORE INCOME TAXES ................     11,494,871      3,266,484      14,761,355
PROVISION FOR INCOME TAXES ................      3,245,720        907,922       4,153,642
                                              -------------------------------------------
NET INCOME ................................   $  8,249,151   $  2,358,562    $ 10,607,713
                                              ===========================================

AVERAGE NUMBER OF COMMON
  EQUIVALENT SHARES OUTSTANDING ...........     10,181,255      1,482,255      12,449,105
EARNINGS PER SHARE
  Primary .................................   $        .81   $       1.81    $        .87
  Fully Diluted ...........................   $        .81   $       1.59    $        .85

                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.
                     Pro Forma Combined Statements of Income
                      Twelve Months Ended December 31, 1994
                                   (Unaudited)

                                                 WCB           Centennial       Pro Forma
INTEREST INCOME
Interest and fees on loans ................   $ 30,848,846    $  9,823,401    $ 40,672,247
Interest on taxable investment securities .      4,662,516         781,843       5,444,359
Interest on nontaxable investment .........      2,721,225          88,999       2,810,224
securities
Interest from other banks .................        165,889         240,222         406,111
Interest on federal funds sold ............        519,673              --         519,673
                                              --------------------------------------------
  Total interest income ...................     38,918,149      10,934,465      49,852,614

INTEREST EXPENSE
Savings and interest-bearing demand .......      6,910,351       1,885,751       8,796,102
Certificates of deposit ...................      3,991,381         763,979       4,755,360
Short-term borrowings .....................        151,334          49,286         200,620
Long-term borrowings ......................        452,868              --         452,868
                                              --------------------------------------------
  Total interest expense ..................     11,505,934       2,699,016      14,204,950
                                              --------------------------------------------
NET INTEREST INCOME .......................     27,412,215       8,235,449      35,647,664
PROVISION FOR LOAN LOSS ...................        777,500         114,000         891,500
                                              --------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSS .................     26,634,715       8,121,449      34,756,164
                                              --------------------------------------------

NONINTEREST INCOME
Other service charges, commissions and fees      1,887,838         242,535       2,130,373
Service charges on deposit accounts .......      2,420,981         635,072       3,056,053
Trust revenue .............................      1,205,973              --       1,205,973
Gains on sales of loans ...................      1,010,267         378,770       1,389,037
Gains on sales of serviced loans ..........             --         595,804         595,804
Loan servicing fees .......................        449,795         506,221         956,016
Other .....................................        282,132          38,128         320,260
Net (losses) on sales of securities .......       (170,464)         (4,878)       (175,342)
                                              --------------------------------------------
  Total noninterest income ................      7,086,522       2,391,652       9,478,174

NONINTEREST EXPENSE
Salaries and employee benefits ............     12,910,024       4,033,372      16,943,396
Equipment .................................      1,878,655         496,093       2,374,748
Occupancy .................................      1,646,859         390,366       2,037,225
Professional Fees .........................      2,091,465         261,660       2,353,125
ATM & Bancard .............................        658,405          19,411         677,816
Marketing .................................        714,282         286,207       1,000,489
Printing and office supplies ..............        573,039         343,927         916,966
FDIC insurance ............................        923,587         222,094       1,145,681
Communications ............................        414,686         148,579         563,265
Other noninterest expense .................      2,843,353       1,754,204       4,597,557
                                              --------------------------------------------
  Total noninterest expense ...............     24,654,355       7,955,913      32,610,268

INCOME BEFORE INCOME TAXES ................      9,066,882       2,557,188      11,624,070
PROVISION FOR INCOME TAXES ................      2,751,249         757,380       3,508,629
                                              --------------------------------------------
NET INCOME ................................   $  6,315,633    $  1,799,808    $  8,115,441
                                              ============================================

AVERAGE NUMBER OF COMMON
  EQUIVALENT SHARES OUTSTANDING ...........      9,642,546       1,431,300      11,832,435
EARNINGS PER SHARE
  Primary .................................   $        .66    $       1.43    $        .70
  Fully Diluted ...........................   $        .65    $       1.26    $        .69

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

        1. Intangibles. Core deposit intangibles of $549,260 at WCB are being amortized over seven and ten year lives with approximately ten years remaining. Core deposit intangibles and goodwill at Centennial are being amortized over ten years with approximately eight and one-half years remaining.

        2. Adjustments. The unaudited pro forma combined balance sheet reflects the issuance of WCB Common Stock, no par value, as the issuance of 2,410,582 shares to Centennial shareholders using the exchange ratio of 1.53, in addition to the 10,112,506 shares already outstanding to WCB's shareholders. No shares of WCB Common Stock will be issued in exchange for unexercised Centennial stock options at the closing of the Merger; such options will be converted into equivalent WCB Common Stock options. These shares were derived by using the respective companies' outstanding shares at September 30, 1997. An adjustment of $2,997,317 to common stock and $2,999,245 to capital surplus is necessary to reflect the difference between issuance of 2,410,582 shares of WCB Common Stock, with an aggregate par value of $3,013,228 and the value of Centennial Common Stock that will be canceled which is $15,755. Included in the adjustments and reflected in the Investments available for sale and Other liabilities are 125 shares of WCB stock owned by Centennial at September 30, 1997. These shares have also been eliminated in the pro forma Common Stock and Capital Surplus. The pro forma adjustments were based on the exchange ratio generating the issuance of 2,410,582 shares. There were no other significant adjustments made to the historical balance sheets or statements of income of WCB and Centennial to arrive at the unaudited pro forma combined balance sheets and statements of income.

        3. Transaction Costs. Total transaction costs incurred by WCB and Centennial in connection with the Merger are estimated at $495,000. Included in these costs are expenses relating to legal, accounting, printing and other professional fees incurred to complete the Merger. In addition, WCB and Centennial anticipate costs to transition Centennial into WCB of approximately $700,000. Transition costs would include items such as system conversion costs, equipment costs, and professional fees, and the like incurred in the process of converting Centennial to WCB systems and procedures.

        4. Earnings per share. Earnings per share computations are based on the weighted average common equivalent shares outstanding during the years indicated. The shares used in calculating earnings per share have been restated to reflect all stock dividends paid. Pro forma weighted average shares outstanding reflect the issuance of 1.53 shares of Combined Corporation Common Stock for each share of Centennial Common Stock. See "EQUIVALENT PER COMMON SHARE DATA."

        5. West Coast Bancorp. The assets and stockholders' equity of WCB (parent company only) of $75,265,994, as disclosed, are included in the assets and liabilities of WCB Consolidated.

        6. Allowance for Loan Losses. In connection with the Merger, WCB and Centennial have undertaken an extensive review and evaluation of the credit risk inherent in the Bank's loan portfolio. This review and evaluation is still underway, but both parties expect that an increase to the Bank's allowance for loan losses will be made in accordance with WCB's historic reserve methodology. Presently, it is anticipated that the Bank's allowance for loan losses will be adjusted upward to 1.5% to 1.75% of the outstanding loan portfolio of the Bank. If this level of allowance had been provided for the Bank's loan portfolio as of September 30, 1997, an additional provision of $1.3 million to $1.8 million would have been required. See "CENTENNIAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations Nine months ended September 30, 1997 and 1996 - Provision for Loan Losses; - Net Income."

                           INFORMATION CONCERNING WCB

        WCB is a bank holding company headquartered in Lake Oswego, Oregon, eight miles south of downtown Portland. The community banking organization currently comprises three member banks, The Bank of Newport, The Commercial Bank, and the Bank of Vancouver, and has long-standing roots in Oregon dating back to 1925. A broad range of community banking services are offered throughout the 32-office network stretching from Portland, north to Vancouver, Washington, south along I-5 to the greater Salem area and west to the central Oregon Coast. The Bank of Newport operates three branches under the business name "Valley Commercial Bank."

        WCB's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion in Washington. In addition to de novo branching, WCB's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with Centennial, as well as other financial service related companies. In June 1994, WCB concluded a successful offering of the WCB Common Stock, which contributed over $5 million in additional capital to help finance WCB's expansion plans. During the interim period, WCB has continued to invest significantly in management, technology, and other resources (such as an enhanced data center) to support its expansion.

        Financial and other information regarding WCB, including information relating to WCB's directors and executive officers, are set forth in the WCB 1996 10-K, WCB's 1997 10-Qs and the WCB 1997 Proxy incorporated by reference into this Prospectus/Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," the WCB 1996 10-K, the 1997 WCB 10-Q's, and the WCB 1997 Proxy.

                        INFORMATION CONCERNING CENTENNIAL

BUSINESS

        Centennial was originally organized in 1987 under the name " First Olympic Bancorporation" but remained inactive until 1994 and conducted no operations before 1995, when it was reorganized to become the Bank's parent holding company. At that time the Bank was reorganized as a wholly-owned subsidiary of Centennial. As a result, Centennial became a bank holding company registered under the Bank Holding Company Act of 1956. In September 1995, Centennial acquired all of the outstanding stock of Centennial Funding Corporation, an FHA-approved mortgage lender which makes home loans and residential development loans. In June 1996, the Bank acquired First American State Bank ("First American"), a two branch bank in Lewis County, Washington. The banks were merged, with the Bank continuing as the resulting entity. Centennial has other subsidiaries, all of which are, or before consummation of the Merger will be, wholly owned. At September 30, 1997, Centennial had assets of approximately $260.8 million on a consolidated basis.

        The Bank is a Washington state commercial banking corporation incorporated on May 8, 1974. The Bank's deposits are insured by the FDIC. The Bank is not a member of the Federal Reserve System. The Bank serves customers in southwestern Washington through eight branches and two real estate offices, with locations in Olympia, Lacey, Shelton, Hoodsport, Centralia, Chehalis, Fife and Puyallup. The Bank offers a broad range of financial services to commercial and individual customers throughout its service areas. Commercial banking services include real estate loans, commercial loans, accounts receivable and inventory financing, letters of credit and commercial deposits. Individual banking services include savings and checking accounts, real estate loans, consumer installment loans, safe deposit boxes and discount brokerage services.

        The Bank has experienced strong growth in the last ten years. The Bank targets high quality small businesses as its core customers and strives to offer exceptional service. Centennial's mortgage departments offer a full range of mortgage products to consumers, building contractors, and commercial investors. By hiring its management and loan officers from the local community, the Bank believes it has a local knowledge base that enables it to compete more effectively against the larger banks operating in its market areas.

COMPETITION

        Centennial faces strong competition, both in attracting deposits and in originating loans, from other commercial banks, savings and loan associations, mutual savings banks and credit unions, all of which exist in Centennial's service areas. Many of these competitors have greater financial resources than Centennial.

        Centennial competes for deposits and banking business in southwestern Washington from eight locations in Olympia, Lacey, Shelton, Hoodsport, Centralia and Chehalis. Centennial's market area encompasses Thurston, Mason, Pierce and Lewis counties. Centennial competes against approximately ten commercial banks, five savings banks and ten credit unions in its market area.

        Centennial competes for consumer and commercial mortgage business through the Bank's banking branches and also through loan production offices in Puyallup and Fife. There are innumerable competing mortgage lenders, both in the traditional financial institution arena and independent mortgage companies. Rates and service are the competitive factors.

FACILITIES

        The main office of Centennial and the Bank are located at 2850 Harrison Ave, Olympia, Washington. The Bank owns seven other locations and leases four other locations in Southwest Washington, and has an option to purchase its Chehalis and Shelton Olde Towne leased premises.

EMPLOYEES

        As of September 30, 1997, the Bank had 148.9 full time equivalent employees. None of the Bank's employees is represented by a union or other bargaining group. The Bank believes its relationship with its employees to be good. Centennial does not have paid employees of its own. Certain officers of the Bank serve as unpaid officers of Centennial and Centennial reimburses the Bank for their services.

LEGAL PROCEEDINGS

        Periodically and in the ordinary course of business, various claims and lawsuits may be brought against Centennial or the Bank. In the opinion of management, the ultimate liability, if any, resulting from such claims or lawsuits will not have a material adverse effect on the financial position or results of operations of Centennial or the Bank.

               CENTENNIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of Centennial's consolidated financial condition and results of operations is intended to be read in conjunction with, and is qualified in its entirety by reference to, the selected consolidated financial and other data, the consolidated financial statements and related notes included elsewhere in this Prospectus/Proxy.

OVERVIEW

        Centennial's business consists primarily of attracting deposits from the public and originating commercial and real estate loans through the Bank. Centennial's net income is derived primarily from net interest income of the Bank, which is primarily the difference between interest earned on the Bank's loan and investment portfolio and the cost of funds, consisting of interest paid on deposits and borrowings. The volume of and yields earned on loans and investments and the volume of and rates paid on deposits and borrowings determine net interest income.

        The Bank's net income is also affected by noninterest income (primarily service charges on deposits, securities gains or losses and other operating income), provision for loan losses and other noninterest expenses (primarily salaries and benefits, occupancy expenses, data processing costs, and state and local taxes).

        The Bank depends primarily upon customer deposits for funds with which to conduct its business. Total deposits increased to $235.1 million at September 30, 1997 from $199.3 million at December 31, 1996. Since 1987, the Bank has experienced strong, consistent deposit growth, with some seasonal fluctuations.

        Centennial's net income is also dependent to some extent on the financial results of its other direct and indirect subsidiaries, including Centennial Funding Corporation ("Centennial Funding"), a mortgage brokerage company. Effective September 30, 1995, the Bank transferred its 50% ownership interest in Centennial Funding to Centennial as a non-cash dividend, and Centennial acquired the remaining 50% ownership interest from the other shareholder of Centennial Funding in exchange for Centennial Common Stock. To date, the financial results of Centennial Funding and Centennial's other subsidiaries (other than the Bank) have not materially affected Centennial's net income.

        In June 1996, Centennial acquired First American State Bank ("First American") through a merger of First American into the Bank. The acquisition was accounted for using the purchase method of accounting. The results of operations for First American are included in Centennial's results of operations since the date of the acquisition. The cost of the acquisition ($5.4 million) exceeded the fair value of the net assets of First American by $1.8 million. The excess is being amortized on the straight-line basis over the estimated remaining lives on the underlying assets. See Note 1 to Consolidated Financial Statements of Centennial.

RESULTS OF OPERATIONS

Nine months ended September 30, 1997 and 1996

        Overview. As of September 30, 1997, total assets of Centennial were $260.8 million, representing a 23% increase over Centennial's total assets of $212.7 million as of September 30, 1996. The growth in Centennial's total assets resulted primarily from increases in cash and cash equivalents balances, as deposits grew faster than loan originations.

        Net Interest Income. Net interest income for the nine months ended September 30, 1997 increased 15% to $10.2 million from $8.9 million on September 30, 1996. This increase in net interest income reflects primarily an increase in the volume of interest-earning assets partially offset by a decreases in net interest margin and net interest spread from period to period. Average interest-earning assets for the nine months ended September 30, 1997 grew 27% to $209.5 million from $164.7 million at September 30, 1996. Average interest-bearing liabilities for the nine months ended September 30, 1997 grew 26% to $174.0 million from $137.6 million at September 30, 1996. Net interest margin, which is determined by dividing net interest income by average interest-earning assets, declined to 6.54% for the nine months ended September 30, 1997, from 7.21% for the nine months ended September 30, 1996, due mainly to declining rates on interest earning assets. The average yield on interest earning assets decreased to 10.38% for the nine months ended September 30, 1997 from 11.15% for the nine months ended September 30, 1996. Average rates paid for interest-bearing liabilities decreased to 4.63% for the nine months ended September 30, 1997 from 4.72% for the nine months ended September 30, 1996. As a result, net interest spread, which is the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities, declined to 5.75% for the nine months ended September 30, 1997 from 6.43% for the nine months ended September 30, 1996.

        Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, the total dollar amount of interest income on earning assets and interest expense on interest bearing liabilities, resulting yields or costs, net interest income, and net interest margin. Loan fees are recognized as using the interest method over the life of the loan.

                            CENTENNIAL HOLDINGS, LTD.
     AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID 9/30/97 AND 9/30/96

                                    09/30/97                              09/30/96
                                Average     Interest                  Average     Interest
                            Outstanding      Earned/      Yield/  Outstanding      Earned/      Yield/
                                Balance         Paid    Rate (1)      Balance         Paid    Rate (1)
                             ----------- ------------ ----------- ------------ ------------ -----------
ASSETS:

Interest earning balances
  due from banks              5,757,825      242,910       5.64%   5,108,508       215,416       5.63%
Federal funds sold                                                   306,569        11,802       5.14%
Taxable securities           10,340,757      467,014       6.04%  10,270,066       437,458       5.69%
Nontaxable securities (2)     1,206,996       76,508       8.47%   1,480,146        90,098       8.13%
Loans, including fees (3)   192,169,943   15,476,779      10.77% 147,551,860    12,997,610      11.77%
                             -----------------------              ------------------------
    Total interest earning
       assets               209,475,521   16,263,211      10.38% 164,717,149   13,752,384      11.15%
                                         ------------                          ----------

Allowance for loan loss      (1,537,119)                          (1,142,278)
Premises and equipment        8,216,862                            7,403,604
Other assets                 16,886,104                           12,424,476
                            -----------                         ------------
    Total assets            233,041,368                          183,402,951
                            ===========                         ============

LIABILITIES:

Savings and interest
bearing demand deposits      99,072,229    3,596,845       4.85%  71,110,886     2,339,552       4.39%
Certificates of deposit      67,875,432    2,065,983       4.07%  60,819,287     2,242,495       4.93%
Short-term borrowings         4,836,374      210,498       5.82%   3,409,307       142,434       5.58%
Long-term borrowings          2,174,051      148,115       9.11%   2,214,484       136,554       8.24%
                             ----------- ------------             ------------ ------------
    Total interest bearing
      liabilities            173,958,086   6,021,441       4.63%  137,553,964    4,861,035       4.72%
                                         ------------                          ------------

Demand deposits              37,728,931                           29,512,038
Other liabilities             1,852,291                              669,330
                             -----------                          ------------
    Total liabilities        213,539,308                          167,735,332
Shareholders' equity          19,502,060                           15,667,619
                             -----------                          ------------
                             233,041,368                          183,402,951
                             ===========                          ============
Net interest income                       10,241,770                             8,891,349
                                         ============                          ============
Net interest spread                                        5.75%                                 6.43%
                                                      ===========                           ===========

(1) Yield rate calculations have been based on more detailed information than presented and therefore may not recompute exactly due to rounding.

(2) Interest earned on nontaxable securities has been computed on a 34 percent tax equivalent basis.

(3)     Includes balances for loans held for sale.

        Provision for Loan Losses. The provision for loan losses for the nine months ended September 30, 1997 increased 300% to $1.2 million from $.3 million for the nine months ended September 30, 1996, primarily as a result of unexpected loan losses from First American. Centennial believes the loan loss provision represents appropriate additions to the allowance for loan losses.

        In connection with the Merger, WCB and Centennial have undertaken an extensive review and evaluation of the credit risk inherent in the Bank's loan portfolio. This review and evaluation is still underway, but both parties expect that an increase to the Bank's allowance for loan losses will be made in accordance with WCB's historic reserve methodology. Presently, it is anticipated that the Bank's allowance for loan losses will be adjusted upward to 1.5% to 1.75% of the outstanding loan portfolio of the Bank. If this level of allowance had been provided for the Bank's loan portfolio as of September 30, 1997, an additional provision of $1.3 million to $1.8 million would have been required.

        Other Income. Other income for the nine months ended September 30, 1997 increased 122% to $3.5 million from $1.5 million for the nine months ended September 30, 1996. This increase was due primarily to income from the sale of mortgage loan servicing rights and to a lesser extent to income from the sale of loans.

        Other Expense. Other expense for the nine months ended September 30, 1997 increased 15% to $9.2 million from $8.0 million for the nine months ended September 30, 1996. The increase was due primarily to increased operating costs associated with Centennial's growth in assets.

        Net Income. Centennial's net income increased 38% to $2.1 million for the nine months ended September 30, 1997 from $1.5 million for the nine months ended September 30, 1996. This increase was due primarily to the significant increase in other income described above. Fully-diluted earnings per share for the nine months ended September 30, 1997 increased 31% to $1.26 from $.96 for the nine months ended September 30, 1997. In connection with the Merger, an adjustment to the Bank's loan loss allowance is likely to be made. See " - Provision for Loan Losses." Any such adjustment will increase the provision for loan losses and represent a charge to the Bank's future earnings. Presently, it is anticipated that the Bank's allowance for loan losses will be adjusted upward to 1.5% to 1.75% of the outstanding loan portfolio of the Bank. If this level of allowance had been provided for the Bank's loan portfolio as of September 30, 1997, an additional provision of $1.3 million to $1.8 million would have been required, reducing Centennial's net income for the nine months then ended to an amount ranging between $1.2 million to $900,000.

Years ended December 31, 1996 and 1995

        Overview. As of December 31, 1996, total assets of Centennial were $228.0 million, representing a 33% increase over total assets of $171.1 million as of December 31, 1995. The growth in Centennial's total assets resulted primarily from increases in the Bank's loan portfolio (including increases resulting from the acquisition of First American).

        Net Interest Income. Net interest income for 1996 increased 20% to $12.2 million in 1996 from $10.1 million in 1995. This increase in net income reflects primarily an increase in the volume of interest-earning assets partially offset by decreases in net interest margin. Average interest-earning assets in 1996 grew 25% to $172.7 million from $138.4 million in 1995. Average interest bearing liabilities in 1996 grew 31% to $145.4 million from $111.1 million in 1995. During the same periods, net interest margin declined to 7.09% for 1996 from 7.36% for 1995, due mainly to the development of a dealer loan portfolio, which was priced competitively at a lower rate than offered directly in the Bank. The average yield on interest earning assets decreased to 11.0% in 1996 from 11.35% in 1995. Average rates paid for interest-bearing liabilities decreased to 4.65% for 1996 from 4.98% for 1995. As a result, net interest spread decreased only marginally from year to year.

        Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, the total dollar amount of interest income on earning assets and interest expense on interest bearing liabilities, resulting yields or costs, net interest income, and net interest margin. Loan fees are recognized as using the interest method over the life of the loan.

               AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

                                    12/31/96                              12/31/95
                                 Average    Interest                  Average     Interest
                             Outstanding     Earned/      Yield/  Outstanding      Earned/      Yield/
                                 Balance        Paid    Rate (1)      Balance         Paid    Rate (1)
                             ----------- ------------ ----------- ------------ ------------ -----------
ASSETS:

Interest earning balances
  due from banks              4,424,736      237,152       5.36%   7,567,377       450,309       5.95%
Federal funds sold              229,508       11,802       5.14%      49,315         2,613       5.30%
Taxable securities           10,319,360      592,416       5.74%   9,822,675       594,407       6.05%
Nontaxable securities (2)     1,445,219      117,552       8.13%   1,742,342       135,398       7.77%
Loans, including fees (3)   156,325,725   18,043,293      11.54% 119,266,136    14,537,787      12.19%
                            ------------------------             -------------------------
    Total interest earning
      assets                 172,744,548  19,002,215      11.00% 138,447,845    15,720,514      11.35%
                                          ----------                            ----------

Allowance for loan loss      (1,158,610)                            (904,815)
Premises and equipment        7,641,999                            5,250,513
Other assets                 12,342,073                            9,911,095
                             ----------                           ----------

                             -----------                          ------------
    Total assets             191,570,010                          152,704,638
                             ===========                          ============

LIABILITIES:

Savings and interest
bearing demand deposits      75,552,574    3,352,413       4.44%  58,549,639     2,901,317       4.96%

Certificates of deposit      63,009,874    2,962,244       4.70%  43,535,753     1,905,160       4.38%
Short-term borrowings         4,380,328      246,080       5.62%   4,871,438       304,898       6.26%
Long-term borrowings          2,435,083      201,131       8.26%   4,130,771       418,598      10.13%
                             -----------------------              ------------------------
    Total interest bearing
      liabilities            145,377,859   6,761,868       4.65%  111,087,601    5,529,973       4.98%
                                         ------------                          ------------

Demand deposits              28,814,435                           28,978,453
Other liabilities               983,390                              324,282
                             -----------                          ------------
    Total liabilities        175,175,684                          140,390,336
Shareholders' equity          16,394,326                           12,314,302
                             ===========                          ============
                             191,570,010                          152,704,638
                             ===========                          ============
Net interest income                       12,240,347                            10,190,541
                                         ============                          ============
Net interest spread                                        6.35%                                 6.38%
                                                      ===========                           ===========

(1) Yield rate calculations have been based on more detailed information than presented and therefore may not recompute exactly due to rounding.

(2) Interest earned on nontaxable securities has been computed on a 34 percent tax equivalent basis.

(3)     Includes balances for loans held for sale.

        Other Income. Other income for 1996 decreased 12% to $2.1 million from $2.3 million for 1995. This decrease was due primarily to lower income from the sale of loans.

        Other Expense. Other expense for 1996 increased 23% to $11.0 million from $9.0 million for 1995. The increase is due primarily to increases in operating expenses associated with the acquisition of First American (including salary and benefit expense, the cost of cancelling First American's data processing contract, staff training, supplies and signage expenses and other business consolidation expenses) and to a lesser extent to increased salary expense associated with Centennial Funding.

        Provision for Loan Losses. The provision for 1996 increased 55% to $396,00 from $256,000 for 1995 as a result of increases in the Bank's loan portfolio.

        Net Income. Centennial's net income decreased 21% to $1.9 million for 1996 from $2.4 million for 1995. This decrease resulted from increased other expenses, described above. Fully-diluted earnings per share for 1996 declined 26% to $1.18 from $1.59 for 1995.

LIQUIDITY AND CAPITAL RESOURCES

        Liquidity and Sources of Funds. Centennial's primary sources of funds are customer deposits, maturities of investment securities, sales of "available for sale" securities, loan repayments, net income, and advances from the Federal Home Loan Bank of Seattle (FHLB). Scheduled loan payments are relatively stable sources of funds while deposit inflows and unscheduled loan repayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors.

        Total deposits were $235.1 million at September 30, 1997, up from $183.1 million at September 30, 1996. The Bank does not generally accept brokered deposits. A concerted effort has been made to attract deposits in the market area it serves through competitive pricing and delivery of quality products. Deposit growth in 1995, 1996 and the first three quarters of 1997 has largely been a function of the opening of a new Olympia branch in 1995, the acquisition of First American, which had deposits of $29.0 million at closing, in June 1996, the acquisition of the Olde Towne Branch in Shelton in 1997, and a general increase in lending customers who move their deposit accounts to the Bank.

        Centennial anticipates that it will continue relying on customer deposits, maturity of investment securities, sales of "available for sale" securities, loan repayments, net income and FHLB borrowings to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long term basis to support expanded lending activities and to match maturities or repricing intervals of assets. The source of such funds will most likely be borrowings from the FHLB.

        Capital. The tier 1 capital-to-asset leverage ratio for the Bank was 7.85% at September 30, 1997, as compared to 8.43 % at September 30, 1996. The tier 1 capital-to-asset leverage ratio for the Bank was 8.25 % at December 31, 1996, as compared to 8.14% at December 31, 1995. In 1989, the banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted capital-to-asset ratios were 10.11% and 10.73% at September 30, 1997 and 1996 respectively. Risk-adjusted capital-to-asset ratios were 10.33% and 11.44% at December 31, 1996 and 1995 respectively. As of September 30, 1997, the Bank was considered "Well Capitalized" per regulatory risk based capital guidelines.

        As the following table indicates, Centennial (on a consolidated basis) currently exceeds the regulatory minimum capital ratio requirements.

 (Dollars in thousands)                  September 30, 1997                  December 31, 1996
                                  ---------------------------------------------------------------------
                                       Amount            Ratio            Amount            Ratio
                                  ---------------------------------------------------------------------
Tier 1 capital                         $19,463           9.56%            $16,722           9.57%
Tier 1 capital minimum
requirement                              8,147           4.00%              6,986           4.00%
                                  ----------------- ---------------- ----------------- ----------------
                                       $11,316           5.56%             $9,736           5.57%

Total capital                          $21,045          10.33%            $17,952          10.28%
Total capital minimum
requirement                             16,294           8.00%             13,972           8.00%
                                  ----------------- ---------------- ----------------- ----------------
Excess total capital                    $4,751           2.33%             $3,980           2.28%

LENDING

        Centennial's principal lending activities are the origination of commercial, commercial real estate, real estate mortgage and real estate construction loans through the Bank. Centennial's policy is to originate loans primarily in its local market area. The Bank is a Preferred Lender with the SBA and utilizes the SBA programs to offer loans to small businesses that may otherwise not meet the Bank's underwriting criteria. Being a community bank, the Bank is able to attract a large volume of commercial business due to its flexibility, service and understanding of the market. Real estate values and construction starts remain stable and no major change is anticipated. Strong markets in King and Pierce County support and contribute to the stability of the real estate values and construction starts in Thurston County. The influence of Ft. Lewis and the state government also contribute to the stability of the local market. In general, loan-to-value ratios are maintained in the 75% - 80% range for portfolio loans. Real estate mortgages are written to the secondary market standards and are available for sale to the secondary market.

        The Bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate and personal assets. Most business loans are also dependent on the personal guarantees of the owners of the business. The Bank's loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

        The Bank's commercial and industrial loans consist primarily of SBA loans, business term loans and secured revolving lines of credit. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential buildings. The majority of the loans within the Bank's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate, or to a similar extent, a treasury-base index.

        The Bank's consumer installment loans and other loans include home equity loans, auto loans, personal lines of credit and Visa cards.

        In addition to interest earned on loans, Centennial receives fees for originating loans and for providing loan commitments. These fees, net of costs to originate loans, are deferred and amortized into interest income over the life of the loan. Loans are originated principally as a result of contact with and referrals from existing customers and through the efforts of staff.

        Types of Loans. The following table sets forth the composition of Centennial's loan portfolio by type of loan as of the date indicated, not including non accrual loans or deferred fees. The composition of loans at September 30, 1997 and for the years ended December 31, 1996 and 1995 was as follows:

                                                                        December 31
                                                              -----------------------------
                             September 30, 1997               1996                     1995
                           --------------------------------------------------------------------------
                             Amount     % of Total     Amount     % of Total     Amount    % of Total
Commercial                $ 53,450,759     27.48%   $ 49,117,142    26.87%    $34,330,319     28.82%
Commercial-real estate      33,277,863     17.11%     38,112,518    20.85%     27,300,658     22.92%
Real estate-construction    33,691,818     17.32%     17,339,723     9.49%     12,268,654     10.30%
Real estate-mortgage        30,923,673     15.90%     32,170,157    17.60%     20,892,032     17.54%
Lines of credit,
installment, credit
  cards, and overdrafts     43,182,541     22.20%     46,068,933    25.20%     24,319,607     20.42%
                           --------------------------------------------------------------------------
                    TOTAL $194,526,654    100.00%   $182,808,473   100.00%   $119,111,270    100.00%
                           ==========================================================================

        Loan Maturities and Sensitivities to Changes in Interest Rates. The following table shows the maturity analysis of loans outstanding by type as of September 30, 1997. In addition, the table shows the amount of all loans due within and after one year classified according to the sensitivity to change in interest rates, but does not include non accrual loans or deferred fees.

                                                             After One
                                                Within      But Within           After
                                              One Year      Five Years      Five Years           Total
                                        ---------------------------------------------------------------
Commercial                                 $39,457,438     $10,418,135      $3,575,186     $53,450,759
Commercial-real estate                      13,331,848      12,131,440       7,814,575      33,277,863
Real estate-construction                    31,490,088       2,130,362          71,368      33,691,818
Real estate-mortgage                        12,181,107      12,021,753       6,720,813      30,923,673
Lines of credit, installment,
  credit cards, and overdrafts               4,490,896      32,526,244       6,165,401      43,182,541
                                        ---------------------------------------------------------------
                                TOTAL     $100,951,377     $69,227,934     $24,347,343    $194,526,654
                                        ===============================================================

Total loans maturing after one year with:

Predetermined interest rates (fixed):       $7,432,720     $59,182,198     $24,347,343     $90,962,261

Floating or adjusted interest rates
(variable):                                 93,518,657      10,045,736                     103,564,393
                                        ---------------------------------------------------------------
                                          $100,951,377     $69,227,934     $24,347,343    $194,526,654
                                        ===============================================================

        Risk Elements. The following table states as of September 30, 1997 and for the years ended December 31, 1996 and 1995 non-accrual and past due loans:

                                         September 30, 1997    December 31, 1996    December 31, 1995
                                         ------------------    -----------------    -----------------
Non accrual loans                            $1,093,000            $344,000              $191,000

Accruing loans past due 90 days or more          $2,000              $5,000              $280,000

        Interest income on non accrual loans that would have been recorded in the three periods ending September 30, 1997 was $52,400. Non accrual loans have increased greatly in 1997. This is due to unexpected loan problems from the loan portfolio acquired with First American, the balances of these loans were $630,000 at September 30, 1997. Without those loans, the non accrual balance would be $463,000, well in line with historical non accruals for Centennial. The anticipated loss for these First American loans is $60,000.

        Loan Administration. Centennial has experienced significant growth of its loan portfolio with consistent growth in all areas of lending. The growth is largely attributable to the economic climate in Thurston County, the ancillary effects of large regional businesses such as Boeing, Intel and State Farm, which are located in King and Pierce counties and the quality of service and products available from Centennial. The increase in loan losses and delinquencies can be directly attributable to the quality of the loan portfolio acquired with First American. As these problems are resolved, historical rates of loan losses and delinquencies are expected to return. Centennial strives to minimize the risks associated with loans to developers by funding borrowers with significant assets and other sources of income beyond their development companies. Typically, many of the developers have rental income from commercial or residential properties and management considers these loans to customers to be of the same or better quality as loans to long standing Centennial customers and represent no additional risk. With Centennial's primary lending focus on commercial and real estate loans, risk is generally correlated with the health of the business community. The risk is mitigated by monitoring the financial condition of Centennial's customers and by maintaining adequate collateral margins. Centennial has adopted comprehensive lending policies that provide detailed underwriting guidelines, as well as procedures for identification and monitoring of potential problem loans. The loan committees meet regularly and review various reports pertaining to the performance, quality and composition of the loan portfolio, as well as detailed credit information regarding new loans extended during the period. The commercial loan committee consists of the CEO, COO and CCO of the Bank along with the SBA officer and area managers. The real estate loan committee consists of the CEO, COO and CCO of the Bank, along with the SVP Mortgage, VP Mortgage, VP Construction and the Credit Administration Manager. The full board of the Bank reviews summary reports from these committees monthly.

        Non-Performing Loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due. Upon such discontinuance, the loan is placed on non-accrual status and any accrued but unpaid interest is charged against income in that period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

        At September 30, 1997, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. The Bank is not aware of any loans that continued to accrue interest at September 30, 1997 that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that causes them to have doubts as to the ability of the borrowers to comply with the terms of the loans.

        At September 30, 1997, the Bank had $1,093,000 in non-accrual loans, $2,000 in past due loans 90 days plus, and $246,737 in OREO, for a total of $1,341,737 in non-performing assets. The allowance for loan loss represents 117.88% of non-performing assets at September 30, 1997, compared to 177.17% at December 30, 1996 and 215.58% at December 31, 1995. One borrower with two loans and combined balances of $570,000 was upgraded to performing loans status in November, 1997, and one loan for $60,000 was charged off, bringing the above figures and ratios into historical performance ranges for Centennial. Centennial anticipates no significant losses on the remainder of the non-performing assets.

        Analysis of Allowance for Loan Losses. Centennial maintains the allowance for loan losses at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risks characteristics of classified loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the period ended September 30, 1997 and the years ended December 31, 1996 and 1995:

                                              Nine Months Ended      Year Ended December 31
                                             September 30,  1997      1996            1995
                                              -------------------------------------------------
Balance at the beginning of the period        $   1,452,946     $     992,098     $     800,060

Charge-offs:
        Commercial                                 (815,664)         (250,337)           (3,240)
        Consumer                                   (297,926)         (298,400)          (67,163)
                                              -------------------------------------------------
                                                 (1,113,590)         (548,737)          (70,403)
                                              -------------------------------------------------
Recoveries:
        Commercial                                   18,479            26,516             4,850
        Consumer                                     12,255            35,441             1,591
                                              -------------------------------------------------
                                                     30,734            61,957             6,441
                                              -------------------------------------------------

Net (charge-offs) recoveries                     (1,082,856)         (486,780)          (63,962)

Reserves added through acquisition of
First American State Bank                                             551,628
Provision charged to operations                   1,211,500           396,000           256,000
                                              -------------------------------------------------
Balance at end of period                      $   1,581,590     $   1,452,946     $     992,097
                                              =================================================

Ratio of net (charge-offs) recoveries to
  average loans outstanding during period              0.75%             0.31%             0.05%


Average loans outstanding during the period   $ 192,169,943     $ 156,325,725     $ 118,473,976

        In connection with the Merger, WCB and Centennial have undertaken an extensive review and evaluation of the credit risk inherent in the Bank's loan portfolio. This review and evaluation is still underway, but both parties expect that an increase to the Bank's allowance for loan losses will be made in accordance with WCB's historic methodology. Presently, it is anticipated that the Bank's allowance for loan losses will be adjusted upward to 1.5% to 1.75% of the outstanding loan portfolio. If this level of allowance had been provided for the Bank's loan portfolio as of September 30, 1997, an additional provision of $1.3 million to $1.8 million would have been required.

        Asset and Liability Management. Centennial's results of operations depend on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of Centennial's assets and liabilities.

        Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment portfolio securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given time.

        As a general rule, in periods of falling interest rates, banks with positive interest sensitivity GAPs are more susceptible to a decline in net interest income. In periods of rising interest rates, banks with negative interest sensitivity GAPs are more likely to experience declines in net interest income. The actual effect that rising and falling rates have on the Bank's net interest income depends, however, not only on the interest sensitivity GAP, but also the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits and other factors.

        As of September 30, 1997, Centennial had a negative interest sensitivity GAP and thus is most vulnerable to rising interest rates. Management attempts to limit exposure to interest rate risk by maintaining a balance sheet posture such that net interest income is not significantly affected by market fluctuations in interest rates. Centennial utilizes interest sensitivity GAP reports to measure the effect of varying interest rate scenarios and balance sheet strategies on net interest income.

        Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

        The following table sets forth the dollar amount of interest-sensitive assets and interest sensitive liabilities at September 30, 1997, and the difference between them for the maturity or repricing periods indicated.

                 ASSET AND LIABILITY MATURITY REPRICING SCHEDULE
                               SEPTEMBER 30, 1997

                                                            After One
                                          Within One       But Within    After Five
                                                Year       Five Years       Years        Total
                                     --------------------------------------------------------------
Loans                                $ 100,951,377    $  69,227,934   $  24,347,343   $ 194,526,654
Investment Securities:
Available for sale                       4,713,608        6,019,369         715,700      11,448,677
Held for Maturity                          240,000          480,000                         720,000

Interest bearing deposits with
  other banks                           25,949,269                                       25,949,269

                                     --------------------------------------------------------------
Total Earning Assets                 $ 131,854,254    $  75,727,303   $  25,063,043   $ 232,644,600
                                     ==============================================================
Deposits:
Interest bearing demand              $  41,033,461                                    $  41,033,461
Savings                                 69,202,720                                       69,202,720
Time certificates of deposit            53,557,279       15,758,046       1,162,744      70,478,069
                                     --------------------------------------------------------------
Total deposits                         163,793,460       15,758,046       1,162,744     180,714,250
                                     ==============================================================
Long term borrowings                       290,000                                          290,000
                                     --------------------------------------------------------------
Total Interest Bearing Liabilities     164,083,460       15,758,046       1,162,744     181,004,250
                                     --------------------------------------------------------------
Net Interest Rate Sensitivity Gap    $( 32,229,206)   $  59,969,257   $  23,900,299   $  51,640,350
                                     ==============================================================


        Investment Activities. Centennial has adopted, as required, Statement of Financial Accounting Standards (SAFS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires investment securities to be segregated as trading securities, held-to-maturity or available-for-sale based upon management's intent as to the ultimate disposition of each security acquired. Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholder's equity.

        Other than securities issued by the U.S. government or a federal agency, Centennial has no securities exceeding 10% of stockholders' equity. Municipal securities owned by Centennial are primarily issued by Thurston County or local municipalities with which Centennial is familiar.

        The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow requirements. The following table sets forth the investment securities portfolio of Centennial.

        Analysis of Investment Securities. The amortized cost and estimated market values of investments in debt securities are as follows as of September 30, 1997:

                                                               GROSS            GROSS        ESTIMATED
                                          AMORTIZED       UNREALIZED       UNREALIZED           MARKET
                                               COST            GAINS           LOSSES            VALUE
                                    -------------------------------------------------------------------
Available for sale:
  U.S. Treasury securities               $6,734,407          $12,681         ($1,544)       $6,745,544
  U.S. Government agencies                  917,667                         (201,967)          715,700
  Municipal Bonds                           500,000           25,100                           525,100
  Mortgage-backed securities                907,111            7,618         (12,475)          902,254
  Marketable equity securities               52,905           27,774                            80,679
  Federal Home Loan Bank stock            2,479,400                                          2,479,400
                                    -------------------------------------------------------------------
    TOTAL AVAILABLE FOR SALE             11,591,490           73,173        (215,986)       11,448,677

Held to maturity:
  Municipal bonds                           720,000            4,545          (1,791)          722,656
                                    -------------------------------------------------------------------
    TOTAL                               $12,311,490          $77,718       ($217,777)      $12,171,333
                                    ===================================================================


        Maturity Distributions of Investment Securities. The scheduled maturities of investment securities and their weighted average yield as of September 30, 1997 were as follows:

                         Available-for-Sale Securities              Held-to-Maturity Securities
                    -----------------------------------------------------------------------------------
                                   Estimated      Weighted                   Estimated      Weighted
                     Amortized       Market       Average      Amortized       Market       Average
                        Cost         Value         Yield          Cost         Value         Yield
                    -----------------------------------------------------------------------------------
Due in one
year or less           1,248,595     1,251,275         5.96%      $240,000      $240,127         6.23%

Due after one year
through five years     5,985,812     6,019,369         6.23%       480,000       482,529         7.95%

Due after five
years through
ten years

Due after ten years      917,667       715,700         3.30%
                    -----------------------------------------------------------------------------------
                       8,152,074     7,986,344         5.86%       720,000       722,656         7.38%
                                                =============                             =============

Mortgaged-backed
securities               907,111       902,254

Marketable Equity
Securities                52,905        80,679

Federal Home Loan
Bank Stock             2,479,400     2,479,400
                    ---------------------------               ---------------------------

                      11,591,490    11,448,677                     720,000       722,656
                    ===========================               ===========================

                            MANAGEMENT OF CENTENNIAL

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is certain information concerning all of the directors and executive officers of Centennial and the Bank, including the background, business experience, and principal occupations, of each Centennial director and executive officer. Except as otherwise noted, the positions indicated are at both Centennial and the Bank.

DIRECTORS:

DAVID BAYLEY, age 48, is Vice President and majority owner of Mason County Title Co. and practices law as a self-employed attorney in areas of real estate & corporate law Mr. Bayley serves as Chairman of the Bank's Audit Committee, and is also a member of the Funds Management and Executive Committees. He has served as a director of the Bank since 1985, and of Centennial since 1994.

LOWELL DEGUISE, age 40, is owner of Deguise Bookkeeping Service and Controller for Gene Weaver & Associates, and a former director of First American. Mr. Deguise is a member of the Bank's Funds Management and Audit Committees and has been a director of the Bank since 1996.

RUSSELL D. DUNCAN, age 56, is the owner/manager of Duncan & Assoc. Insurance Agency. Mr. Duncan is Chairman of the Bank Human Resource & Marketing Committee, is a member of the Bank's Executive Committee, and has served as a director of the Bank since 1986.

THOMAS W. HEALY, age 58, has been the Chief Executive Officer of Centennial since its formation and of the Bank since 1986, and serves as Chairman of the Board of Centennial and the Bank and Chairman of the Bank's Executive Committee. Mr. Healy has been a director of the Bank since 1986.

RICHARD T. HOSS, age 44, is an attorney with Hoss & Wilson Hoss, Attorneys at Law in Shelton. Mr. Hoss is a member of the Executive and Funds Management Committees of the Board and has been a director of the Bank since 1986.

G. LOWELL JARVIS, age 68, is semi-retired and works part-time as a real estate agent for Reid Realty. Mr. Jarvis has been a director of the Bank since its inception and is a member of the Executive Committee and Vice Chairman of the Audit Committee.

JENS W. JORGENSEN, age 37, previously Chairman of First American's Board, is General Manager of Tri-Mountain Resources, a division of Jorgensen Timber. Mr. Jorgensen holds a BA in Business Finance and International Finance. Mr. Jorgensen is a member of the Bank's Funds Management and Audit Committees. Mr. Jorgensen has been a director of Centennial and the Bank since 1996.

GREGG REICHERT, age 50, is the owner operator of an AM/PM mini mart and Reichert Choice Meats and was previously a member of First American's Board. He is a member of the Bank's Funds Management and Human Resources and Marketing Committees has served as a director of the Bank since 1996.

RICHARD SCOTT, age 63, is President and General Manager of Desco Electronics. Mr. Scott is a member of the Bank's Funds Management and Human Resources and Marketing Committees of the Board and has been a director of the Bank since 1990.

JOE L. SNYDER, age 51, is an attorney. Mr. Snyder currently serves as Vice-Chairman of the Board of the Bank, and member of the Human Resource and Marketing and Audit Committees of the Board. Mr. Snyder has been a director of Centennial since 1994, and a director of the Bank since 1983.

NORMA A. TAYLOR, age 64, is Vice President of Taylor United, Inc., a family-owned shellfish operation. Ms. Taylor is a member of the Bank's Human Resource and Marketing and Audit Committees, has been a director of Centennial since 1994, and a director of the Bank since 1988.

DANIEL D. YERRINGTON, age 52, has been the President of Centennial since 1994 and of the Bank since 1987. Mr. Yerrington is Chairman of the Bank's Funds Management Committee, and serves as Vice-Chairman of the Executive Committee and as a member of the Bank's Human Resource and Marketing Committee. Mr. Yerrington is also a member of the Centennial Board. Mr. Yerrington holds a BA, has 23 years banking experience and five years experience as an FDIC Examiner.

EXECUTIVE OFFICERS:

STEVE HANSON, age 40, Senior Vice President and Chief Financial Officer. Mr. Hanson has 15 years bank experience and approximately 2 years as a State of Washington bank examiner. He has worked for the Bank since 1987 and is the Chief Financial Officer for Centennial and the Bank.

JILL FAUGHENDER, age 38, Vice President, Human Resources. Ms. Faughender has 18 years banking experience and holds designation as Professional in Human Resource
(PHR) Management. She has worked for the Bank since 1985 and is the Personnel Officer of the Bank and Corporate Secretary for both Centennial and the Bank.

CAROL HANSON, age 63, Senior Vice President, Chief Credit Officer. Ms. Hanson has 34 years mortgage and commercial lending experience. She has worked for the Bank since 1992 and is the Senior Credit Administrator.

TERRY SNYDER, age 52, Senior Vice President, Mortgage Area Manager. Mr. Snyder has 25 years banking and mortgage lending experience. He has worked for the Bank since 1987 and currently oversees the entire mortgage operation.

EXECUTIVE COMPENSATION

        Summary Compensation Table. The following table summarizes all compensation earned by Thomas W. Healy, Chief Executive Officer of Centennial and the Bank and the only named executive officer who will continue as an executive officer or director of WCB after consummation of the Merger, for services rendered in all capacities during the fiscal year ended December 31, 1996.

                                              Annual Compensation
            Name and                     -------------------------------            All Other
       Principal Position         Year               Salary                       Compensation
---------------------------------------------------------------------------------------------------------
        Thomas W. Healy           1996              $180,000                       $192,811(1)
=========================================================================================================

----------
(1) Includes car allowance benefits of $1,405, board fees of $6,000, $35,406 relating to premiums on a $1.5 million policy on Mr. Healy's life, the proceeds of which Centennial is obligated to apply in redemption of shares of Centennial Common Stock from Mr. Healy's estate, and $150,000 representing the actuarially projected current dollar value of deferred compensation benefits which accrued during 1996 under the terms of Mr. Healy's employment contract with Centennial.

Options Granted in Last Fiscal Year. There were no options granted to Mr. Healy during the fiscal year ended December 31, 1996.

        Aggregate Option Exercises and Fiscal Year-End Option Value Table. The following table includes the number of shares covered by exercisable stock options held by Mr. Healy as of December 31, 1996. Mr. Healy holds no unexercisable options. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year end fair market value of the Centennial Common Stock.

                            Shares
                           Acquired     Value     Number of Unexercised     Value of Unexercised
          Name            on Exercise Realized     Options at Year End       Options at Year End
----------------------------------------------------------------------------------------------------
     Thomas W. Healy        20,000    $103,600           80,000                   $507,200
====================================================================================================


DIRECTOR COMPENSATION

        Directors receive a fee of $550.00 per month for each meeting of the Centennial or Bank Board, as well as $550.00 for each committee meeting attended. Centennial maintains a director stock option plan (the "Plan") as a means of providing directors of Centennial and its subsidiaries with greater incentive in connection with their services to Centennial and its subsidiaries, thereby promoting the interests of Centennial and its stockholders. The Plan was effective April 1, 1996 and terminates April 1, 1999. The Plan is administered by the Centennial Board of Directors, which has exclusive authority in its absolute discretion to determine the terms and conditions of options granted thereunder, other than those terms and conditions fixed in the Plan. The aggregate number of shares of Centennial Common Stock that may be issued under the Plan may not exceed 25,000 shares.

BOARD COMMITTEES

        There are no committees of the Centennial Board. Any committee work is done through the Bank Board and its committees. The Bank has an Executive/Loan Committee, a Funds Management Committee, a Human Resource & Marketing Committee and an Audit Committee.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

        Except as set forth herein, none of the directors or executive officers of Centennial or the Bank have or have had any material interest in any transactions to which the bank was or is a party, outside of the ordinary course of Centennial's and the Bank's business.

        Certain directors and officers of Centennial and the Bank, and the companies with which they are associated, have had and are expected to continue to have banking transactions with the Bank from time to time in the ordinary course of business. Any loans and commitments to lend included in such transactions have been, and will continue to be made, in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness.

        Thomas W. Healy is employed under an employment agreement with Centennial. The term of employment is 8.5 years commencing January 1, 1996. The employment agreement provides an annual salary of $180,000, subject to annual increases and bonuses in the discretion of Centennial's Board of Directors, as well as stock options, benefits, automobile allowance and indemnification. Mr. Healy is also entitled under the agreement to a retirement allowance of $150,000 per year, beginning at age 65. The retirement allowance vests on a pro rata basis over the term of the agreement. Pursuant to the agreement, Centennial is required to maintain a life insurance policy in the amount of $1.5 million, the proceeds of which must be used to redeem shares of Centennial stock from Mr. Healy's estate.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of September 30, 1997, with respect to (1) each director and executive officer of Centennial and the Bank, and (2) the shares owned by all directors and executive officers as a group.

                                          Number of Shares                      Percentage
Name                                      Beneficially Owned(1)                 Outstanding
----                                      ---------------------                 -----------
Thomas W. Healy(2)                               673,243                           42.43%
Daniel D. Yerrington(3)                           31,384                            1.98%
David C. Bayley(4)                                60,300                            3.80%
Lowell Deguise                                     1,722                              *
Russell D. Duncan(5)                              12,487                              *
Richard T. Hoss(6)                                 4,300                              *
G. Lowell Jarvis(7)                                4,400                              *
Jens W. Jorgensen                                 23,814                            1.50%
Gregg Reichert                                     9,066                              *
Richard A. Scott(8)                                7,600                              *
Joe L. Snyder(9)                                  51,700                            3.26%
Norma A. Taylor(10)                               21,900                            1.38%
Terry Snyder(11)                                  16,561                            1.04%
Steve Hanson(12)                                   9,759                              *
Carol Hanson(13)                                   4,295                              *
Jill Faughender(14)                                3,603                              *

All Directors and Officers as a Group                                              59.18%

-------------------

*       Less than 1%.

(1) Beneficial ownership includes sole voting and investment power as to the shares, unless otherwise indicated.

(2) Includes 10,343 shares owned through Centennial Employee Stock Ownership Plan, and 45,900 shares owned by Centennial Capital Corporations, a wholly owned company of Healy.

(3) Includes 1,500 shares of issuable on exercise of vested options and 7,528 shares owned through the Centennial Employee Stock Ownership Plan.

(4)     Includes 400 shares of issuable on exercise vested options.

(5)     Includes 400 shares of issuable on exercise vested options.

(6)     Includes 400 shares of issuable on exercise vested options.

(7)     Includes 400 shares of issuable on exercise vested options.

(8)     Includes 400 shares of issuable on exercise vested options.

(9)     Includes 400 shares of issuable on exercise vested options.

(10)    Includes 400 shares of issuable on exercise vested options.

(11) Includes 5,561 shares owned through the Centennial Employee Stock Ownership Plan.

(12) Includes 3,000 shares of issuable on exercise vested options and 4,609 shares owned through the Centennial Employee Stock Ownership Plan.

(13) Includes 3,000 shares of issuable on exercise vested options and 295 shares owned through the Centennial Employee Stock Ownership Plan.

(14) Includes 1,000 shares of issuable on exercise vested options and 2,553 shares owned through the Centennial Employee Stock Ownership Plan.

OTHER PRINCIPAL SHAREHOLDERS

        There are no persons other than those included in the table entitled "Securities Ownership of Management and Certain Beneficial Owners" known by Centennial and the Bank to have beneficial ownership of more than 5% of the outstanding Centennial Common Stock.

                           SUPERVISION AND REGULATION

INTRODUCTION

        The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. These references are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations which apply to and regulate the operation of the banking industry might exist which are not referenced below. Changes in applicable statutes and regulations may have a material effect on the business of WCB, Centennial, and their respective subsidiaries.

                               WCB AND CENTENNIAL

GENERAL

        As bank holding companies, WCB and Centennial are subject to the Bank Holding Company Act of 1956 ("BHCA"), as amended, which places them under the supervision of the Board of Governors of the Federal Reserve System ("FRB"). In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities related to banking. Certain recent legislation has expanded interstate branching and relaxed federal restrictions on interstate banking and may expand opportunities for bank holding companies (for additional information see below under the heading "WCB's Bank Subsidiaries -- Interstate Banking and Branching"). However, the full impact of this legislation on WCB and Centennial is unclear at this time.

HOLDING COMPANY STRUCTURE

        FRB Regulation. A bank holding company must obtain the approval of the
FRB: (1) before acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks.

        WCB and Centennial must file annual and certain interim reports required from time to time by the FRB. In addition, the FRB performs periodic examinations of WCB and Centennial.

        Holding Company Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company which is not a bank or a bank holding company, unless the FRB determines that the activities of such company are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public that would outweigh possible adverse effects. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act") amended the BHCA to eliminate the requirement that bank holding companies seek FRB approval before engaging de novo in permissible nonbanking activities if the holding company is well-capitalized and meets certain other specified criteria. A bank holding company meeting those specifications need only notify the FRB within 10 business days after beginning the activity.

        The Economic Growth Act also established an expedited procedure for well-capitalized bank holding companies meeting certain criteria to obtain FRB approval to acquire smaller companies that engage in permissible non-banking activities pre-approved by FRB order.

        Transactions With Affiliates. WCB and its Bank Subsidiaries, and likewise Centennial and the Bank, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Covered transactions include, subject to specific exceptions, loans by bank subsidiaries to affiliates, investments by bank subsidiaries in securities issued by an affiliate, the taking of such securities as collateral, and the purchase of assets by a bank subsidiary from an affiliate. When the Merger is consummated, WCB and its Bank Subsidiaries will be deemed affiliates within the meaning of the Federal Reserve Act.

        Support of Subsidiary Banks. Under FRB policy, a bank holding company is expected to act as a source of financial and managerial strength to, and commit resources to support, each of its subsidiary banks. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks. The Crime Control Act of 1990 provides that, in the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment the bank holding company has made to a federal bank regulatory agency to maintain the capital of a subsidiary bank and this obligation will be entitled to a priority of payment.

        Tie-In Arrangements. WCB, Centennial, the Bank, and the Bank Subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither WCB, Centennial, the Bank, nor the Bank Subsidiaries may condition an extension of credit to a customer on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April 21, 1997, the FRB has also adopted significant amendments to its anti-tying rules that: (1) remove FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on WCB, Centennial and their respective subsidiaries is unclear at this time.

        State Law Restrictions. As an Oregon corporation, WCB is subject to certain limitations and restrictions under applicable Oregon corporate law. Similarly, as a Washington corporation, Centennial is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in both Oregon and Washington include limitations and restrictions relating to: indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

        Securities Registration and Reporting. The common stock of WCB is registered as a class with the SEC under the 1934 Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by WCB under that Act can be inspected and copied at or obtained from the office of the SEC in Washington, D.C. In addition, the securities issued by WCB are subject to the registration requirements of the 1933 Act and applicable state securities laws unless exemptions are available.

CONTROL TRANSACTIONS

        The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of the proposed acquisition, and within that time period, the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made before the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

        In addition, any company would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the company is a bank holding company) or more of the outstanding shares of WCB or Centennial, or to otherwise obtain control over the WCB or Centennial.

                       THE BANK SUBSIDIARIES AND THE BANK

GENERAL

        Despite some recent legislative initiatives to reduce regulatory burdens, banking remains a highly regulated industry. Legislation enacted from time to time may increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial and nonfinancial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in state legislatures, and before various bank regulatory agencies. In addition, there continue to be proposals in Congress to restructure the banking system.

        Some of the significant areas of bank regulation, including significant federal legislation affecting state-chartered banks, are generally discussed below.

REGULATION OF STATE BANKS

        Oregon state banks, such as The Bank of Newport and The Commercial Bank are subject to primary regulation and examination by the Oregon Department of Consumer and Business Services ("Oregon Department"). As Washington State banks, the Bank and the Bank of Vancouver are subject to primary regulation and examination by the Washington Director. WCB's bank subsidiaries are also subject to supervision, examination, and regulation by certain federal banking agencies. The deposits of the Bank and the Bank Subsidiaries are insured (to applicable limits) by, and therefore are subject to regulation by, the FDIC.

        Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business. Depository institutions, such as the bank subsidiaries, are affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.

        Washington state banking law provides that the amount of funds which a bank may lend to a single borrower is generally limited to 20% of capital and surplus. For this purpose, capital includes (1) the amount of common stock outstanding and unimpaired, (2) the amount of preferred stock outstanding and unimpaired, and (3) capital notes or debentures issued pursuant to RCW 30.36. Surplus includes capital surplus, reflecting the amounts paid in excess of the par or stated value of capital stock, or amounts contributed to the bank other than for capital stock, and undivided profits.

DIVIDENDS

        Dividends paid to WCB by its Bank Subsidiaries are a material source of WCB's cash flow. Likewise, dividends paid to Centennial by the Bank are a material source of Centennial's cash flow. Various federal and state statutory provisions limit the amount of dividends the Bank Subsidiaries and the Bank are permitted to pay to WCB and Centennial, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.

        If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

        Oregon law imposes the following limitations on the payment of dividends by Oregon state banks: (1) no dividends may be paid that would impair capital;
(2) until the surplus fund of a bank is equal to 50% of its paid-in capital, no dividends may be declared unless at least 20% of the bank's net profits for the dividend period have been carried to the surplus account; (3) dividends cannot be greater than net undivided profits then on hand minus losses, certain bad debts, certain charged-off assets or depreciation and accrued expenses, interest, and taxes; and (4) if the surplus fund does not exceed 50% of paid-in capital at the time of a reduction in the surplus due to losses, dividends cannot be declared or paid in excess of 50% of net earnings until the surplus fund is restored to at least the amount from which the surplus was originally reduced.

        Under these restrictions, as of December 31, 1996, WCB's Bank Subsidiaries could have declared dividends of approximately $17.3 million in the aggregate, without obtaining prior regulatory approval. The payment of dividends by banks may also be affected by other factors, such as capital maintenance requirements.

        Washington statutes prohibit a bank from paying any dividends in an amount greater than the bank's retained earnings, without approval of the Washington Director. The Washington Director has authority to require a bank to suspend payment of all dividends until the bank has complied with any requirements made by the Washington Director.

REGULATION OF MANAGEMENT

        Federal law: (1) sets forth circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency; (2) places restraints on lending by a bank to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel of a bank from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

CONTROL OF FINANCIAL INSTITUTIONS

        No person may acquire "control" of a bank unless the appropriate federal agency has been given 60 days prior written notice and within that time the agency has not disapproved the acquisition. Substantial monetary penalties may be imposed for violation of the change in control or other provisions of banking laws. Washington banking laws further require that 30 days before the acquisition of control, defined as direct or indirect ownership, control or power to vote 25% or more of the outstanding stock of a bank, the acquiring party must file with the Washington Director an application containing certain specified information. Acquisitions of control in violation of the statute are deemed void.

FIRREA

        The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

FDICIA

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law in late 1991. As required by FDICIA, numerous regulations have been adopted by federal bank regulatory agencies, including the following: (1) federal bank regulatory authorities have established five different capital levels for banks and, as a general matter, enable banks with higher capital levels to engage in a broader range of activities; (2) the FRB has issued regulations requiring standardized disclosures with respect to interest paid on deposits; (3) the FDIC has imposed restrictions on the acceptance of brokered deposits by weaker banks; (4) the FDIC has implemented risk-based deposit insurance premiums; and (5) the FDIC has issued regulations requiring state-chartered banks to comply with certain restrictions with respect to equity investments and activities in which the banks act as a principal.

        FDICIA recapitalized the Bank Insurance Fund ("BIF") and required the FDIC to maintain the BIF and Savings Association Insurance Fund ("SAIF") at 1.25% of insured deposits by increasing deposit insurance premiums as necessary to maintain such ratio. FDICIA also required federal bank regulatory authorities to prescribe, by December 1, 1993, (1) non-capital standards of safety and soundness; (2) operational and managerial standards for banks; (3) asset and earnings standards for banks and bank holding companies addressing such areas as classified assets, capital, and stock price; and (4) standards for compensation of executive officers and directors of banks. However, this provision was modified by later legislation to allow federal regulatory agencies to implement these standards through either guidelines or regulations.

INTERSTATE BANKING AND BRANCHING

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. As of September 29, 1995, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, as of June 1, 1997, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

        Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

        Oregon, effective as of February 27, 1995, and Washington, effective June 6, 1996, each enacted "opting in" legislation in accordance with the Interstate Act provisions allowing banks to opt-in early to the interstate merger provisions. Accordingly, both states generally permit interstate mergers, subject to certain restrictions. Given that Oregon and Washington have permitted interstate banking for a number of years, this legislation is not expected to have a profound impact on banking in Oregon or Washington or on WCB's, Centennial's, the Bank's or the Bank Subsidiaries' operations in particular. Nevertheless, the impact that the Interstate Act might have on WCB, Centennial, the Bank, and the Bank Subsidiaries is impossible to predict at this time.

CAPITAL ADEQUACY REQUIREMENTS

        The FRB, the FDIC, and the OCC (collectively, the "Federal Banking Agencies") have established uniform capital requirements for all commercial banks. Bank holding companies are also subject to certain minimum capital requirements. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive to ensure the maintenance of adequate capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

        The Federal Banking Agencies' "risk-based" capital guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with high levels of capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, will be taken into account in determining a final assessment of an organization's capital adequacy. Under these new regulations, banks were required to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier 1 risk-based capital ratio of 4%.

        The Federal Banking Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets (the "Leverage Ratio") of 3%. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

        Regulations adopted by the Federal Banking Agencies as required by FDICIA impose even more stringent capital requirements. The regulators require the OCC and other Federal Banking Agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels at which an institution is deemed to be "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In order to be "well-capitalized," an institution must maintain, at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a 5% Leverage Ratio. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a 4% Leverage Ratio). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of December 31, 1996, neither the Bank nor the Bank Subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

        The Oregon Department has authority under Oregon law to require shareholders of an Oregon state bank to contribute additional capital to the bank if its capital becomes impaired. The capital of a bank is deemed to be impaired under Oregon law if the value of the bank's assets is insufficient to pay its liabilities (excluding any liability on outstanding capital debentures) plus the amount of its paid-in capital.

        The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) required by the FRB for bank holding companies is 8%. At least one-half of the total capital must be Tier 1 capital; the remainder may consist of Tier 2 capital. Bank holding companies are also subject to minimum Leverage Ratio guidelines. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies meeting certain specified criteria, including achievement of the highest supervisory rating. All other bank holding companies are required to maintain a Leverage Ratio which is at least 100 to 200 basis points higher (4% to 5%). These guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

        In August of 1995, the Federal Banking Agencies adopted a final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. Effective September 1, 1995, when evaluating the capital adequacy of a bank, the Federal Banking Agencies' examiners will consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process. Concurrent with the publication of this final rule, the Federal Banking Agencies proposed for comment a joint policy statement describing the process the Federal Banking Agencies will use to measure and assess a bank's interest rate risk. This joint policy statement was superseded by an updated Joint Policy Statement in June of 1996.

        In addition, the Federal Banking Agencies published a joint final rule on September 6, 1996, amending their respective risk-based capital standards to incorporate a measure for market risk to cover all positions located in an institution's trading account and foreign exchange and commodity positions wherever located. This final rule, effective January 1, 1997, implements an amendment to the Basle Capital Accord that sets forth a supervisory framework for measuring market risk. The final rule effectively requires banks and bank holding companies with significant exposure to market risk to measure that risk using its own internal value-at-risk model, subject to the parameters of the final rule, and to hold a sufficient amount of capital to support the institution's risk exposure.

        Institutions subject to this final rule must be in compliance with it by January 1, 1998. This final rule applies to any bank or bank holding company, regardless of size, whose trading activity equals 10% or more of its total assets or amounts to $1 billion or more. The Federal Banking Agencies may require an institution not otherwise subject to the final rule to comply with it for safety and soundness reasons and, under certain circumstances, also may exempt an institution otherwise subject to the final rule from compliance.

FDIC INSURANCE

        Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system. Under this system, depository institutions, such as the bank subsidiaries, with BIF-insured deposits, are required to pay an assessment to the BIF ranging from $.0 to $.27 per $100 of deposits based on the institution's risk classification. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act provides, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF-insured deposits. The one-time assessment is designed to place the SAIF at its 1.25 reserve ratio goal.

        The Funds Act, for the three-year period beginning in 1997, subjects BIF-insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (roughly 1.3 basis points) imposed on SAIF-insured deposits (roughly 6.5 basis points). In addition, service debt funding on FICO bonds for the first half of 1997 is expected to result in BIF-insured institutions paying .64 cents for each $100 of assessed deposits, and SAIF-insured institutions paying 3.2 cents on each $100 of deposits. Beginning in the year 2000, BIF-insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

        Banking regulators are empowered under the Funds Act to prohibit insured institutions and their holding companies from facilitating or encouraging the shifting of deposits from the SAIF to the BIF in order to avoid higher assessment rates. The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date.

        The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

COMMUNITY REINVESTMENT ACT ("CRA")

        The Federal Banking Agencies have each adopted regulations and examination procedures to ensure that a bank is helping to meet the credit needs of all segments of its communities, including low-and-moderate-income neighborhoods.

                     DESCRIPTION OF WCB'S CAPITAL STOCK AND
                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                  CENTENNIAL COMMON STOCK AND WCB COMMON STOCK

        The OBCA, as amended, and WCB's Articles of Incorporation and Bylaws, both as amended, govern the rights of WCB shareholders and will govern the rights of Centennial's shareholders who become shareholders of WCB through the Merger. The rights of Centennial shareholders are currently governed by the WBCA, as amended, and by Centennial's Articles of Incorporation and Bylaws. The following is a brief summary of the material differences between the rights, respectively, of Centennial and WCB shareholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

        Under its Articles of Incorporation, WCB's authorized capital stock consists of 15,000,000 common stock shares, no par value, and 10,000,000 preferred stock shares, no par value.

        Centennial's authorized capital stock consists of 9,000,000 common stock shares, and 1,000,000 preferred stock shares. All shares have a par value of $.01 per share.

PREFERRED STOCK

        As of December 31, 1997, neither WCB nor Centennial had issued any shares of preferred stock. The WCB Board is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the WCB Board may determine. Likewise, the Centennial Board is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Centennial Board may determine.

COMMON STOCK

        As of December 31, 1997, there were ________ shares of WCB Common Stock issued and outstanding, in addition to options for the purchase of ________ shares of WCB Common Stock under WCB's employee and director stock option plans.

        As of December 31, 1997, there were ________ shares of Centennial Common Stock issued and outstanding, in addition to options for the purchase of ________ shares of Centennial Common Stock under Centennial's employee and director stock option plans.

DIVIDEND RIGHTS

        Dividends may be paid on WCB Common Stock as and when declared by the WCB Board out of funds legally available for the payment of dividends. The WCB Board may issue preferred stock that is entitled to such dividend rights as the WCB Board may determine, including priority over the common stock in the payment of dividends. The ability of WCB to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends WCB can pay (See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions"). Under the OBCA, the WCB Board is barred from making any dividend payment if, after giving effect to such payment, WCB is either unable to pay its debts as they become due in the usual course of business or WCB's total assets would be less than the sum of its total liabilities, as more fully provided in ORS 60.181.

        Dividends may be paid on Centennial Common Stock as and when declared by the Centennial Board out of funds legally available for the payment of dividends. The Centennial Board may issue preferred stock that is entitled to such dividend rights as the Centennial Board may determine, including priority over the common stock in the payment of dividends. The ability of Centennial to pay dividends basically depends on the amount of dividends paid to it by its subsidiary. Accordingly, the dividend restrictions imposed on its subsidiary by statute or regulation effectively may limit the amount of dividends Centennial can pay (See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions"). Under the WBCA, the Centennial Board is barred from making any dividend payment if, after giving effect to such payment, Centennial is either unable to pay its debts as they become due in the usual course of business or WCB's total assets would be less than the sum of its total liabilities, as more fully provided in RCW 23B.06.400.

VOTING RIGHTS

        All voting rights are currently vested in the holders of WCB Common Stock and Centennial Common Stock, respectively, each share being entitled to one vote.

        Both WCB's and Centennial's Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors. The WCB Board and the Centennial Board are each authorized to determine the voting rights of any preferred stock that may be issued.

PREEMPTIVE RIGHTS

        Neither the holders of WCB Common Stock nor the holders of Centennial Common Stock have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

        If WCB is liquidated, the holders of WCB Common Stock are entitled to share, on a pro rata basis, WCB's remaining assets after provision for liabilities. The WCB Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of WCB Common Stock.

        Similarly, Centennial Common Stock holders are entitled to share, pro rata, Centennial's remaining assets after provision for liabilities, if Centennial is liquidated. The Centennial Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of Centennial Common Stock.

ASSESSMENTS

        All outstanding shares of Centennial Common Stock and of WCB Common Stock are fully paid and nonassessable.

BOARD OF DIRECTORS

        WCB's Articles of Incorporation provide for division of its Board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The WCB Board must consist of at least 8, but no more than 20 directors; the WCB Board sets the exact number by resolution. Currently, the WCB Board has 11 directors. A WCB director may not be removed without cause before his or her term expires, unless two-thirds of the shareholders entitled to vote on the matter, vote in favor of removal.

        Centennial's Bylaws provide that each member of its Board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). The Centennial Board must consist of at least five directors; the Centennial Board sets the exact number by resolution. Currently, the Centennial Board has six directors. Centennial's shareholders, by an affirmative majority vote, may remove any director from office, with or without cause, before his or her term expires.

INDEMNIFICATION AND LIMITATION OF LIABILITY

        WCB's Articles of Incorporation provide for indemnification, to the fullest extent permissible under the OBCA, of its directors against all expense, liability, and loss (including attorneys' fees) incurred by him or her by reason of or arising from the fact that he or she is or was a director of WCB or is or was serving at WCB's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and these indemnification rights continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and inure to the benefit of his or her heirs, executors, and administrators. WCB's Articles of Incorporation authorize WCB, through its Bylaws, and the WCB Board to provide indemnification to WCB's officers, employees, and agents, to the extent permitted by law. WCB's Bylaws provide that WCB will indemnify its directors and officers to the full extent permitted by the OBCA. However, WCB will not provide indemnification when
(1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to WCB in a proceeding by or in the right of WCB; or (3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in WCB's Bylaws.

        Centennial's Articles of Incorporation provide that a director is not personally liable to Centennial or Centennial's shareholders for monetary damages for conduct as a director, except for (1) intentional misconduct or knowing violations of law; (2) conduct violating RCW 23B.08.310 (unlawful distributions); or (3) transactions from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Centennial's Articles of Incorporation provide for indemnification of directors and officers under certain circumstances. The Centennial Board may authorize indemnification of Centennial's other employees and agents in accordance with Centennial's Articles of Incorporation. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in Centennial's Articles of Incorporation.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        Under Oregon law, WCB's shareholders may amend WCB's Articles of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter. The WCB Board may make the amendments listed in ORS 60.434 to the Articles of Incorporation without shareholder approval. Either the shareholders or, subject to certain restrictions, the WCB Board may amend WCB's Bylaws.

        The WBCA requires approval of two-thirds of the shareholders entitled to vote on the matter in order to amend the corporation's articles. The Centennial Board may make the amendments listed in RCW 23B.10.020 to the Articles of Incorporation without shareholder approval. Either the shareholders or the Centennial Board may amend Centennial's Bylaws.

REPURCHASE OF SHARES

        Under Oregon and Washington law, a corporation may acquire shares of its own stock. Therefore, both WCB and Centennial may, under applicable state law, repurchase shares of their own capital stock.

DISSENTERS' RIGHTS

        Under the WBCA, a shareholder is entitled to dissent from, and, upon perfection of the shareholder's appraisal rights, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

        Similar dissenters' rights are generally provided to shareholders under the OBCA. However, under the OBCA, unless the articles of incorporation provide otherwise, dissenters' rights are not available to shareholders of any class or series if the shares of that class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the shareholders' meeting at which the corporate action ordinarily entitling the shareholders to dissenters' rights was taken or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491. Thus the shareholders of WCB are not entitled to dissenter's rights with regard to the Merger.

SALES OF ASSETS, MERGERS AND DISSOLUTIONS - VOTING

        Under the WBCA, unless the articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for mergers, assets sales, and dissolutions. Centennial's articles of incorporation do not provide for a lesser vote. Separate voting by voting groups is required (1) on a plan of share exchange and (2) on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to articles of incorporation. The OBCA requires approval by the holders of a majority of the shareholders entitled to vote on the matter for assets sales, mergers and dissolutions. Both the OBCA and the WBCA contain provisions setting forth certain circumstances under which no vote by the shareholders of a corporation surviving a merger is required.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

        WCB's Articles of Incorporation and Oregon and Washington statutes contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

        1.     WCB's Articles of Incorporation.

        WCB's Articles of Incorporation include certain provisions that could make more difficult the acquisition of WCB by means of a tender offer, a proxy contest, merger or otherwise. These provisions include (1) restrictions on removal of directors which could limit changes in the composition of the WCB Board (See "Board of Directors," above); (2) certain nonmonetary factors that the WCB Board may consider when evaluating a takeover offer (discussed in more detail below); and (3) a requirement that at least two-thirds of the shareholders approve a Change in Control of WCB or a sale of substantially all of WCB's assets, unless the transaction is approved by 75% of the WCB Board.

        In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of WCB (e.g., by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

        WCB's Articles of Incorporation allow the WCB Board to consider nonmonetary factors in evaluating another party's offer to (a) make a tender or exchange for any equity security of WCB, (b) merge or consolidate WCB with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of WCB's assets. Specifically, the Articles allow the WCB Board, in determining what is in the best interests of WCB and its shareholders, to consider all relevant factors, including the effects on its employees, customers, suppliers, and other constituents of WCB and its subsidiaries and on the communities in which WCB and its subsidiaries are located.

        The staggered terms for WCB's directors, provisions in WCB's Articles of Incorporation permitting the removal of directors only for cause except by a super-majority shareholder vote, requirement of a super-majority vote of shareholders to approve change-in-control transactions unless such transactions receive a super-majority approval of the WCB Board, permitting the consideration of nonmonetary factors in evaluating takeover proposals, the availability of WCB's preferred stock for issuance without shareholder approval, and the WCB Board's ability to expand the Board size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of WCB through a tender offer, proxy contest, the election of a majority of the WCB Board, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of WCB. This could deprive WCB's shareholders of opportunities to realize a premium for their WCB Common Stock and could make removal of incumbent directors more difficult, even in circumstances where such action was favored by a majority of WCB's shareholders.

        2.     Oregon Law.

        Oregon's significant anti-takeover provisions are generally described below.

        ORS 60.357(5), a statutory provision similar to the provision described above in WCB's Articles of Incorporation, allows directors to consider nonmonetary factors when evaluating a takeover offer.

        ORS 60.157 allows a corporation's board of directors to impose certain restrictions or conditions on rights, options or warrants issued by the corporation for the purchase of shares, without violating the general rule (see ORS 60.131) that all shares within the same class must have identical preferences, limitations, and relative rights. With respect to any person (or such person's transferee) owning or offering to acquire a specified number or percentage of the outstanding stock or other securities of the corporation, this statute allows the board to (a) preclude or limit such person's exercise, transfer, or receipt of rights, options or warrants and (b) invalidate or void the rights, options or warrants held by such person. This permits the adoption of a Shareholder Rights Plan or a so called "Poison Pill."

        The Oregon Control Share Act (ORS 60.801, et seq.) ("OCSA") operates to deny voting rights to potential acquirers of a corporation who trigger the OCSA by purchasing enough shares to cross certain thresholds designated in the statute. Under the OCSA, the shares of an "acquiring person" obtained in a "control share acquisition" are denied voting rights unless (a) the target's board or shareholders approve the acquisition in advance; (b) a majority of the disinterested shareholders approve restoration of the acquiring person's voting rights; (c) the acquiring person sells the shares to an unaffiliated person; or
(d) the corporation, in its Articles of Incorporation or Bylaws, "opts out" of the control share provisions. At this time, WCB has not opted-out of the OCSA. Transactions in which the corporation acquires its own shares and mergers involving an agreement and plan of merger to which the corporation is a party are excluded from the definition of "control share acquisition."

        ORS 60.835 prohibits business combinations with interested shareholders for a period of three years following the date the shareholder becomes interested, unless an exception applies. A shareholder becomes interested when the shareholder acquires 15% or more of the outstanding voting stock of the corporation. Business combinations with an interested shareholder are not prohibited if (a) the board of directors approves in advance either the business combination or the transaction in which the shareholder becomes an interested shareholder; (b) the shareholder acquires 85% or more of the outstanding voting stock in the same transaction in which the shareholder becomes interested; or
(c) the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding the interested shares) approve the transaction (by affirmative vote and not by written consent). ORS
60.835 does not apply if a shareholder inadvertently becomes interested and divests as soon as practicable.

        3.     Washington Law.

        As a Washington corporation, Centennial is subject to the provisions of the WCBA. Section 23B.19 of the WCBA may be considered to have an anti-takeover effect and may delay, deter, or prevent a tender offer, proxy contest or other takeover attempt that a shareholder might consider to be in such shareholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by shareholders. However, Section 23B.19 does not apply to a corporation that does not have a class of voting securities registered under Section 12 of the Securities Exchange Act of 1934. Thus, it does not apply to Centennial.

                              CERTAIN LEGAL MATTERS

        The validity of the WCB Common Stock to be issued in the Merger will be passed upon for WCB by its counsel, Graham & Dunn, Seattle/Tacoma, Washington. Graham & Dunn also will give an opinion concerning certain tax matters related to the Merger.

                                     EXPERTS

        The consolidated financial statements of WCB as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference into this Prospectus/Joint Proxy Statement and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance of said firm as experts in accounting and auditing in giving said report.

        The consolidated financial statements of Centennial as of December 31, 1996 and 1995 and for the years then ended are included in this Prospectus/Joint Proxy Statement and in the Registration Statement in reliance on the report of Dwyer Pemberton & Coulson, P.C., independent certified public accountants, as indicated in their reports with respect thereto, and on the authority of such as experts in accounting and auditing. Dwyer Pemberton & Coulson's report refers to the adoption of Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation.

        The consolidated balance sheets of Vancouver Bancorp (Bancorp) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended as existed prior to restatement for Bancorp's pooling combination with West Coast Bancorp (and not presented separately or incorporated separately by reference herein), have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference from the West Coast Bancorp Annual Report on Form 10-K for the year ended December 31, 1996. The consolidated financial statements of West Coast Bancorp, as restated for its pooling combination with Bancorp have also been incorporated in this prospectus by reference from the West Coast Bancorp Annual Report on Form 10-K for the year ended December 31, 1996, in reliance (with respect to the pre-pooling consolidated financial statements of Bancorp at and for the years ended December 31, 1995 and 1994) upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  OTHER MATTERS

        Neither the Centennial Board nor the WCB Board is aware of any business to come before the parties' respective Special Stockholder Meetings, other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before any of the Special Meetings, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                        CONSOLIDATED FINANCIAL STATEMENTS





                            CENTENNIAL HOLDINGS, LTD.


                 For the years ended December 31, 1996 and 1995

                                          TABLE OF CONTENTS

                                                                           PAGE
INDEPENDENT AUDITOR'S REPORT                                                 1

FINANCIAL STATEMENTS

  Consolidated Balance Sheets                                                2

  Consolidated Statements of Income                                          3

  Consolidated Statements of Stockholders' Equity                            4

  Consolidated Statements of Cash Flows                                      5

  Notes to Consolidated Financial Statements                                 7

                 [DWYER PEMBERTON AND COULSON, P.C. LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT

January 24, 1997



Board of Directors
Centennial Holdings, Ltd.


We have audited the accompanying consolidated balance sheets of Centennial Holdings, Ltd. and subsidiaries (Centennial) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Centennial's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centennial Holdings, Ltd. and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 15 to the financial statements, Centennial adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 1996.



                                      /s/ DWYER, PEMBERTON AND COULSON
                                      --------------------------------------
                                      Dwyer, Pemberton and Coulson

                            CENTENNIAL HOLDINGS, LTD.

                           CONSOLIDATED BALANCE SHEETS
          September 30, 1997 (Unaudited) and December 31, 1996 and 1995



                                     ASSETS

                                                       December 31
                                 September 30    ----------------------
                                    1997          1996           1995
                               ------------   ---------------------------
CASH AND DUE FROM BANKS        $ 40,987,037   $ 16,093,969   $ 26,490,830

FEDERAL FUNDS SOLD                      -0-            -0-      3,000,000

INVESTMENT SECURITIES            12,168,677     11,068,072     10,042,017

OTHER INVESTMENTS                   207,132        193,602        270,510

LOANS
   Commercial and industrial    129,466,755    116,892,081     76,344,417
   Real estate mortgages          9,461,773     12,438,051     11,870,850
   Consumer and installment      51,923,795     54,432,312     33,006,926
   Other loans                    4,493,615      3,627,266      1,539,563
                               ------------------------------------------
                                195,345,938    187,389,710    122,761,756
   Reserve for loan losses        1,581,590      1,452,946        992,098
                               ------------------------------------------
           LOANS - NET          193,764,348    185,936,764    121,769,658

PREMISES AND EQUIPMENT - NET      8,075,853      8,292,074      6,784,604

OTHER REAL ESTATE OWNED             246,737        420,957        304,593

OTHER ASSETS                      5,326,806      6,009,686      2,421,207
                               ------------------------------------------



           TOTAL ASSETS        $260,776,590   $228,015,124   $171,083,419
                               ==========================================



See accompanying notes.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                              December 31
                                                    September 30     ---------------------------
                                                        1997              1996           1995
                                                    ------------     ---------------------------
DEPOSITS
   Demand                                           $  95,392,318    $  65,591,738    $  51,632,592
   Savings                                             78,637,275       71,381,642       50,862,828
   Time, $100,000 and over                             20,657,819       24,835,123       11,975,634
   Other time                                          40,392,681       37,496,478       37,140,391
                                                    -----------------------------------------------
           TOTAL DEPOSITS                             235,080,093      199,304,981      151,611,445

OTHER LIABILITIES                                       4,051,349        3,964,971        2,226,746

OPERATING LINES OF CREDIT                                 290,000        6,234,415        3,287,045
                                                    -----------------------------------------------
           TOTAL LIABILITIES                          239,421,442      209,504,367      157,125,236
                                                    -----------------------------------------------

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY              118,569          130,468          133,619
                                                    -----------------------------------------------

STOCKHOLDERS' EQUITY
   Preferred stock,  1,000,000 shares authorized;
     none issued and outstanding                              -0-              -0-              -0-
   Common stock:
     9,000,000 shares authorized; 1,491,608 and
       1,314,471 shares issued and outstanding
        in 1996 and 1995 respectively                      15,755           14,917           13,145
   Surplus                                             13,321,774       12,190,599        9,121,196
   Undivided profits                                    7,993,307        6,258,917        4,833,702
   Unrealized securities losses, net of tax               (94,257)         (84,144)        (143,479)
                                                    -----------------------------------------------
           TOTAL STOCKHOLDERS' EQUITY                  21,236,579       18,380,289       13,824,564
                                                    -----------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS'
              EQUITY                                $ 260,776,590    $ 228,015,124    $ 171,083,419
                                                    ===============================================

                           CENTENNIAL HOLDINGS, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
       For the nine months ended September 30, 1997 and 1996 (Unaudited)
               and for the years ended December 31, 1996 and 1995



                                                 September 30                 December 31
                                            --------------------------------------------------------
                                               1997            1996          1996           1995
                                            --------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans               $ 15,482,147  $ 13,125,780   $18,141,508   $ 14,625,477
   Interest on investment securities             470,001       444,216       600,391        612,033
   Interest on mortgage-backed securities         47,508        52,707        69,609         71,737
   Interest on federal funds                     242,910       227,218       248,954        452,922
                                            -------------------------------------------------------
           TOTAL INTEREST INCOME              16,242,566    13,849,921    19,060,462     15,762,169
                                            -------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                        5,662,828     4,582,047     6,314,657      4,806,477
   Interest on Federal Home Loan Bank
      advances                                   210,498       142,434       246,080        304,898
   Interest on borrowed funds                    175,836       253,063       318,925        507,530
                                            -------------------------------------------------------
           TOTAL INTEREST EXPENSE              6,049,162     4,977,544     6,879,662      5,618,905
                                            -------------------------------------------------------
           NET INTEREST INCOME BEFORE
              PROVISION FOR LOAN LOSSES       10,193,404     8,872,377    12,180,800     10,143,264

PROVISION FOR LOAN LOSSES                      1,211,500       280,000       396,000        256,000
                                            -------------------------------------------------------
           NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES        8,981,904     8,592,377    11,784,800      9,887,264
                                            -------------------------------------------------------

OTHER INCOME
   Service fees                                  793,079       623,451       875,638        715,522
   Loan servicing income                         288,207       399,623       547,663        470,058
   Gain on loan sales                            629,991       283,037       342,061        870,671
   Gain on sale of serviced loans              1,517,186           -0-           -0-            -0-
   Other operating income                        253,437       234,199       296,648        266,853
                                            -------------------------------------------------------
           TOTAL OTHER INCOME                  3,481,900     1,540,310     2,062,010      2,323,104
                                            -------------------------------------------------------

OTHER EXPENSES
   Salaries                                    3,910,195     3,449,182     5,031,633      4,169,622
   Pensions, payroll taxes and employee
     benefits                                    959,038       707,032       937,357        688,376
   Occupancy expenses                          1,107,547       960,444     1,368,069      1,218,317
   Other operating expenses                    3,187,370     2,846,091     3,659,705      2,833,289
                                            -------------------------------------------------------
           TOTAL OTHER EXPENSES                9,164,150     7,962,749    10,996,764      8,909,604
                                            -------------------------------------------------------
           INCOME BEFORE MINORITY
              INTEREST IN INCOME OF
              CONSOLIDATED SUBSIDIARY          3,299,654     2,169,938     2,850,046      3,300,764

MINORITY INTEREST IN INCOME OF
CONSOLIDATED SUBSIDIARY                             (526)          -0-       (12,700)       (34,280)
                                            -------------------------------------------------------
           INCOME BEFORE INCOME TAXES          3,299,128     2,169,938     2,837,346      3,266,484

PROVISION FOR INCOME TAXES                     1,206,225       653,447       962,897        907,922
                                            -------------------------------------------------------
           NET INCOME                       $  2,092,903  $  1,516,491   $ 1,874,449   $  2,358,562
                                            =======================================================


See accompanying notes.

                           CENTENNIAL HOLDINGS, LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            For the nine months ended September 30, 1997 (Unaudited)
               and for the years ended December 31, 1996 and 1995



                                                                              UNREALIZED
                                      COMMON      CAPITAL       UNDIVIDED     SECURITIES
                                     STOCK         SURPLUS      PROFITS        LOSSES       TOTAL
                                 ----------------------------------------------------------------------
BALANCE AT JANUARY 1, 1995       $  1,295,701  $  7,608,727   $ 2,865,205  $    (556,981)  $11,212,652
   Net income                                                   2,358,562                    2,358,562
   Cash dividends                                                (390,065)                    (390,065)
   Issuance of common stock            45,616       586,031                                    631,647
   Redemption of common stock            (264)     (401,470)                                  (401,734)
   Exchange of stock               (1,327,908)    1,327,908
   Unrealized gain on securities,
      net of tax                                                                 413,502       413,502
                                 ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995           13,145     9,121,196     4,833,702       (143,479)   13,824,564

   Net income                                                   1,874,449                    1,874,449
   Cash dividends                                                (449,234)                    (449,234)
   Issuance of common stock               276       326,162                                    326,438
   Acquisition of First American State
      Bank, including issuance of
      149,537 shares of common stock    1,496     2,743,241                      (34,678)    2,710,059
   Unrealized gain on securities,
      net of tax                                                                  94,013        94,013
                                 ---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996           14,917    12,190,599     6,258,917        (84,144)   18,380,289
   Net income                                                   2,092,903                    2,092,903
   Cash dividends                                                (358,513)                    (358,513)
   Issuance of common stock               838     1,131,175                                  1,132,013
   Unrealized loss on securities,
      net of tax                                                                 (10,113)      (10,113)
                                 ---------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997    $     15,755  $ 13,321,774   $ 7,993,307  $     (94,257)  $21,236,579
                                 =====================================================================



See accompanying notes.

                           CENTENNIAL HOLDINGS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       For the nine months ended September 30, 1997 and 1996 (Unaudited)
               and for the years ended December 31, 1996 and 1995



                                                  September 30                  December 31
                                             ------------------------------------------------------
                                              1997            1996           1996           1995
                                             ------------------------------------------------------
CASH FLOWS FROM OPERATING
ACTIVITIES
   Net income                           $     2,092,903  $   1,516,491  $  1,874,449   $  2,358,562
   Noncash revenues and expenses
     included in income:
        Depreciation and amortization           872,160        579,587     1,072,820        701,336
        Provision for loan losses             1,211,500        280,000       396,000        256,000
        Deferred federal income tax
           expense (benefit)                    (64,683)       152,821        57,791        (23,445)
        Federal Home Loan Bank stock
           dividends                           (135,500)      (123,700)     (169,900)      (121,200)
        (Income) loss from unconsolidated
           subsidiary                           (25,429)       (28,140)      (25,686)         1,781
     (Increase) decrease in other assets        532,780        231,735      (241,393)    (1,942,461)
     Increase (decrease) in other liabilities   156,271        675,856           956       (341,808)
                                             ------------------------------------------------------
           NET CASH PROVIDED BY
              OPERATING ACTIVITIES            4,640,002      3,284,650     2,965,037        888,765
                                             ------------------------------------------------------

CASH FLOWS FROM INVESTING
ACTIVITIES
   Purchase of investments available
     for sale                                (4,488,207)    (2,043,015)   (2,145,302)    (1,387,328)
   Maturities of investments available
     for sale                                 2,333,972      4,307,073     4,524,113      3,094,713
   Proceeds from sale of investments
     available for sale                       1,223,808      3,136,154     3,870,538            -0-
   Purchase of investments held
     to maturity                               (100,000)           -0-           -0-            -0-
   Maturities of investments held to
     maturity                                    50,000        300,000       550,000        600,000
   Net increase in loans                     (8,864,864)   (27,297,206)  (42,787,399)   (19,159,885)
   Acquisition of premises and equip-
     ment, net                                 (505,840)      (531,801)     (808,938)    (1,469,976)
   Decrease (increase)  in federal funds
     sold                                           -0-      3,000,000     3,000,000     (1,355,000)
   Net cash paid for acquisition of First
     American State Bank                            -0-       (887,473)     (887,473)           -0-
                                             ------------------------------------------------------
           NET CASH USED BY
              INVESTING ACTIVITIES          (10,351,131)   (20,016,268)  (34,684,461)   (19,677,476)
                                             ------------------------------------------------------

                                                    September 30                 December 31
                                        ----------------------------------------------------------
                                                1997          1996            1996          1995
                                        -----------------------------------------------------------
CASH FLOWS FROM FINANCING
ACTIVITIES
   Net increase in demand and savings
     deposits                                37,056,213     10,144,283    19,318,152      9,084,356
   Net (decrease) increase in time deposits  (1,281,101)    (7,895,069)     (820,163)    25,984,752
   Payments on borrowed funds, net                  -0-            -0-           -0-        (50,000)
   Net increase (decrease) in lines
     of credit                               (5,944,415)     3,558,584     2,947,370       (811,631)
   Redemption of common stock                       -0-            -0-           -0-       (401,734)
   Issuance of common stock                   1,132,013        314,398       326,438        631,647
   Dividends paid                              (358,513)      (329,985)     (449,234)      (390,065)
                                        -----------------------------------------------------------
           NET CASH PROVIDED BY
              FINANCING ACTIVITIES           30,604,197      5,792,211    21,322,563     34,047,325
                                        -----------------------------------------------------------
           NET (DECREASE) INCREASE
              IN CASH AND CASH
              EQUIVALENTS                    24,893,068    (10,939,407)  (10,396,861)    15,258,614

CASH AND CASH EQUIVALENTS,
Beginning                                    16,093,969     26,490,830    26,490,830     11,232,216
                                        -----------------------------------------------------------

CASH AND CASH EQUIVALENTS,
Ending                                  $    40,987,037  $  15,551,423  $ 16,093,969   $ 26,490,830
                                        ===========================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   Interest paid                        $     6,162,011  $   4,870,428  $  6,789,820   $  5,474,273
   Income taxes paid                    $     1,518,087  $     161,851  $    646,139   $  1,242,001


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING TRANSACTIONS

   Market value adjustment of investments
      available for sale                       $        15,322  $      21,634  $    142,443   $    626,518
   Deferred federal income taxes on market
     value adjustment of investments avail-
     able for sale                             $         5,210  $       7,356  $     48,430   $    213,016
   Loans transferred to other real estate
     owned                                     $       313,702  $     360,177  $    420,957   $    304,593


See accompanying notes.

                           CENTENNIAL HOLDINGS, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the years ended December 31, 1996 and 1995


NOTE 1.   DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

          Description of the Business:

          Centennial Holdings, Ltd., a bank holding company, provides a full range of financial services to individuals and businesses, primarily through its wholly-owned subsidiaries, Centennial Bank and Centennial Funding Corporation.

          Centennial Bank is a full-service commercial bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank has seven full-service branches, a mortgage servicing department and two loan production offices located in Western Washington.

          Centennial Funding Corporation is a mortgage broker and originates single-family residential and construction loans.

          Basis of Presentation:

          The consolidated financial statements of Centennial Holdings, Ltd. (Centennial), as of and for the years ended December 31, 1996 and 1995, include the accounts of the Corporation and its wholly-owned subsidiaries; Centennial Bank, Centennial Funding Corporation, ELD, Inc., Totten, Inc., and College Building General Partnership; and its nonwholly-owned subsidiary, Building General Partnership. All intercompany balances and transactions between Centennial and its subsidiaries were eliminated in consolidation.

          Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

          Mergers and Acquisitions:

          Effective January 1, 1995, in a corporate reorganization, Centennial Bank became a wholly-owned subsidiary of Centennial Holdings, Ltd. Stockholders of Centennial Bank received 100 shares of Centennial Holdings, Ltd. common stock for each share of Centennial Bank stock. The business combination was accounted for as a pooling of interests.

          Effective September 30, 1995, Centennial Bank transferred its 50 percent ownership interest in Centennial Funding Corporation to Centennial Holdings, Ltd. as a noncash dividend. No gain or loss was recorded. Concurrent with this transfer, Centennial Holdings, Ltd. acquired the remaining outstanding stock of Centennial Funding Corporation by issuing 45,616 shares of Centennial Holdings, Ltd. stock. The business combination was accounted for as a purchase and Centennial Funding Corporation became a wholly-owned subsidiary of Centennial Holdings, Ltd.

          On June 6, 1996, Centennial acquired First American State Bank in a business combination accounted for as a purchase. First American State Bank was a full-service bank with two branches in Lewis County. At the date of acquisition, First American State Bank had approximately $33,200,000 of assets, $22,000,000 of loans, $29,000,000 of deposits, and stockholders' equity of $3,400,000. The results of operations of First American State Bank are included in the accompanying financial statements since the date of acquisition. The cost of the acquisition was $5,414,251, which exceeded the fair value of the net assets of First American State Bank by $1,768,916. The excess is being amortized on the straight-line basis over the estimated remaining lives of the underlying assets. The excess was allocated as follows:

                                                                        INCREASE (DECREASE)
                                                                           IN NET ASSETS
                                                                          ---------------
                   Core deposit premium and other intangibles             $     2,680,181
                   Deferred taxes                                                (911,265)
                                                                          ---------------
                             TOTAL                                        $     1,768,916
                                                                          ===============

          The following summarized proforma (unaudited) information assumes the acquisition had occurred on January 1, 1995:

                                                                       1996          1995
                                                                    --------------------------
                   Interest income                                  $ 20,199,086   $18,566,169
                   Net interest income                              $ 12,779,369   $11,542,264
                   Net income                                       $  1,946,659   $ 2,542,562

          Investments and Mortgage-Backed Securities:

          Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that investment securities be classified at acquisition into one of three categories: Held to Maturity, Available for Sale, or Trading Securities.

          Securities are classified as held to maturity when Centennial has the positive intent and ability to hold them to maturity. These securities are recorded at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized losses due to fluctuation in fair value are recognized only when it is determined that the decline is permanent.

          Securities held principally for the purpose of sale in the near term are classified as trading securities and are recorded at fair value. Adjustments to fair value are included in noninterest income. At December 31, 1996 and 1995, Centennial did not have any securities classified as trading securities.

          Investments not classified as held to maturity or trading securities are classified as available for sale. These securities are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity.

          Gains and losses on the disposition of investments are based on the net proceeds and the recorded amount of the securities sold, using the specific-identification method.

          Loans:

          Loans are stated at the amount of unpaid principal, reduced by undisbursed loans in process, unearned loan fees, discounts and a reserve for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method.

          Interest on loans is calculated by using the effective interest method (Centennial Bank) and the simple interest method (Centennial Funding Corporation) on a daily balance of the principal amount outstanding. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Uncollectible interest previously accrued is charged to interest income.

          The reserve for loan losses is established through a provision charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan-loss experience. The evaluation considers such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific loans, and current economic conditions that may affect the borrowers' ability to pay.

          Loan Fees:

          Loan fees are charged on most loans at the time of origination to recover the cost of originating the loan. The net fee or cost is recognized as an adjustment to interest income over the loan term using the straight-line method for construction loans and the interest method for other loans.

          Loan fees on the origination of short-term construction or residential real estate loans are recognized as income when the loans are originated.

          Loan Servicing Rights:

          Under loan sales agreements Centennial Bank retains the servicing and remits to the investor loan principal and interest at agreed-upon rates. These rates generally differ from the loan's contractual interest rate, resulting in a "yield differential." Interest income as a result of this "yield differential" is recorded when received due to uncertainties in the prepayment and discount assumptions used for the calculation of a "yield differential" asset.

          Effective January 1, 1995, Centennial Bank adopted Financial Accounting Standards Board Statement of Financial Accounting Standards
          (SFAS) No. 122, Accounting for Mortgage Servicing Rights. The cost of loan servicing rights originated or purchased, and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. The recorded value of the servicing portfolio is periodically evaluated based on management's best estimate of remaining loan lives. Prior to the adoption of SFAS No. 122, only those loan servicing rights purchased were capitalized. Centennial Bank recorded servicing rights on originated loans of approximately $269,000 and $567,000 in 1996 and 1995 respectively, and amortization of approximately $103,500 and $30,000 in 1996 and 1995 respectively.

          Premises and Equipment:

          Premises and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to forty years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the improvements or the terms of the related leases.

          Core Deposit Premiums and Other Intangibles

          Net assets of organizations acquired in purchase transactions are recorded at fair value at the date of acquisition. Core deposit premiums attributable to depositor relationships that existed at the date of an acquisition and other intangibles are being amortized on a straight-line basis over ten years.

          Income Taxes:

          Income taxes include federal taxes currently payable or receivable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. These differences result principally from different methods used for depreciation, provision for loan losses, recognition and amortization of the originated mortgage servicing rights, FHLB stock dividends, and the unrealized securities losses.

          Centennial Holdings, Ltd. and its wholly-owned subsidiaries, Centennial Bank, Centennial Funding Corporation, ELD, Inc., and Totten, Inc., file a consolidated federal income tax return. Other entities file separate federal income tax returns.

          Off Balance Sheet Financial Instruments:

          In the ordinary course of business Centennial Bank and Centennial Funding Corporation have entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit which involve elements of credit, interest rate and liquidity risks. Such financial instruments are recorded in the financial statements when they become payable (Note 12).

          Cash and Cash Equivalents:

          For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash and highly-liquid investment securities with original maturities of three months or less and are included in the consolidated/combined balance sheet caption "Cash and Due from Banks."

          Advertising Costs:

          Advertising costs are charged to operations when incurred. Advertising costs of $305,955 and $289,036 for the years ended December 31, 1996 and 1995, respectively, are included in other operating expenses.

          Unaudited Financial Information:

          Information as of September 30, 1997 and for the nine-month periods ended September 30, 1997 and 1996 is unaudited. The unaudited information furnished reflects all adjustments, which consist solely of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position at September 30, 1997 and the resulsts of operations and cash flows for the nine-month periods ended September 30, 1997 and 1996. The resluts of the nine-month periods are not necessarily indicative of the results of Centennial which may be expected for the entire year.

          Reclassification:

          Certain amounts presented in the preceding year have been reclassified to conform with the financial statement presentation in the current year. The reclassifications had no effect on net income or undivided profits as previously reported.

NOTE 2.   CONCENTRATION OF CREDIT RISK

          Centennial maintains cash balances at several banks in excess of the federally insured limit. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000 per applicable account.

NOTE 3.   INVESTMENT SECURITIES

          Investments at December 31 are as follows:

                                                                           1996            1995
                                                                          ------------------------
              Available for sale, at estimated market value               $10,398,072  $  9,122,017
              Held to maturity, at amortized cost                             670,000       920,000
                                                                          -------------------------
                        TOTAL                                             $11,068,072  $ 10,042,017
                                                                          =========================

          The amortized cost and estimated market values of investments at December 31 are as follows:

                                                             GROSS          GROSS         ESTIMATED
                                            AMORTIZED      UNREALIZED     UNREALIZED        MARKET
1996                                           COST          GAINS          LOSSES          VALUE
----                                     ----------------------------------------------------------
Available for sale:
   U.S. Treasury securities              $   2,945,413  $    3,587      $       (840)  $  2,948,160
   U.S. Government agencies
     and corporations                        3,692,392       2,174          (152,952)     3,541,614
   Municipal bonds                             500,000      27,250               -0-        527,250
   Mortgage-backed securities                1,001,530       6,065           (17,867)       989,728
   Marketable equity securities                 42,330       6,318            (1,228)        47,420
   Federal Home Loan Bank stock              2,343,900         -0-               -0-      2,343,900
                                         ----------------------------------------------------------
         TOTAL AVAILABLE FOR SALE           10,525,565      45,394          (172,887)    10,398,072
Held to maturity:
   Municipal bonds                             670,000       6,095            (2,935)       673,160
                                         ----------------------------------------------------------
             TOTAL                       $  11,195,565  $   51,489      $   (175,822)  $ 11,071,232
                                         ==========================================================

          Proceeds from the sales of the securities in the available for sale portfolio during 1996 were $3,870,538, resulting in a net loss of $8,475.

          The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities due to call provisions or the prepayment of principal.

                                                                          AMORTIZED         MARKET
                                                                            COST            VALUE
                                                                        ---------------------------
             Due in one year or less                                    $  2,527,993   $  2,528,120
             Due after one year through five years                         4,362,145      4,376,465
             Due after ten years                                             917,667        785,599
                                                                        ---------------------------
                                                                           7,807,805      7,690,184
             Mortgage-backed securities                                    1,001,530        989,728
             Marketable equity securities                                     42,330         47,420
             Federal Home Loan Bank stock                                  2,343,900      2,343,900
                                                                        ---------------------------
                       TOTAL                                            $ 11,195,565   $ 11,071,232
                                                                        ===========================

                                                             GROSS          GROSS         ESTIMATED
                                            AMORTIZED     UNREALIZED     UNREALIZED         MARKET
1995                                          COST           GAINS          LOSSES          VALUE
----                                     ----------------------------------------------------------
Available for sale:
   U.S. Treasury securities              $   3,181,517  $       3,853   $     (3,077)  $  3,182,293
   U.S. Government agencies
     and corporations                        2,637,197            -0-       (252,822)     2,384,375
   Municipal bonds                             500,000         35,255            -0-        535,255
   Mortgage-backed securities                1,101,597          8,477         (9,080)     1,100,994
   Federal Home Loan Bank stock              1,919,100            -0-            -0-      1,919,100
                                         ----------------------------------------------------------
         TOTAL AVAILABLE FOR SALE            9,339,411         47,585       (264,979)     9,122,017
Held to maturity:
   Municipal bonds                             920,000         10,389         (4,586)       925,803
                                         ----------------------------------------------------------
             TOTAL                       $  10,259,411  $      57,974   $   (269,565)  $ 10,047,820
                                         ==========================================================

          Proceeds from the sales of the securities in the available for sale portfolio during 1995 were $2,497,500, resulting in a net loss of $861.

          At December 31, 1996, investments were pledged as follows:

                                                                            AMORTIZED       MARKET
             PLEDGED TO                      INVESTMENT                     COST            VALUE
             ----------                      ----------                     ----            -----
             Bankruptcy Court                U.S. Treasury Bill:
                                             5.84% Maturity 7-31-97       $   499,053  $   499,375

             Treasury, Tax and Loan          U.S. Treasury Notes:
                                             4.75% Maturity 2-15-97           999,424      998,800
                                             6.06% Maturity 5-31-98           247,747      248,125

             Washington Public Deposit       U.S. Gov't Agency Securities:
               Protection Commission         5.94% Maturity 4-03-98           999,213    1,002,100
                                             5.72% Maturity 1-27-97           549,540      549,615
                                             3.28% Maturity 8-27-98           729,920      720,900

                                             Municipal Bonds:
                                             4.70% Maturity 12-01-97          100,000      100,270
                                             5.75% Maturity 12-01-99          105,000      108,854
                                             3.40% Maturity 11-01-97          100,000       99,752
                                                                          ------------------------
                      TOTAL                                               $ 4,329,897  $ 4,327,791
                                                                          ========================

NOTE 4.   OTHER INVESTMENTS

          Other investments consist of the following at December 31:

                                                                              1996        1995
                                                                            ----------------------
             Certificate of deposit, interest at 5.4%, maturing
               December 1997, pledged as collateral on loans sold (Note 12) $  100,557   $ 200,000
             Sequim Partnership - owned by ELD, Inc.                            93,045      70,510
                                                                            ----------------------
                       TOTAL                                                $  193,602   $ 270,510
                                                                            ======================

NOTE 5.   LOANS

          The outstanding principal balance of loans on which the accrual of interest has been discontinued or reduced was $344,051 and $193,854 at December 31, 1996 and 1995 respectively. At December 31, 1996 and 1995, unamortized deferred loan fees totaled $251,933 and $124,267 respectively.

          Changes in the reserve for loan losses at December 31 are as follows:


                                                                                1996         1995
                                                                           -----------------------
             Balance, beginning of year                                    $   992,098   $ 800,060
             Reserves added through acquisition of First
                American State Bank                                            551,628         -0-
             Provision charged to operations                                   396,000     256,000
             Loans charged off                                                (548,737)    (70,403)
             Recoveries                                                         61,957       6,441
                                                                           -----------------------
             Balance, end of year                                          $ 1,452,946   $ 992,098
                                                                           =======================

          Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31 are as follows:

                                                                            1996           1995
                                                                        ---------------------------
             Loans serviced for:
               FHLMC                                                    $134,474,074  $ 116,542,167
               GNMA                                                       39,701,268     47,686,460
               FNMA                                                        6,472,597      4,971,942
               Other investors                                           119,970,507    100,598,664
                                                                        ---------------------------
                       TOTAL                                            $300,618,446  $ 269,799,233
                                                                        ===========================

          Custodial escrow balances maintained in connection with the loans serviced were $961,094 and $729,690 at December 31, 1996 and 1995 respectively.

NOTE 6.   PREMISES AND EQUIPMENT

          Major classifications of these assets at December 31 are summarized as follows:

                                                                             1996          1995
                                                                          ------------------------
             Land                                                         $1,876,937   $ 1,506,937
             Premises                                                      4,459,427     3,561,184
             Furniture and equipment                                       4,829,404     3,809,108
             Leasehold improvements                                        1,023,948       965,529
                                                                          ------------------------
                                                                          12,189,716     9,842,758
             Less accumulated depreciation and amortization                3,897,642     3,058,154
                                                                          ------------------------
                       PREMISES AND EQUIPMENT - NET                       $8,292,074   $ 6,784,604
                                                                          ========================

          Depreciation and amortization expense was $849,456 and $671,336 for the years ended December 31, 1996 and 1995 respectively.

NOTE 7.   OTHER ASSETS

          Other assets consist of the following at December 31:

                                                                           1996           1995
                                                                          -------------------------
             Accrued interest on loans                                    $1,077,788   $    716,491
             Accrued interest on investments                                 109,561         91,483
             Originated mortgage servicing rights                            702,428        536,821
             Prepaid expenses                                                120,816         74,714
             Deferred federal income taxes                                       -0-         96,807
             Federal income taxes receivable                                     -0-        241,678
             Core deposit premiums and other intangibles                   2,560,317            -0-
             Cash surrender value of life insurance                          641,887            -0-
             Miscellaneous                                                   796,889        663,213
                                                                          -------------------------
                       TOTAL                                              $6,009,686   $  2,421,207
                                                                          =========================


NOTE 8.   OTHER LIABILITIES

          Other liabilities consist of the following at December 31:

                                                                           1996           1995
                                                                          -------------------------
             Official checks                                              $1,594,322   $  1,594,717
             Escrow and settlement accounts                                  635,116        180,260
             Accrued interest                                                392,774        309,494
             Federal income tax payable                                      103,106            -0-
             Deferred federal income taxes                                 1,036,164            -0-
             Miscellaneous                                                   203,489        142,275
                                                                          -------------------------
                       TOTAL                                              $3,964,971   $  2,226,746
                                                                          =========================

NOTE 9.   OPERATING LINES OF CREDIT/ADVANCES FROM THE FEDERAL HOME LOAN BANK

          At December 31 Centennial and subsidiaries had the following lines of credit:

                                                                                                    OUTSTANDING BALANCE
                                                                                                   --------------------
                                                                                    LIMIT          1996            1995
                                                                                -------------------------------------------
             Centennial Holdings, Ltd.:
               National Bank of Alaska, interest at prime,
               expiring June 30, 1998.  Secured by stock
               in wholly-owned subsidiary, Centennial Bank.                     $  4,000,000    $ 2,180,000     $   380,000

             Centennial Bank:
               Federal Home Loan Bank, subject to an existing Advances, Security and Deposit Agreement. Under the agreement virtually all of the
               Bank's assets not otherwise encumbered are pledged as collateral.
               The agreement continues until terminated by written notice of either party. The limit is 15 percent of the Bank's total assets.
               At December 31, 1996, the Bank had approximately $33,400,000 available to borrow under this
               agreement.                                                         33,400,000            -0-             -0-

               Various banks, with interest rates based on
               the lending institution's federal funds borrowing
               rate, expiring in April and June of 1997.                           4,500,000            -0-             -0-

             Centennial Funding Corporation: Various banks, expiring between
               April 1 and June 30, 1997, interest at prime plus 1/2 percent to prime plus 1 percent, secured by assignments of notes and deeds of trust on the underlying funded loans and a guarantee from the parent company, Centennial Holdings, Ltd. of $2,200,000
               for $3,507,540 of the lines of credit.                             12,200,000      4,054,415       2,907,045
                                                                                -------------------------------------------
                                TOTAL                                           $ 54,100,000    $ 6,234,415     $ 3,287,045
                                                                                ===========================================


          At December 31, 1996 the prime rate was 8.25 percent.

NOTE 10.  REGULATORY MATTERS

          Banking regulations limit the amount of dividends that may be paid without prior approval from a bank's regulatory agency. At December 31, 1996 and 1995, there were no restrictions on the amount of dividends that could be paid from undivided profits of the subsidiary, Centennial Bank.

NOTE 11.  LEASE COMMITMENTS

          Operating leases are maintained for the Lacey and Shelton branches with College Building General Partnership and Building General Partnership. The leases provide for monthly payments of $14,500 and expire July 2011 and July 2013 respectively. The leases contain purchase options that can be exercised at certain dates.

          Centennial Bank entered into an operating lease for additional office space in Lacey. The lease provides for monthly payments of $2,250 and expires December 1998. The lease contains an option to renew for an additional three years.

          Centennial Bank maintains an operating lease for a loan production office in Fife that provides for monthly payments of $2,110 and expires June 1997 at which time management intends to renew the lease.

          Centennial Bank assumed an operating lease for the Chehalis branch as a result of the acquisition of First American State Bank. The lease provides for monthly payments of $1,500 and expires in January 1999.

          Centennial Funding Corporation leases its premises from the president of that Company. The lease is a month-to-month operating lease with monthly payments of $3,365 plus a proration of property taxes, insurance, common area costs, maintenance and management fees. Effective January 1, 1997, the lease payments are $3,466 per month.

          Lease expense for 1996 and 1995 was $298,095 and $258,433 respectively.

          Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1996 and for each of the next five years and in the aggregate are:

           1997                                  $   231,708
           1998                                      219,048
           1999                                      174,000
           2000                                      174,000
           2001                                      174,000
           2002 and thereafter                     1,919,500
                                                 -----------
                     TOTAL                       $ 2,892,256
                                                 ===========

NOTE 12.  COMMITMENTS AND CONTINGENCIES

          The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and involve elements of credit risk, interest rate risk and liquidity risk. A summary of commitments at December 31, 1996 is as follows:

               Commitments to extend credit                                         $  43,366,000
               Commitments to sell loans, including standby commitments             $   4,364,000
               Credit card arrangements                                             $   5,357,000
               Standby letters of credit                                            $   1,235,000

          Commitments to extend credit, sell loans, credit card arrangements, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. Credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheets. Because these instruments have fixed maturity dates, and because many expire without being drawn upon, they do not generally present any significant liquidity risk. If the commitments are utilized, a significant portion of such utilization is on an immediate-payment basis. The remainder are secured by the goods acquired by the customer with the letter of credit. Centennial has not been required to perform on any financial guarantees and has not incurred any losses on its commitments in 1996 or 1995.

          Centennial Holdings, Ltd. and its subsidiaries are parties to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

          Automobile Loan Sales:

          Approximately $949,000 and $1,805,000 of the serviced loans were sold with recourse at December 31, 1996 and 1995 respectively. Additionally, Centennial Bank has pledged, as security, a certificate of deposit equal to 10 percent of the outstanding principal balance of these loans. The balance of the certificate was $100,557 and $200,000 at December 31, 1996 and 1995 respectively.

          During 1996 Centennial Bank converted approximately $13,400,000 of automobile loans into participation certificates. Under the terms of the participation agreements, the purchaser will receive their principal and accrued interest prior to Centennial Bank receiving payments on its retained interest in the loans. At December 31, 1996, Centennial Bank has an unrecorded contingent recourse liability of approximately $905,000 related to this transfer.

          Centennial Bank has considered the recourse provisions, as noted above, in the determination of the adequacy of the allowance for loan losses.

NOTE 13.  EMPLOYMENT AND NONCOMPETITION AGREEMENTS

          Centennial Holdings, Ltd. has entered into employment and noncompetition contracts with several of its executive officers which provide for the payment of compensation if the officers are terminated without cause. The compensation is based on the officers' salary at the time of termination and provides that the terminated officers receive their salary for a defined period of time during which they cannot work for a competitor. The terms of the noncompetition contracts range from 150 days to three years. At December 31, 1996, the total commitment was approximately $255,500.

          Centennial has entered into an employment agreement with Centennial Bank's chief executive officer. Under the terms of the agreement the associated costs are allocated between Centennial Bank and Centennial Holdings, Ltd. based on the time spent on business of the respective companies.

          The agreement provides for the chief executive officer's annual salary, a covenant not to compete for three years, and a retirement allowance. The retirement allowance provides for annual payments of $150,000 beginning at age sixty-five, continuing until death. In the event of retirement prior to age sixty-five, he will receive a prorata annual retirement allowance based on the actual length of employment. The present value of the payments based on his life expectancy are being accrued based on a retirement age of sixty-five and are included in other liabilities in the consolidated financial statements. As of December 31, 1996, $150,000 has been accrued under the agreement.

          Additionally, the agreement requires Centennial to maintain a $1,500,000 life insurance policy on the chief executive officer to be used to repurchase his stock ownership interest from his estate upon death.

NOTE 14.  PENSION PLANS

          Centennial Bank and Centennial Funding Corporation participate in a defined contribution 401(k) pension plan and Centennial Bank participates in a noncontributory employee stock ownership plan (ESOP) that is sponsored by Centennial Holdings, Ltd. The plans cover all employees meeting the eligibility requirements as stated in the plan agreements.

          Contributions to the 401(k) pension plan are based on the contributions of the employees to a defined maximum amount. Matching contributions during 1996 and 1995 were $87,954 and $70,291 respectively.

          Contributions to the ESOP are discretionary and approved by the Board of Directors. A summary of ESOP activity as of December 31 is as follows:

                                                                              1996       1995
                                                                              ----       ----
             Total number of shares of Centennial Holdings, Ltd.
               stock owned by the ESOP                                       112,831     103,677
             Contributions to the ESOP                                      $ 50,000   $  50,000

NOTE 15.  EMPLOYEE STOCK OPTIONS/STOCK PURCHASE PLANS

          In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, (SFAS), No. 123, Accounting for Stock-based Compensation. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Centennial may continue following the rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 (APB 25), but is now required to disclose the proforma amounts of net income that would have been reported had Centennial elected to follow the fair value recognition provisions of SFAS No. 123. Effective January 1, 1996, Centennial adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No. 123 had no material impact on Centennial's financial condition or results of operations.

          Centennial has an Incentive Stock Option Plan, an Employee Stock Purchase Plan, and a Director Stock Option Plan. Under the plans Centennial may grant options for up to 325,000 shares of common stock. At December 31, 1996, 198,600 options had been granted and 126,400 shares of stock were reserved for options under the various plans.

          Incentive Stock Option Plan:

          Under the Incentive Stock Option Plan, Centennial may grant options to non-key employees. The exercise price of each option is equal to the market price of Centennial's stock on the date of grant. The maximum term of the options is ten years, and the options are fully vested on the date of grant.

          Following is a summary of the activity of the plan during the years ended December 31:


                                                       1996                          1995
                                             -------------------------    -------------------------
                                                             WEIGHTED                      WEIGHTED
                                                             AVERAGE                       AVERAGE
                                               NUMBER OF    EXERCISE       NUMBER OF       EXERCISE
                                             ------------------------------------------------------
                                                SHARES      PRICE          SHARES          PRICE
             Outstanding and
               exercisable, Jan 1               191,000     $  12.40        178,500      $  12.21
                  Granted                        10,000        18.54         12,500         16.00
                  Exercised                     (27,500)       11.81
                  Forfeited                     (16,000)       11.31
                                             ----------                   ---------
             Outstanding and
                exercisable, December 31        157,500     $  13.07        191,000      $  12.46
                                             ==========                   =========

                                                                     1996               1995
                                                                 ---------------------------------
             Exercise price range of options outstanding
                and exercisable at December 31                   $10.44 to $18.54  $4.54 to $16.00
             Weighted average remaining contractual
                life of options outstanding at December 31            6.95 years       7.62 years


          The fair value of each option granted is estimated on the grant date using the net present value of the expected cash flows. The following assumptions were made in estimating fair value:

                                                                             1996        1995
                                                                           ---------------------
                         Dividend yield                                           2%          2%
                         Risk-free interest rate                               6.23%       5.42%
                         Expected life                                     Six years   Six years

          Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income would have been reduced as follows:

                                                                           1996          1995
                                                                        ---------------------
                         Net income:
                            As reported                                 $ 1,874,449  $ 2,358,562
                            Proforma                                    $ 1,768,024  $ 2,235,562

          Employee Stock Purchase Plan:

          Effective January 1, 1996, Centennial adopted an Employee Stock Purchase Plan. Substantially all employees of Centennial who have been continuously employed for two years are eligible to participate in the Employee Stock Purchase Plan. Under the Plan, common stock may be acquired annually at a price of 90 percent of the fair market value of the stock on the purchase date. There is no charge to income as a result of issuance of stock under this Plan. At December 31, 1996, 4,400 shares of common stock were reserved for issuance under this Plan. The offer expires on April 1, 1997.

          Director Stock Option Plan:

          Centennial adopted a Director Stock Option Plan effective April 1, 1996. Under the Plan Directors may elect to receive up to 100 percent of their director fees each year in common stock at 100 percent of the fair market value of the stock on the purchase date. The Plan will terminate April 1, 1999. The Director Stock Option Plan is a noncompensatory plan; therefore, the disclosures provisions as required under SFAS No. 123 do not apply to this Plan. At December 31, 1996, 3,200 shares of unissued common stock were reserved for issuance under the Plan.

NOTE 16.  RELATED-PARTY TRANSACTIONS

          Certain directors, and companies of which directors are principal owners, have loans and other transactions with Centennial. Such transactions are made on substantially the same terms, including interest rates and collateral required, as those prevailing for similar transactions of unrelated parties. An analysis of the loan transactions follows:

             Balances at December 31, 1995                                         $1,255,160
             Loans made                                                               862,374
             Repayments                                                              (367,096)
                                                                                   ----------
             Balances at December 31, 1996                                         $1,750,438
                                                                                   ==========

NOTE 17.  SUBSEQUENT EVENTS

          In January 1997 the Board of Directors declared a cash dividend of $.08 per share of common stock totaling $119,329.

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. Fair value estimates under SFAS No. 107 are determined as of a specific date in time utilizing quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Additionally, highly subjective values of core deposit intangibles or other nonfinancial instruments excluded under SFAS No. 107 have not been disclosed. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of Centennial Holdings, Ltd.

          The fair values of financial instruments at December 31 were as follows (dollars in thousands):


                                                                 RECORDED     FAIR
                1996                                             AMOUNT       VALUE       VARIANCE
                ----                                             ------       -----       --------
             Financial assets:
                Cash and due from banks                      $     16,094  $  16,094   $       ---
                Investment securities                              11,068     11,071             3
                Originated mortgage servicing rights                  702      1,261           559
             Other investments:
                Certificate of deposit                                101        101           ---
                Loans receivable, net                             185,937    187,714         1,777
             Financial liabilities:
                Nonmaturity deposits                              126,830    126,830           ---
                Deposits with stated maturities                    72,475     72,870           395
             Off balance sheet assets:
                Mortgage servicing rights                             ---      1,386         1,386


                1995
                ----
             Financial assets:
                Cash and due from banks                      $     26,491  $  26,491   $       ---
                Federal funds sold                                  3,000      3,000           ---
                Investment securities                              10,042     10,048             6
                Originated mortgage servicing rights                  537        596            59
             Other investments:
                Certificate of deposit                                200        200           ---
                Loans receivable, net                             121,770    121,818            48
             Financial liabilities:
                Nonmaturity deposits                               94,434     94,434           ---
                Deposits with stated maturities                    57,177     57,732           555
             Off balance sheet assets:
                Mortgage servicing rights                             ---      1,197         1,197

          The methods and assumptions used to estimate the fair values of each class of financial instruments are as flows:

          Cash and Due from Banks, and Federal Funds Sold: The recorded value of cash and cash equivalents and federal funds sold approximates fair value due to the relatively short-term nature of these instruments. Investment Securities: The fair value of investment securities is based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans Receivable, Net: Fixed rate loans were priced using a discounted cash flow method. The discount rate used was the rate then offered on similar products. For adjustable rate loans, the recorded amount approximated fair value.

          Mortgage Servicing Rights: The fair value of mortgage servicing rights is based on an independent appraisal of the servicing portfolio. The appraised value is primarily based on the present value of expected cash flows. Originated mortgage servicing rights are recorded in accordance with SFAS No. 122 (Note 1). Off balance sheet mortgage servicing rights are loan servicing rights on originated loans sold prior to the adoption of SFAS No. 122.

          Deposits: The fair value of checking accounts, savings accounts, and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

                                   APPENDIX A


===============================================================================




                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                               WEST COAST BANCORP

                                       AND

                            CENTENNIAL HOLDINGS, LTD.




===============================================================================


                          DATED AS OF OCTOBER 30, 1997

                                TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
SECTION. 1  TERMS OF TRANSACTION......................................................2

        1.1    Transaction............................................................2
        1.2    Merger.................................................................2
               1.2.1  Closing.........................................................3
               1.2.2  The Bank........................................................3
               1.2.3  Effect on WCB Common Stock......................................3
        1.3    Consideration..........................................................3
               1.3.1  Purchase Price..................................................3
               1.3.2  Exchange Ratio..................................................3
               1.3.3  Centennial Expense Limitation...................................3
               1.3.4  Change in Equity Capital........................................4
               1.3.5  No Fractional Shares............................................4
               1.3.6  Options.........................................................4
               1.3.7  Certificates....................................................4
        1.4    Payment to Dissenting Shareholders.....................................5
        1.5    Alternative Structures.................................................5
        1.6    Letter of Transmittal..................................................6
        1.7    Undelivered Certificates...............................................6

SECTION 2  CLOSING OF THE TRANSACTION.................................................6

        2.1    Closing................................................................6
        2.2    Events of Closing......................................................6
        2.3    Place of Closing.......................................................6

SECTION 3  REPRESENTATIONS AND WARRANTIES.............................................7

        3.1    Representations and Warranties of WCB and Centennial...................7
               3.1.1  Corporate Organization and Qualification........................7
               3.1.2  Subsidiaries....................................................7
               3.1.3  Capital Stock...................................................8
               3.1.4  Corporate Authority.............................................9
               3.1.5  Reports and Financial Statements...............................10
               3.1.6  Absence of Certain Events and Changes..........................11
               3.1.7  Material Agreements............................................12
               3.1.8  Knowledge as to Conditions.....................................12
               3.1.9  Brokers and Finders............................................12
        3.2    Centennial's Additional Representations and Warranties................12
               3.2.1  Loan and Lease Losses..........................................12
               3.2.2  No Stock Option Plans..........................................12
               3.2.3  Governmental Filings; No Violations............................12
               3.2.4  Asset Classification...........................................13
               3.2.5  Subsidiaries...................................................13
               3.2.6  Investments....................................................13
               3.2.7  Properties.....................................................14
               3.2.8  Anti-takeover Provisions.......................................14
               3.2.9  Compliance with Laws...........................................14
               3.2.10 Litigation.....................................................15

                                                                                   Page
                                                                                   ----
               3.2.11 Taxes..........................................................15
               3.2.12 Insurance......................................................16
               3.2.13 Labor Matters..................................................16
               3.2.14 Employee Benefits..............................................17
               3.2.15 Environmental Matters..........................................18
        3.3    Exceptions to Representations and Warranties..........................19
               3.3.1  Disclosure of Exceptions.......................................19
               3.3.2  Nature of Exceptions...........................................19

SECTION 4  CONDUCT AND TRANSACTIONS BEFORE CLOSING...................................20

        4.1    Conduct of Centennial's Business Before Closing.......................20
               4.1.1  Availability of Centennial's Books, Records and Properties.....20
               4.1.2  Ordinary and Usual Course......................................20
               4.1.3  Conduct Regarding Representations and Warranties...............22
               4.1.4  Maintenance of Properties......................................22
               4.1.5  Preservation of Business Organization..........................22
               4.1.6  Personnel and Employment Agreements............................22
               4.1.7  Compensation...................................................23
               4.1.8  Update of Financial Statements.................................23
               4.1.9  No Solicitation................................................23
               4.1.10 Title Reports and Update Endorsements..........................23
               4.1.11 Review of Loans................................................24
               4.1.12 Divestiture of Interest in Sequim Shoprite Center..............24
        4.2    Registration Statement................................................24
               4.2.1  Preparation of Registration Statement..........................24
               4.2.2  Submission to Shareholders.....................................25
        4.3    Accounting Treatment..................................................25
               4.3.1  Pooling of Interests...........................................25
               4.3.2  Affiliate List.................................................25
               4.3.3  Restrictive Legends............................................25
        4.4    Submission to Regulatory Authorities..................................26
        4.5    Transition Plan.......................................................26
        4.6    Announcements.........................................................26
        4.7    Consents..............................................................26
        4.8    Further Actions.......................................................26
        4.9    Notice................................................................26
        4.10   Confidentiality.......................................................27
        4.11   Update of Financial Statements........................................27
        4.12   Availability of WCB's Books, Records and Properties...................27

SECTION 5  APPROVALS AND CONDITIONS..................................................28

        5.1    Required Approvals....................................................28
        5.2    Conditions to WCB's Obligations.......................................28
               5.2.1  Representations and Warranties.................................28
               5.2.2  Compliance.....................................................28
               5.2.3  Equity Capital Requirement.....................................28
               5.2.4  Payment of Note and Release of Pledge..........................28
               5.2.5  Transaction Fees Statements....................................28
               5.2.6  Building Partnerships..........................................29
               5.2.7  Sequim Shoprite Center Partnership.............................29
               5.2.8  Audit Report...................................................29

                                                                                   Page
                                                                                   ----
               5.2.9  No Material Adverse Effect.....................................29
               5.2.10 Financial Condition............................................29
               5.2.11 No Change in Loan Review.......................................29
               5.2.12 No Governmental Proceedings....................................30
               5.2.13 Receipt of Title Policy........................................30
               5.2.14 Corporate and Shareholder Action...............................30
               5.2.15 Tax Opinion....................................................30
               5.2.16 Opinion of Counsel.............................................30
               5.2.17 Cash Paid......................................................31
               5.2.18 Affiliate Letters..............................................31
               5.2.19 Registration Statement.........................................31
               5.2.20 Consents.......................................................31
               5.2.21 Fairness Opinions..............................................31
               5.2.22 Accounting Treatment...........................................32
               5.2.23 Solicitation of Employees......................................32
               5.2.24 Other Matters..................................................32
        5.3    Conditions to Centennial's Obligations................................32
               5.3.1  Representations and Warranties.................................32
               5.3.2  Compliance.....................................................32
               5.3.3  No Material Adverse Effect.....................................32
               5.3.4  No Governmental Proceedings....................................32
               5.3.5  Corporate and Shareholder Action...............................32
               5.3.6  Tax Opinion....................................................32
               5.3.7  Opinion of Counsel.............................................32
               5.3.8  Fairness Opinion...............................................33
               5.3.9  Accounting Treatment...........................................33
               5.3.10 Cash Paid......................................................33
               5.3.11 Registration Statement.........................................33
               5.3.12 Director and Executive Committee Appointments..................34
               5.3.13 Other Matters..................................................34

SECTION 6  DIRECTORS, OFFICERS AND EMPLOYEES.........................................34

        6.1    Directors.............................................................34
        6.2    Director Appointments.................................................34
        6.3    Executive Committee Appointments......................................34
        6.4    Salary Continuation Agreement.........................................34
        6.5    Employees.............................................................34
        6.6    Employee Benefit Issues...............................................34
               6.6.1  Comparability of Benefits......................................34
               6.6.2  Termination and Transfer/Merger of Plans.......................35
               6.6.3  No Contract Created............................................35
        6.7    Indemnification of Centennial Directors...............................36
               6.7.1  Indemnification................................................36
               6.7.2  Claims for Indemnification.....................................36
               6.7.3  Defense and Advancement of Expenses............................36
               6.7.4  Enforcement and Dispute Resolution.............................36
               6.7.5  Assumption of Obligation.......................................36
               6.7.6  Insurance Coverag..............................................37

SECTION 7  TERMINATION OF AGREEMENT AND
                 ABANDONMENT OF TRANSACTION..........................................36

                                                                                   Page
                                                                                   ----
        7.1    Termination by Reason of Lapse of Time................................36
        7.2    Other Grounds for Termination.........................................36
               7.2.1  Mutual Consent.................................................36
               7.2.2  Centennial's Conditions Not Met................................36
               7.2.3  WCB's Conditions Not Met.......................................36
               7.2.4  Centennial Fails to Recommend Shareholder Approval.............36
               7.2.5  WCB Fails to Recommend Shareholder Approval....................37
               7.2.6  Impracticability...............................................37
        7.3    Centennial Termination Fee............................................37
        7.4    WCB Termination Fee...................................................37
        7.5    Cost Allocation Upon Termination......................................37

SECTION 8  MISCELLANEOUS.............................................................38

        8.1    Notices...............................................................38
        8.2    Waivers and Extensions................................................38
        8.3    General Interpretation................................................38
        8.4    Construction and Execution in Counterparts............................39
        8.5    Survival of Representations, Warranties, and Covenants................39
        8.6    Attorneys' Fees and Costs.............................................39
        8.7    Arbitration...........................................................39
        8.8    Governing Law and Venue...............................................39
        8.9    Severability..........................................................40

SECTION 9  AMENDMENTS................................................................40

EXHIBITS AND SCHEDULES:

EXHIBIT A        Form Affiliate Letter

SCHEDULE 1       Exceptions to Representations and Warranties
SCHEDULE 2       Offices
SCHEDULE 3       Subsidiaries
SCHEDULE 4       WCB Stock Plans and Centennial's Stock Options
SCHEDULE 5       Material Contracts
SCHEDULE 6       Centennial's Required Third Party Consents
SCHEDULE 7       Centennial's Asset Classification List
SCHEDULE 8       Centennial's Investments
SCHEDULE 9       Centennial's Property Encumbrances
SCHEDULE 10      Centennial's and the Bank's Offices and Branches
SCHEDULE 11      Centennial's Compliance with Laws
SCHEDULE 12      Centennial's Litigation Disclosure
SCHEDULE 13      Centennial's and The Bank's Insurance Policies
SCHEDULE 14      Centennial's Employee Benefit Plans

                              INDEX OF DEFINITIONS


TERMS                                              SECTION
-----                                              -------
Agreement                                          Intro. Paragraph
Asset Classification                               3.2.4
ASR                                                4.3.2
Bank                                               Recital A
Bank Common Stock                                  3.1.3(b)(7)
BHCA                                               Recital A
Centennial                                         Intro. Paragraph
Centennial Financial Statements                    3.1.5(d)(4)
Centennial Common Stock                            3.1.3(b)(1)
Centennial Options                                 1.3.6
Centennial Stock Plans                             3.1.3(b)(2)
Claims                                             6.7
Closing                                            1.2.1
Compensation Plans                                 3.2.14(b)
Continuing Corporation                             Recital B.1
Continuing Corporation Shares                      4.2.1(a)
Continuing Corportion Common Stock                 Recital B.2
Continuing Employees                               6.5
Contracts                                          3.2.3(b)
Dissenting Shares                                  1.4
Effective Date                                     2.1
Employees                                          3.2.14(b)
Environmental Laws                                 3.2.15(a)(2)

TERMS                                              SECTION
-----                                              -------
ERISA                                              3.2.14(a)
Exchange Act                                       3.1.5(b)
Exchange Agent                                     1.3.7(a)
Exchange Ratio                                     1.3.2
Executive Officer                                  3.1.8
FDIA                                               3.1.2(b)
FDIC                                               3.1.2(b)
Federal Reserve Board                              Recital D
Financial Statements                               3.1.5(d)(1)
GAAP                                               3.1.5(d)
Governmental Entity                                3.2.3(a)
Hazardous Substances                               3.2.15(a)(3)
Indemnification Period                             6.7
Indemnified Party                                  6.7
IRC                                                Recital H
Joint Prospectus/Proxy Statement                   4.2.1(a)
Liens                                              3.1.3(a)(5)
Material Adverse Effect                            3.1.6
Merger                                             Recital B
OBCA                                               1.2
Oregon Division                                    Recital D.4
Pension Plan                                       3.2.14(c)
Plan/Plans                                         3.2.14(a)
Property                                           4.1.10

TERMS                                              SECTION
-----                                              -------
Purchase Price                                     1.3.1
Registration Statement                             4.2.1(a)
Regulatory Approvals                               Recital D
Reports                                            3.1.5(b)
SEC                                                3.1.5(a)
Securities Act                                     3.1.5(b)
Securities Laws                                    3.1.5(b)
Sheshunoff                                         Recital G
Subject Property                                   3.2.15(a)(1)
Subsequent Centennial Financial Statements         3.1.5(d)(5)
Subsequent WCB Financial Statements                3.1.5(d)(3)
Subsidiary/Subsidiaries                            3.1.2(a)
Tangible Equity Capital                            5.2.3
Tax                                                3.2.11
Termination Date                                   2.1
Transaction                                        1.1
Transaction Fees                                   1.3.3
WBCA                                               1.2
WCB                                                Intro. Paragraph
WCB Common Stock                                   3.1.3(a)(1)
WCB Financial Statements                           3.1.5(d)(2)
WCB Preferred Stock                                3.1.3(a)(1)
WCB Stock Plans                                    3.1.3(a)(2)
WDFI                                               Recital D.4

                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                               WEST COAST BANCORP
                                       AND
                            CENTENNIAL HOLDINGS, LTD.

        This Plan and Agreement of Merger ("Agreement"), dated as of October 30, 1997, is between WEST COAST BANCORP ("WCB"), an Oregon corporation and CENTENNIAL HOLDINGS, LTD.("Centennial"), a Washington corporation.

                                    PREAMBLE

        WCB's and Centennial's management and boards of directors believe, respectively, that the merger of Centennial with and into WCB, on the terms and conditions set forth in this Agreement, is in the best interests of WCB's and Centennial's shareholders.

                                    RECITALS

A. THE PARTIES. WCB is a corporation duly organized and validly existing under Oregon law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). WCB owns all of the outstanding common stock of (1) The Bank of Newport, (2) The Commercial Bank, (3) The Bank of Vancouver, (4) West Coast Trust Company, Inc., and
        (5) West Coast Mortgage, Inc. WCB's principal office is located in Lake Oswego, Oregon. Centennial is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the BHCA. Centennial's principal office is located in Olympia, Washington. Centennial owns all of the outstanding shares of common stock of (1) Centennial Bank ("Bank"), a Washington state commercial banking corporation, (2) Centennial Funding Corporation, and (3) Totten, Inc.

B.      THE MERGER. On the Effective Date, the following will occur:

        1. Centennial will merge with and into WCB ("Merger"), and WCB will be the surviving corporation under the name West Coast Bancorp ("Continuing Corporation"). The Bank will become a separate, wholly-owned subsidiary of WCB.

        2. Except as otherwise provided in this Agreement, the outstanding shares of Centennial Common Stock will be converted into common stock shares of the Continuing Corporation ("Continuing Corporation Common Stock") in accordance with the Exchange Ratio.

C. BOARD APPROVALS. WCB's and Centennial's respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.      OTHER APPROVALS. The Merger is subject to:

        1.      satisfaction of the conditions described in this Agreement;

        2.      approval by WCB's shareholders;

        3.      approval by Centennial's shareholders; and

        4. approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), (b) the Washington State Department of Financial Institutions ("WDFI") and (c) the Financial Institutions Division of the Oregon State Department of Consumer and Business Services ("Oregon Division") (collectively, "Regulatory Approvals").

E. SALARY CONTINUATION AGREEMENT. WCB has entered into a salary continuation agreement, effective as of the Effective Date, with Thomas
        W. Healy, Centennial's Chairman and CEO.

F. DIRECTOR NONCOMPETITION AGREEMENT. Each Director of Centennial's and the Bank's boards of directors, except Daniel Yerrington, has signed a Director Noncompetition Agreement. Daniel Yerrington, President of the Bank, will sign a separate noncompetition agreement. These noncompetition agreements will take effect on the Effective Date.

G. FAIRNESS OPINIONS. Centennial has received from Alex Sheshunoff and Co., Inc. ("Sheshunoff") and delivered to WCB an opinion to the effect that the financial terms of the Transaction are financially fair to Centennial's shareholders. As a condition to Closing of the Transaction, Sheshunoff will update this fairness opinion immediately before Centennial mails the Joint Prospectus/Proxy Statement to its shareholders and immediately before Closing. WCB may, at its discretion, request an opinion from an investment advisor that the terms of the Transaction are financially fair to its shareholders.

H. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                    AGREEMENT

WCB and Centennial agree as follows:

                                    SECTION 1
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Under and subject to this Agreement and the other documents referred to in this Agreement, Centennial will merge with and into WCB in the Merger. The term "Transaction" means the Merger transaction contemplated by this Agreement, subject to any modifications WCB elects in accordance with Subsection 1.5.

1.2 MERGER. On the Effective Date, Centennial will merge with and into WCB, with WCB being the surviving corporation, in accordance with the provisions of, and with the effect provided in Title 23B of the Washington Business Corporation Act ("WBCA") and in Title 7, Chapter 60 of the Oregon Business Corporation Act ("OBCA"). On the Effective Date, the articles of incorporation and bylaws of the Continuing Corporation will be WCB's Articles of Incorporation and Bylaws in effect immediately before the Effective Date. The Continuing Corporation's name will be "West Coast Bancorp," and the Continuing Corporation's principal office will be WCB's principal office. Except as otherwise provided in Subsections 5.3.12 and 6.2, on the Effective Date, WCB's directors and WCB's officers will become the directors and officers of the Continuing Corporation. On the Effective Date, WCB's shares then issued and outstanding will become issued and outstanding shares of the Continuing Corporation. Centennial's shareholders on the Effective Date will become shareholders of the Continuing Corporation by virtue of the Merger.

        1.2.1 CLOSING. Closing of the Transaction will take place in accordance with Section 2 ("Closing"). Except for Dissenting Shares, all shares of Centennial Common Stock issued and outstanding immediately before Closing will be converted at Closing into shares of Continuing Corporation Common Stock in accordance with Subsection 1.3, by virtue of the Merger.

        1.2.2 THE BANK. By virtue of the Merger, the Bank will become the Continuing Corporation's subsidiary. On the Effective Date, the Bank's board of directors will be all directors who are the Bank's directors immediately before the Merger plus one or two (at WCB's discretion) additional WCB directors designated by WCB. These directors will serve on the Bank's board of directors until the next annual meeting of the Bank's shareholders or until their successors have been elected and qualified. Nothing in this Agreement is intended to restrict in any way any rights of the Bank's shareholders and directors at any time after the Effective Date to nominate, elect, select, or remove the Bank's directors.

        1.2.3 EFFECT ON WCB COMMON STOCK. WCB Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Merger.

1.3     CONSIDERATION.

        1.3.1 PURCHASE PRICE. Except as otherwise provided in Subsection 1.4 and subject to Subsection 1.3.3, the aggregate consideration Centennial's shareholders and option holders will be entitled to receive from WCB in connection with the Transaction will be 2,550,000 shares of WCB Common Stock ("Purchase Price").

        1.3.2 EXCHANGE RATIO. Subject to the conditions and limitations in this Agreement, holders of Centennial Common Stock will receive Continuing Corporation Common Stock shares in exchange for their Centennial Common Stock shares. The number of Continuing Corporation Common Stock Shares each holder will receive in exchange for each Centennial Common Stock share she holds of record on the Effective Date will be determined according to a ratio ("Exchange Ratio") computed as follows: In exchange for each share of Centennial Common Stock held of record on the Effective Date, the holder will receive that number (rounded to 2 decimals, rounding down if the third decimal is four or less or up if it is five or more) of shares of Continuing Corporation Common Stock calculated by dividing the Purchase Price by the aggregate number of shares of Centennial Common Stock that immediately before Closing are either (i) issued and outstanding or (ii) subject to granted but unexercised options. The shares of Continuing Corporation Common Stock to be issued to Centennial Shareholders under this Agreement in connection with the Transaction are referred to as the "WCB Shares."

        1.3.3 CENTENNIAL EXPENSE LIMITATION. If Centennial's Transaction Fees exceed $175,000, then before the Exchange Ratio is calculated, the Purchase Price will be reduced by the number of WCB Common Stock shares equal in value to the excess. For purposes of determining this reduction in the Purchase Price, WCB Common Stock shares will be valued at $17.83 per share. "Transaction Fees" means all costs and expenses incurred by Centennial or owed or paid by Centennial to third parties in connection with the negotiation and execution of this Agreement and related documents and the consummation of the Transaction, including expenses incurred by Centennial in connection with obtaining approvals for the Transaction from regulators and shareholders.

        1.3.4 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, WCB's or Centennial's Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization of WCB or Centennial, as the case may be, then, as appropriate, the parties will make the proportionate adjustment to the Purchase Price. No adjustment to the Purchase Price will be made in connection with WCB's 3-for-2 stock split to shareholders of record on October 6, 1997, since the Purchase Price as stated in this Agreement already reflects this stock split.

        1.3.5 NO FRACTIONAL SHARES. The Continuing Corporation will not issue fractional shares of Continuing Corporation Common Stock. In lieu of fractional shares, if any, each shareholder of Centennial who is otherwise entitled to receive a fractional share of Continuing Corporation Common Stock will receive an amount of cash equal to the product of such fraction times $17.83. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

        1.3.6 OPTIONS. For purposes of this Agreement, the term "Centennial Options" means options to acquire an aggregate of up to 90,300 shares of Centennial Common Stock, which options were issued and unexercised on the date of this Agreement. Each holder of these Centennial Options will be entitled to receive, in exchange for his Centennial Options which remain unexercised on the Effective Date, options to purchase that number of Continuing Corporation Common Stock shares he would have been entitled under Subsection
                1.3.2 if he had exercised the Centennial Options immediately before Closing. All such options will be subject to the same terms as the Centennial Options exchanged in accordance with this Subsection 1.3.6.

        1.3.7   CERTIFICATES.

                (a) Surrender of Certificates. Each certificate evidencing Centennial Common Stock (other than Dissenting Shares) will, on and after the Effective Date, represent and evidence the right to receive a certificate representing the Continuing Corporation Common Stock shares (or cash for fractional shares) to which their Centennial Common Stock shares converted in accordance with the provisions of this Subsection 1.3, until the holder surrenders the certificate to an agent designated by WCB and Centennial to effect the exchange of Centennial Common Stock certificates for Continuing Corporation Common Stock certificates or cash ("Exchange Agent"), together with a properly completed and executed form of transmittal letter. Until any such certificate evidencing Centennial Common Stock is so surrendered, the holder of such Centennial Common Stock will not have any right to receive any certificates evidencing Continuing Corporation Common Stock or cash in lieu of fractional shares.

                (b) Issuance of Certificates in Other Names. If any certificate evidencing Continuing Corporation Common Stock is to be issued in a name other than that in which the certificate(s) for Centennial Common Stock surrendered in exchange is registered, the person requesting this exchange must first: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Continuing Corporation Common Stock and (2) either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                (c) Lost, Stolen, and Destroyed Certificates. If the Exchange Agent receives: (1) satisfactory evidence of Centennial Common Stock ownership represented by a missing certificate and (2) any indemnification assurances that the Exchange Agent may require from persons claiming such ownership, then the Exchange Agent will be authorized to issue Continuing Corporation Common Stock for any Centennial Common Stock certificate that has been lost, stolen or destroyed.

                (d) Rights to Dividends and Distributions. After the Effective Date, no holder of a certificate evidencing shares of Centennial Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Continuing Corporation Common Stock on any date after the Effective Date unless the holder has surrendered her certificates evidencing shares of Centennial Common Stock in exchange for Continuing Corporation Common Stock certificates. This surrender of certificates will not deprive the holder of any dividends or distributions that she is entitled to receive for a date before this surrender as a record holder of Centennial Common Stock. When the holder surrenders her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of shares of Continuing Corporation Common Stock into which the holder's Centennial Common Stock was converted at the Effective Date.

                (e) Checks in Other Names. If any check for cash in lieu of fractional shares is to be issued in a name other than the name that the Centennial Common Stock certificate surrendered in exchange for cash is registered in, the person requesting the exchange must establish to the Exchange Agent's satisfaction the right to receive this cash.

1.4 PAYMENT TO DISSENTING SHAREHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of Centennial Common Stock as to which shareholders have properly taken all steps necessary to perfect their dissenters' rights under Title 23B.13 of the WBCA. Each outstanding Dissenting Share of Centennial Common Stock will be converted at Closing into the rights provided under Title 23B.13.

1.5 ALTERNATIVE STRUCTURES. Subject to the conditions set forth below, WCB may, within 90 days of the execution of this Agreement and in its sole discretion, elect to consummate the Transaction by means other than those specified in this Section 1. If WCB so elects, any means, procedures or amendments necessary or desirable to consummate the Transaction, in the opinion of WCB's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement. But, unless this Agreement is amended in accordance with Section 9, the following conditions will apply: (1) the type, amount, and timing of payment of the consideration set forth in Subsection 1.3 will not be modified, (2) the tax consequences to Centennial and its shareholders will not be adversely affected, and (3) the Bank's status as a separate subsidiary of WCB following the Merger will not be affected. If WCB elects an alternative structure under this Subsection 1.5, Centennial will cooperate with and assist WCB with the following: (1) any amendments to this Agreement necessary or desirable in the opinion of WCB's counsel and (2) the preparation and filing of any applications, documents, instruments and notices necessary or desirable, in the opinion of WCB's counsel, to effect the alternative structure and to obtain the necessary stockholder approvals and approvals of any regulatory agency, administrative body or other governmental entity. WCB will pay any additional expenses incurred by Centennial in connection with any such changes, if those expenses would not have been incurred by Centennial absent WCB's election under this Subsection 1.5.

1.6 LETTER OF TRANSMITTAL. WCB will prepare a transmittal letter form reasonably acceptable to Centennial for use by shareholders holding Centennial Common Stock. Certificates representing shares of Centennial Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, WCB will mail the transmittal letter form to Centennial shareholders.

1.7 UNDELIVERED CERTIFICATES. If outstanding certificates for Centennial Common stock are not surrendered or the payment for them is not claimed before such payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of the Continuing Corporation (and to the extent not in its possession will be paid over to the Continuing Corporation), free and clear of all claims or interests of any person previously entitled to such items. But, neither the Continuing Corporation nor either party to this Agreement will be liable to any holder of Centennial Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and the Continuing Corporation will pay no interest on amounts owed to shareholders for shares of Centennial Common Stock.

                                    SECTION 2
                           CLOSING OF THE TRANSACTION

2.1 CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before August 31, 1998 ("Termination Date"), either WCB or Centennial may terminate this Agreement in accordance with Section 7. Unless WCB and Centennial agree upon another date, the Effective Date will be a date selected by WCB within 45 calendar days after the following:

        (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

        (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. Unless WCB and Centennial agree otherwise, Closing will occur on the Effective Date at WCB's main office, 5335 S.W. Meadows Road, Suite 201, Lake Oswego, Oregon.


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                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF WCB AND CENTENNIAL. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, WCB represents and warrants to Centennial, and Centennial represents and warrants to WCB, the following:

        3.1.1   CORPORATE ORGANIZATION AND QUALIFICATION.

                (a) It is a corporation duly organized and validly existing under the state laws of either Washington or Oregon (as applicable), and its activities do not require it to be qualified in any jurisdiction other than Oregon and Washington.

                (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

                (c)     The location of each of its offices is listed in
                        Schedule 2.

                (d) It has made available to the other party to this Agreement a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

        3.1.2   SUBSIDIARIES.

                (a) Schedule 3 lists all of its Subsidiaries and its percentage ownership of these Subsidiaries, as of the date of this Agreement. In this Agreement, the term "Subsidiary" with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of the Subsidiary.

                (b) Each of its depository institution Subsidiaries is an "insured depository institution," as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations under the FDIA, having deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to applicable FDIC coverage limitations.

                (c) Each of its Subsidiaries is: (1) a commercial bank, a corporation, or a trust company; (2) duly organized and validly existing under either Washington or Oregon law; and (3) qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

                (d) Each of its Subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.


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
        3.1.3   CAPITAL STOCK.

                (a)     WCB. WCB represents and warrants:

                        (1) on the date this Agreement was signed, WCB's authorized capital stock consists of 25 million shares divided into two classes: (i) 15 million shares of common stock, no par value ("WCB Common Stock"), 10,112,506 shares of which are issued and outstanding and (ii) 10 million shares of blank-check preferred stock, no par value, none of which is outstanding ("WCB Preferred Stock");

                        (2) options or rights to acquire not more than an aggregate of 1,284,569 WCB Common Stock shares (subject to adjustment on the terms set forth in the WCB Stock Plans) are outstanding under the stock option plans listed in Schedule 4 ("WCB Stock Plans");

                        (3) No WCB Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the WCB Stock Plans, and WCB has no shares of WCB Preferred Stock reserved for issuance;

                        (4) all outstanding shares of WCB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

                        (5) all outstanding shares of capital stock of each of WCB's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under Oregon Revised CodeSection707 or Revised Code of WashingtonSection 30.12.180, and are owned by WCB or a Subsidiary of WCB free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and

                        (6) except as set forth in this Agreement or in the WCB Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of WCB or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of WCB (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer of such stock or securities).

                (b)     Centennial. Centennial represents and warrants:

                        (1) Centennial's authorized capital stock consists of (i) 9 million shares of common stock, par value $.01 per share ("Centennial Common Stock"), 1,575,544 shares of which are issued and outstanding and (ii) 1 million shares of preferred stock, par value $.01 per share, none of which are issued or outstanding;

                        (2) options or rights to acquire not more than an aggregate of 90,300 Centennial Common Stock shares (subject to adjustment on the terms set forth in the Centennial Stock Plans) are outstanding under the stock


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
                                option plans or other plans listed in Schedule 4 ("Centennial Stock Plans");

                        (3) Centennial has no Centennial Common Stock shares reserved for issuance other than the shares reserved for issuance under the Centennial Stock Plans;

                        (4) all outstanding Centennial Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable;

                        (5) all outstanding shares of capital stock of each of Centennial's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent of any assessment required under Revised Code of Washington Section 30.12.180, and at Closing will be owned by Centennial or a Subsidiary of Centennial free and clear of all Liens;

                        (6) except as set forth in this Agreement, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Centennial or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Centennial or any of its Subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities);

                        (7)     the Bank's authorized capital stock consists of
                                (i) 17,000 shares of common stock, par value
                                $100 per share ("Bank Common Stock"), 12,952 shares of which are issued and outstanding;

                        (8) it owns all of the Bank Common Stock and the Bank's preferred stock outstanding, and these shares are free and clear of all encumbrances, except for the pledge to secure the Promissory Note referred to in Subsection 5.2.4; and

                        (9) it (alone or together with any of its Subsidiaries) owns all of the shares of capital stock (or 100% of any other applicable form of ownership interest if the Subsidiary is not a corporation) of each of its Subsidiaries free and clear of all encumbrances.

        3.1.4   CORPORATE AUTHORITY.

                (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject only to the approval by its shareholders of the plan of Merger contained in this Agreement to the extent required by Revised Code of Washington Section 23B.11.030 or Oregon Revised Code Section 60.487, to consummate the transactions contemplated by this Agreement.

                (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

        3.1.5   REPORTS AND FINANCIAL STATEMENTS.

                (a) Filing of Reports. Since January 1, 1994, it and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

                (b) Delivery to Other Party of Reports. It has delivered to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1994, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

                (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and shareholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted in these statements.

                        (1) "Financial Statements" means: (i) in WCB's case, the WCB Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent WCB Financial Statements); and (ii) in Centennial's case, the Centennial Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Centennial Financial Statements).

                        (2) "WCB Financial Statements" means WCB's (i) audited consolidated statements of financial condition as of December 31, 1996, and the related audited statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 1996; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1996 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                        (3) "Subsequent WCB Financial Statements" means balance sheets and related statements of income and stockholders' equity for each of WCB's fiscal quarters ending after the date of this Agreement and before Closing.

                        (4) "Centennial Financial Statements" means (i) Centennial's audited consolidated statements of financial condition as of December 31, 1996, 1995, and 1994, and the related audited statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1996, 1995, and 1994; and (ii)
                                Centennial's unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1996 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                (5) "Subsequent Centennial Financial Statements" means (i) balance sheets and related statements of income and stockholders' equity for each of Centennial's and the Bank's fiscal quarters ending after the date of this Agreement and before Closing, and (ii) Centennial's audited consolidated statements of financial condition as of December 31, 1997, and the related audited statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 1997.

        3.1.6 ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1996:
                (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the


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
                transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the explicit prior consent of the other party to this Agreement.

        3.1.7   MATERIAL AGREEMENTS.

                (a) Except for the Stock Plans and arrangements made after the date and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 5.

                (b) Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

        3.1.8 KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Continuing Corporation, or the opinion of the tax experts referred to in Subsection 5.2.15.

        3.1.9 BROKERS AND FINDERS. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

3.2 CENTENNIAL'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Centennial represents and warrants to WCB, the following:

        3.2.1 LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the allowance for loan and lease losses shown in the consolidated balance sheets included in the Financial Statements for the periods ended December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997 was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

        3.2.2 NO STOCK OPTION PLANS. Except as listed in Schedule 4, neither it nor any of its Subsidiaries has adopted any stock option plans or granted any options or rights to acquire any shares of Bank Common Stock, Centennial Common Stock, or capital stock or other ownership interest of any Centennial Subsidiary.

        3.2.3   GOVERNMENTAL FILINGS; NO VIOLATIONS.

                (a) Filings. Other than the Regulatory Approvals and other than as required under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws,


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
                        no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

                (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a material breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its Subsidiaries; (2) a material breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its Subsidiaries; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents it or its Subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction.

        3.2.4   ASSET CLASSIFICATION.

                (a) Schedule 7 sets forth a list, accurate and complete in all material respects as of September 30, 1997, except as otherwise expressly noted in Schedule 7, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

                (b) Except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

        3.2.5 SUBSIDIARIES. Schedule 3 lists all the material assets and liabilities of each of its Subsidiaries, other than the Bank.

        3.2.6 INVESTMENTS. Schedule 8 lists all investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof and investments in Subsidiaries) made by it or any of its Subsidiaries in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.


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
        3.2.7   PROPERTIES.

                (a) Except as disclosed or reserved against in its Financial Statements or in Schedule 9, it and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its Subsidiaries as of the date of this Agreement.

                (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

                (c) Schedule 10 lists all its and its Subsidiaries' existing branches and offices and all new branches or offices it or any of its Subsidiaries' has applied to establish or purchase, along with the cost to establish or purchase those branches.

                (d) Centennial has provided to WCB copies of existing title policies held in its or the Bank's files covering Property, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies.

        3.2.8 ANTI-TAKEOVER PROVISIONS. It and each of its Subsidiaries have taken all necessary action to exempt the Transaction and this Agreement from (a) all applicable Washington state law anti-takeover provisions, if any, and (b) any takeover-related provisions of its or the Bank's certificates of incorporation or bylaws.

        3.2.9 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 11, it and each of its Subsidiaries:

                (a) is in compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

                (b) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it or such Subsidiary to carry on its business as it is presently conducted;

                (c) has received since January 1, 1994, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise,


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
                        permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                (d) is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

        3.2.10 LITIGATION. Except as disclosed in its Financial Statements or in Schedule 12, before the date of this Agreement:

                (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its Subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination); and

                (b) neither it nor any of its Subsidiaries (nor any officer, director, controlling person or property of it or any of its Subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its Subsidiaries, and neither it nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        3.2.11 TAXES. For purposes of this Subsection 3.2.11, "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

                (a) All federal, state and local Tax returns, including all information returns, it and its Subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

                (b)     Except as disclosed in its Financial Statements:

                        (1) all taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed)


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                                have been paid in full or have been adequately
                                provided for in its Financial Statements in accordance with GAAP;

                        (2) adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                        (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its Subsidiaries;

                        (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its Subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                        (5) neither it nor any of its Subsidiaries is a party to a Tax sharing or similar agreement or any agreement under which it or any of its Subsidiaries has indemnified any party (other than it or one of its Subsidiaries) with respect to Taxes; and

                        (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

        3.2.12 INSURANCE. It and each of its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 13 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its Subsidiaries.

        3.2.13 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its Subsidiaries is the subject of any material proceeding: (1) asserting that it or any of its Subsidiaries has committed an unfair labor practice or (2) seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.


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        3.2.14  EMPLOYEE BENEFITS.

                (a) For purposes of this Agreement "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by Centennial or any of its Subsidiaries, as the case may be. Centennial and its Subsidiaries are not now nor have they ever been contributing employers to or sponsors of a multi-employer plan or a single employer plan subject to Title IV of ERISA.

                (b) Schedule 14 sets forth a list, as of the date of this Agreement, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, (2) all material employment or severance contracts and (3) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its Subsidiaries, including Plans and related amendments, have been made available to the other party to this Agreement.

                (c) All Plans (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan, that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that could subject it or any of its Subsidiaries to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

                (d) All material contributions it or any of its Subsidiaries are or were required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. No Plan of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC
                        Section 412 or ERISA Section 302. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

                (e) Except as disclosed in its Financial Statements, neither it nor its Subsidiaries have any obligations for retiree health and life benefits.

                (f) No restrictions exist on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

                (g) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock


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                        Plans will not result in: (1) vesting, acceleration, or
                        increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

        3.2.15  ENVIRONMENTAL MATTERS.

                (a) For purposes of this Subsection 3.2.15, the following definitions apply:

                        (1)     "Subject Property" with respect to a party means
                                (i) all real property at which the Businesses of it or its Subsidiaries have been conducted, all property in which it or its Subsidiaries holds a security or other interest (including a fiduciary interest), and any property where under any Environmental Law it or any of its Subsidiaries is deemed to be the owner or operator of the property; (ii) any facility in which it or its Subsidiaries participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it or any of its Subsidiaries otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                        (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                        (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

                (b) To the knowledge of its Executive Officers, it and each of its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                (c) To the knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its Subsidiaries or any Subject Property, relating to:

                        (1) an asserted liability of it or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental


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
                                Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                        (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                        (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                        (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

                (d) To the knowledge of its Executive Officers: no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, it and its Subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any applicable Environmental Law.

                (e) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

3.3     EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

        3.3.1 DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations and warranties referenced in that exception; but the following conditions apply:

                (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by Subsection 3.3.2; and

                (b) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

        3.3.2 NATURE OF EXCEPTIONS. No representation or warranty contained in Subsection 3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation or warranty due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would


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                not, or, in the case of Subsection 3.2.10, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                    SECTION 4
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

4.1 CONDUCT OF CENTENNIAL'S BUSINESS BEFORE CLOSING. Before Closing, Centennial promises as follows:

        4.1.1   AVAILABILITY OF CENTENNIAL'S BOOKS, RECORDS AND PROPERTIES.

                (a) Centennial will make its, and cause its Subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to WCB and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances,
                        (2) collateral receipts and (3) any other transactions or documentation WCB may find reasonably relevant to the Transaction. Centennial will, and will cause its Subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and Centennial will, and will cause its Subsidiaries to, make available all information reasonably required by or on behalf of WCB. WCB, its counsel, accountants, and other representatives will conduct any inspections, audits, and verifications under this Subsection 4.1.1 at reasonable times and in a manner which is not disruptive to the business of Centennial or the Bank.

                (b) At WCB's request, Centennial will request any third parties involved in the preparation or review of the Centennial Financial Statements or Subsequent Centennial Financial Statements to disclose to WCB the work papers or any similar materials related to these financial statements.

        4.1.2 ORDINARY AND USUAL COURSE. Centennial will, and will cause its Subsidiaries to, conduct business only in the ordinary and usual course and, without the prior written consent of WCB, will not, and will not allow its Subsidiaries to, do any of the following:

                (a) effect any stock split or other recapitalization with respect to Centennial Common Stock or the capital stock of a Centennial Subsidiary, or issue, pledge, redeem, or encumber in any way any shares of Centennial's or a Centennial Subsidiary's capital stock; or grant any option or other right to shares of Centennial's or a Centennial Subsidiary's capital stock (except issuances of Centennial Common Stock upon exercise of the Centennial Options granted before the date of this Agreement);

                (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Centennial Common Stock or the capital stock of any Centennial Subsidiary, except (1) dividends from the Bank to Centennial to support the operations of Centennial which are consistent with past practices, (2) dividends which may be necessary to pay Centennial's debt to National Bank of Alaska before Closing, as required by Subsection 5.2.4) and (3) Centennial's regular quarterly cash dividends to Centennial shareholders consistent with past practices and in an amount that does not exceed 8 cents per share (dividend must be paid as of record and on a payment date that will not result in


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                        Centennial shareholders receiving a dividend from both
                        Centennial and the Continuing Corporation for the same quarter or time period);

                (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

                (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any new indebtedness greater than $25,000 (except for borrowings from U.S. Bank, National Bank of Alaska, and the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

                (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to WCB and (2) providing WCB with at least 30 days' advance written notice before it acquires the interest;

                (f) enter into or recommend the adoption by Centennial's shareholders of any agreement involving a possible merger or other business combination or asset sale by Centennial not involving the Transaction;

                (g) enter into, renew, or terminate any contracts (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for (1) purchase of a six-year "tail" on existing insurance policies for directors' and officers' liability (including errors and omissions and trust errors and omissions) and for employment related practices liability and (2) the Bank's contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (i) entered into in the ordinary course of business, (ii) consistent with past practices, and (iii) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

                (h) enter into or amend any contract (other than contracts for deposits at the Bank or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

                (i) enter into any personal services contract with any person or firm, except (1) contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction and (2) contracts entered into in the ordinary course of business with a term of no more than 6 months and which require total expenditures by Centennial and its Subsidiaries of no more than $25,000 per contract and no more than $100,000 total for all such contracts;

                (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $50,000 or (2)


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                        transfer any investment securities between portfolios of
                        securities available for sale and portfolios of securities to be held to maturity;

                (k) amend its articles of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

                (l) implement or adopt any material changes in its operations policies or procedures, including loan loss reserve policies, unless the changes are requested by WCB or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations or regulatory policies;

                (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

                (n) increase the combined number of full-time or equivalent employees of Centennial and its Subsidiaries above 149;

                (o) other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures in excess of $25,000 per project or related series of projects or $175,000 in the aggregate, except for expenses reasonably related to (1) completion of the Transaction or (2) satisfaction of the conditions described in Subsection 5.2.4; or

                (p) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

        4.1.3 CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. Centennial will not do or cause to be done anything that would cause any representation or warranty in Subsection 3.1 or 3.2 to be untrue or inaccurate in any material respect if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by WCB.

        4.1.4 MAINTENANCE OF PROPERTIES. Centennial will, and will cause the Bank to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

        4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Centennial will, and will cause the Bank to, use all reasonable efforts to:

                (a)     preserve its business organization;

                (b)     retain the services of present management; and

                (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

        4.1.6 PERSONNEL AND EMPLOYMENT AGREEMENTS. Centennial will, and will require the Bank to, obtain WCB's approval before making any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher. Except as otherwise agreed in writing by WCB and Centennial, Centennial will


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                not, and will not allow its Subsidiaries to, enter into any employment agreement with any individual.

        4.1.7 COMPENSATION. Centennial will not, and will not allow the Bank to, permit any increase in the current or deferred compensation payable or to become payable by Centennial to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with Centennial's past practices with respect to the timing and amounts of such increments. Without the prior written approval of WCB, Centennial will not, and will not allow the Bank to, commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

        4.1.8 UPDATE OF FINANCIAL STATEMENTS. Centennial will promptly deliver its Financial Statements to WCB. Centennial will deliver Subsequent Centennial Financial Statements to WCB by the earlier of: (1) 5 days after Centennial or the Bank has prepared and issued them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Centennial Financial
                Statements:

                (a) will be prepared from the books and records of Centennial and the Bank;

                (b) will present fairly the financial position and operating results of Centennial and the Bank at the times indicated and for the periods covered;

                (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

                (d) will reflect all Centennial's and the Bank's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

        4.1.9 NO SOLICITATION. Neither Centennial nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Centennial or its Subsidiaries or enter into discussions concerning any such acquisition, except as otherwise required to comply with the fiduciary responsibilities of Centennial's board of directors. No such party will make available to any person not affiliated with Centennial or WCB any information about its business or organization that is not either routinely made available to the public generally or required by law.

        4.1.10 TITLE REPORTS AND UPDATE ENDORSEMENTS. At WCB's request, Centennial will provide WCB with title reports issued by a title insurance company reasonably satisfactory to WCB. These title reports must show unencumbered fee simple title or vendee's interest to all real Property owned by Centennial or the Bank and unencumbered leasehold interests in all real Property leased by Centennial or the Bank, and these title reports may contain only (1) general exclusions and exceptions, (2) reservations, covenants, conditions, and restrictions of record and general to the area, (3) easements and encroachments not affecting the value of or interfering with WCB's reasonable use of the property, (4) reserved oil and/or mining rights, and (5) other exceptions consented to in writing by WCB, which consent WCB may not unreasonably withhold. At Closing,


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                Centennial will provide WCB with update endorsements, dated as of the Effective Date, to title policies for each Property owned by it or the Bank. For purposes of this Agreement, "Property" includes any property that Centennial or the Bank owns or leases, other than other real estate owned.

        4.1.11 REVIEW OF LOANS. Centennial will, and will cause the Bank to, permit WCB to conduct an examination of the Bank's loans to determine credit quality and the adequacy of the Bank's allowance for loan losses. WCB will have continued access to the Bank's loans through Closing to update the examination. WCB will conduct these examinations at reasonable times and in a manner which is not disruptive to the business of Centennial or the Bank. At WCB's reasonable request, Centennial and the Bank will provide WCB with current reports updating the information set forth in Schedule 7.

        4.1.12 DIVESTITURE OF INTEREST IN SEQUIM SHOPRITE CENTER. Centennial will use all reasonable efforts to divest before Closing all of its interest and all interest of any of its Subsidiaries in the Sequim Shoprite Center Partnership and in all assets of that Partnership, and Centennial will comply fully with all terms of any related divestiture requests or orders made by any governmental regulatory agency with jurisdiction over Centennial.

4.2     REGISTRATION STATEMENT.

        4.2.1   PREPARATION OF REGISTRATION STATEMENT.

        (a) A Registration Statement on Form S-4 ("Registration Statement") will be filed by WCB with the SEC under the Securities Act for registration of the shares of Continuing Corporation Common Stock to be issued to Centennial Shareholders under this Agreement in connection with the Transaction ("Continuing Corporation Shares"), and the parties will prepare a related joint prospectus/proxy statement ("Joint Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to WCB's and Centennial's shareholders.

        (b) The parties will cooperate with each other in preparing the Registration Statement and Joint Prospectus/Proxy Statement, and will use all reasonable efforts to: (1) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Joint Prospectus/Proxy Statement.

        (c) Nothing will be included in the Registration Statement or the Joint Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld.

        (d) WCB will pay all costs associated with the preparation by WCB's counsel and filing of the Registration Statement. Centennial will pay all costs associated with review by Centennial's counsel of the Registration Statement or the Joint Prospectus/Proxy Statement. Each party will pay the respective costs associated with the printing and mailing of the Joint Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Joint Prospectus/Proxy Statement.


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        4.2.2   SUBMISSION TO SHAREHOLDERS.

                (a) WCB and Centennial will submit the Joint Prospectus/Proxy Statement to, and will use all reasonable efforts in good faith to obtain the prompt approval of the Joint Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

                (b) WCB and Centennial will each promptly take the action necessary in accordance with applicable law and their respective Certificates of Incorporation and Bylaws to each convene a shareholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement. These shareholders meetings will be held on the earliest practical date after the date the Joint Prospectus/Proxy Statement may first be sent to WCB's and Centennial's shareholders without objection by applicable governmental authorities; but each party will have at least 30 days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of their respective boards of directors, each party's board of directors and each party's officers, respectively, will recommend approval of the Transaction to that party's shareholders.

4.3     ACCOUNTING TREATMENT.

        4.3.1 POOLING OF INTERESTS. The parties intend the Merger to be treated as a "pooling of interests" for accounting purposes. From the date of this Agreement through the Effective Date, neither WCB nor Centennial nor any of their respective Subsidiaries or other affiliates (a) will knowingly take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests;" or (b) will knowingly fail to take any action that would preserve the treatment of the Merger as a "pooling of interests." No action or omission by either party will constitute a breach of this Subsection 4.3.1 if the action is permitted or required under this Agreement, is made with the other party's written consent, or is required by applicable laws or regulations.

        4.3.2 AFFILIATE LIST. Certain persons may be deemed "affiliates" of Centennial under Securities Act Rule 145, the SEC's Accounting Series Releases ("ASR") 130 and 135, or other rules and releases related to "pooling of interests" accounting treatment. Within thirty days following the date this Agreement is signed, Centennial will deliver to WCB, after consultation with legal counsel, a list of names and addresses of Centennial's "affiliates" with respect to the Transaction within the meaning of Rule 145 or ASR 130 and 135. By the Effective Date, Centennial will deliver, or cause to be delivered, to WCB a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

        4.3.3 RESTRICTIVE LEGENDS. WCB will place a restrictive legend on all shares of Continuing Corporation Common Stock to be received by an "affiliate" so as to preclude their transfer or disposition in violation of the affiliate letters, to instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with the Securities Act Rule 145 or the SEC's ASR 130 and 135 or other rules and releases related to "pooling of interests" accounting treatment. Centennial will collect all stock certificates evidencing ownership of Centennial Common Stock by "affiliates" and deliver these certificates to WCB on or before the Effective


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
                Date. "Affiliates" may not transfer the shares of Continuing Corporation Common Stock they receive in exchange for their Centennial Common Stock until financial results covering at least 30 days of combined operations of the Continuing Corporation have been published.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of WCB, at WCB's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. WCB will provide copies of these applications for Centennial's review. WCB will give Centennial the opportunity to approve information contained in these applications to the extent such information relates to Centennial or the Bank, but Centennial may not unreasonably withhold its approval. These applications and filings are expected to include:

        (a)     an application to the Federal Reserve;

        (b)     a change in control notice with the WDFI Director;

        (c)     any filings required under the WBCA; and

        (d)     any filings required under the OBCA.

4.5 TRANSITION PLAN. WCB and Centennial will immediately establish a Transition Committee consisting of six members. Victor L. Bartruff and Thomas W. Healy, or their designees, will co-chair the Transition Committee. Mr. Bartruff will appoint to the Transition Committee two other members from WCB, subject to the consent of Mr. Healy, which consent may not be unreasonably withheld. Mr. Healy will appoint to the Transition Committee two other members from Centennial, subject to the consent of Mr. Bartruff, which consent may not be unreasonably withheld. Within 45 days after the date of this Agreement, the Transition Committee will develop a Transition Plan agreeable to the Chief Executive Officers of both WCB and Centennial.

4.6 ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

4.7 CONSENTS. WCB and Centennial will use all reasonable efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Transaction.

4.8 FURTHER ACTIONS. The proper officers of WCB and Centennial, respectively, in the name and on behalf of those respective parties, will use all reasonable efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

4.9 NOTICE. Centennial will provide WCB with prompt written notice of the following:

        (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Centennial or the Bank;

        (b) the commencement of any proceeding against Centennial, the Bank, or any of their Subsidiaries or affiliates, by or before any court or governmental agency, individually or


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
                in the aggregate, that might have a Material Adverse Effect with respect to Centennial or the Bank; or

        (c) any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.

4.10 CONFIDENTIALITY. WCB and Centennial each will, and Centennial will cause the Bank to, hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the disclosing party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed, WCB and Centennial will, and Centennial will cause the Bank to: (1) each return to the others all confidential documents obtained from them and (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.11 UPDATE OF FINANCIAL STATEMENTS. WCB will promptly deliver its Financial Statements to Centennial. WCB will deliver Subsequent WCB Financial Statements to Centennial by the earlier of: (1) 5 days after WCB prepares and issues them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent WCB Financial Statements will:

        (a)    be prepared from the books and records of WCB;

        (b) present fairly the financial position and operating results of WCB at the times indicated and for the periods covered;

        (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

        (d) reflect all liabilities, contingent or otherwise, of WCB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.12 AVAILABILITY OF WCB'S BOOKS, RECORDS AND PROPERTIES. WCB will make available to Centennial true and correct copies of (1) its Articles of Incorporation and Bylaws and (2) all reports it has filed with the SEC since January 1, 1996. At Centennial's reasonable request, WCB will also provide Centennial with copies of: (1) other reports filed with the SEC
        (2) reports filed with banking regulators, (2) WCB's stock option plans, and (3) any other information that the parties agree upon.

                                    SECTION 5
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2 CONDITIONS TO WCB'S OBLIGATIONS. All WCB's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:


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
        5.2.1 REPRESENTATIONS AND WARRANTIES. Centennial's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Centennial has delivered to WCB its certificate, executed by a duly authorized officer of Centennial and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.2.1.

        5.2.2 COMPLIANCE. Centennial has performed and complied in all material respects with all material terms, covenants, and conditions of this Agreement. Centennial has delivered to WCB its certificate, executed by a duly authorized officer of Centennial and dated as of Closing, stating that Centennial is in compliance with this Subsection 5.2.2.

        5.2.3 EQUITY CAPITAL REQUIREMENT. The Tangible Equity Capital, determined in accordance with GAAP of Centennial and the Bank on a consolidated basis as of the Effective Date is at least the amount equal to $18.2 million plus increases in capital from the exercise of Centennial Options between the date of this Agreement and the Effective Date. Centennial's certificate referred to in Subsection 5.2.2 must confirm that this condition is satisfied. Tangible Equity Capital means common stock, paid in capital, retained earnings, plus (or minus) net unrealized gain (or loss) on available for sale securities and minus goodwill and any other intangible assets. Despite this Subsection 5.2.3, Centennial's Tangible Equity Capital at Closing may be below the amount required in this Subsection to the extent WCB requires the Bank's loan loss reserve percentage at Closing to be greater than 1.50% at Closing.

        5.2.4 PAYMENT OF NOTE AND RELEASE OF PLEDGE. Centennial has (1) satisfied in full its obligations under the Promissory Note and all related documents, as amended or renewed, dated May 29, 1996, entered into between Centennial and National Bank of Alaska establishing a credit line of $4 million, with a remaining payoff balance of approximately $290,000 as of the date of this Agreement; (2) obtained full release of all collateral, including the Bank Common Stock, pledged as security for this Promissory Note; and (3) provided WCB with evidence satisfactory to it and its counsel that the Promissory Note has been satisfied and the collateral released as required by this Subsection 5.2.4.

        5.2.5 TRANSACTION FEES STATEMENTS. Centennial has delivered to WCB a statement, in a form reasonably satisfactory to WCB, from each third party to whom Centennial has paid or owes Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction's consummation. Centennial has delivered to WCB its certificate, executed by a duly authorized officer of Centennial and dated as of Closing, stating the total Transaction Fees incurred by Centennial and certifying that Centennial is in compliance with Subsection 1.3.3 and this Subsection 5.2.5.

        5.2.6 BUILDING PARTNERSHIPS. The College Building General Partnership and the Building General Partnership have been dissolved, and the assets of those partnerships have been distributed in a manner reasonably satisfactory to WCB and consistent with applicable law.


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
        5.2.7 SEQUIM SHOPRITE CENTER PARTNERSHIP. Centennial has used all reasonable efforts to divest before Closing all of its interest and all interest of any of its Subsidiaries in the Sequim Shoprite Center Partnership and in all assets of that Partnership, and Centennial is in full compliance with all terms of any related divestiture requests or orders made by any governmental regulatory agency with jurisdiction over Centennial.

        5.2.8 AUDIT REPORT. Centennial has delivered to WCB the completed and certified audit report of its independent certified public accountants with respect to Centennial's audited consolidated statements of financial condition as of December 31, 1997, and the related audited statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 1997.

        5.2.9 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Centennial or the Bank. Centennial's certificate referred to in Subsection 5.2.2 states that the conditions identified in this Subsection 5.2.9 are satisfied.

        5.2.10 FINANCIAL CONDITION. The following are true, and Centennial's certificate referred to in Subsection 5.2.2 confirms the truth of the following:

                (a) Centennial's consolidated allowance for possible loan and lease losses (1) at December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997, December 31,
                        1997 and at Closing was and is adequate to absorb the anticipated loan and lease losses (taking into account any recommendations made by Centennial's certified public accountants) and (2) at Closing is at least an amount equal to WCB's consolidated loan loss reserve percentage at Closing or any greater amount WCB reasonably finds necessary;

                (b) the reserves set aside for the contingent liabilities reflected in the Subsequent Centennial Financial Statements are adequate to absorb all reasonably anticipated losses; and

                (c) the Bank's deposits at Closing, excluding brokered deposits and jumbo certificates of deposit, total at least $193 million.

        5.2.11 NO CHANGE IN LOAN REVIEW. Centennial has provided to WCB the reports reasonably requested by WCB under Subsection 4.1.11, and neither these reports nor any examinations conducted by WCB under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in Schedule 7 or (2) information revealed during WCB's previous examinations of the Bank's loans.

        5.2.12 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit, or invalidate the Transaction.

        5.2.13 RECEIPT OF TITLE POLICY. WCB has received all title insurance reports requested under Subsection 4.1.10, and Centennial has delivered to WCB the update endorsements required by Subsection 4.1.10.


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
        5.2.14 CORPORATE AND SHAREHOLDER ACTION. Centennial's board of directors and WCB's and Centennial's shareholders have each approved the Transaction.

        5.2.15 TAX OPINION. WCB has, at WCB's expense, obtained from Graham & Dunn, P.C. and delivered to Centennial, an opinion addressed to Centennial and in form and substance reasonably satisfactory to Centennial and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for Centennial or WCB, and otherwise will have each of the effects specified below:

                (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

                (b) Under IRC Section 354(a)(i), Centennial's shareholders who, in accordance with Section 1, exchange their Centennial Common Stock shares solely for Continuing Corporation Common Stock shares will not recognize gain or loss on the exchange.

                (c) Cash payments to Centennial's shareholders in lieu of a fractional share of Continuing Corporation Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

        5.2.16 OPINION OF COUNSEL. Centennial has obtained from Davis Wright Tremaine and delivered to WCB an opinion of counsel, addressed to WCB, to the effect that:

                (a) Centennial is a corporation validly existing and in good standing under Washington law;

                (b) the Bank is a Washington commercial banking corporation validly existing and in good standing under Washington law;

                (c) Centennial has the corporate power and authority to execute, deliver, and perform this Agreement;

                (d) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Centennial, and this Agreement constitutes Centennial's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                (e) all issued and outstanding shares of Centennial's and the Bank's capital stock have been duly authorized and are validly issued, fully paid, non-assessable, free of preemptive or similar rights arising by operation of law or otherwise;

                (f) all Centennial Options have been duly authorized and validly granted;

                (g) counsel has no knowledge of any pending or threatened claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would be, individually or in the aggregate, reasonably likely to


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
                        result in liability in excess of $40,000 or prevent consummation of the Transaction;

                (h) execution of this Agreement and consummation of the Transaction (i) will not violate Centennial's or the Bank's articles of incorporation or bylaws, (ii) will not violate the terms of any material contract listed in
                        Schedule 5, and (iii) to counsel's knowledge, will not breach or result in a default under the terms of any other material obligation that Centennial or the Bank has entered into before the date of this opinion; and

                (i) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.

        5.2.17 CASH PAID. The aggregate of the cash paid for fractional shares and Dissenting Shares to holders of Centennial Common Stock under this Agreement and applicable law will not exceed 10% of the Purchase Price, as it may be adjusted under this Agreement.

        5.2.18 AFFILIATE LETTERS. WCB has received the affiliate list and letters specified in Subsection 4.3.2.

        5.2.19 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of Continuing Corporation Common Stock to be issued to shareholders under Subsection 1.3, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.2.20  CONSENTS. Centennial has obtained the consents as indicated in
                Schedule 6.

        5.2.21 FAIRNESS OPINIONS. WCB has received (1) from Sheshunoff, two updated fairness opinions (to be delivered by Centennial to WCB at Centennial's expense), one dated immediately before Centennial mails the Joint Prospectus/Proxy Statement to its shareholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to Centennial's shareholders and (2) from Dain Bosworth, Inc. (if requested), a fairness opinion, dated immediately before WCB mails the Joint Prospectus/Proxy Statement to its shareholders, to the effect that the financial terms of the Transaction are financially fair to WCB's shareholders. Any opinion requested by WCB from Dain Bosworth, Inc. will be at WCB's expense. WCB and Centennial will each provide the other's investment advisor with such information as it may reasonably request in order to render its opinion.

        5.2.22 ACCOUNTING TREATMENT. It has been determined to WCB's satisfaction that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and WCB has received a letter to this effect from Arthur Andersen LLP, certified public accountants.

        5.2.23 SOLICITATION OF EMPLOYEES. Neither any member of Centennial's board of directors nor any entity with which any such director is affiliated has solicited any employee of


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
                Centennial or WCB with the intention of causing the employee to terminate her employment with Centennial or WCB, as the case may be.

        5.2.24 OTHER MATTERS. WCB has received any other opinions, certificates, and documents that WCB reasonably requests in connection with this Agreement and the Transaction.

5.3 CONDITIONS TO CENTENNIAL'S OBLIGATIONS. All Centennial's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

        5.3.1 REPRESENTATIONS AND WARRANTIES. WCB's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. WCB has delivered to Centennial its certificate, executed by a duly authorized officer of WCB and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1.

        5.3.2 COMPLIANCE. WCB has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. WCB has delivered to Centennial its certificate, executed by a duly authorized officer of WCB and dated as of Closing, stating that WCB is in compliance with this Subsection 5.3.2.

        5.3.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to WCB. WCB's certificate referred to in Subsection 5.3.2 states that the conditions identified in this Subsection 5.3.3 are satisfied.

        5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit, or invalidate the Transaction.

        5.3.5 CORPORATE AND SHAREHOLDER ACTION. WCB's board of directors and WCB's and Centennial's shareholders have each approved the Transaction.

        5.3.6 TAX OPINION. The tax opinion specified in Subsection 5.2.15 has been delivered to Centennial.

        5.3.7 OPINION OF COUNSEL. WCB has obtained from Graham & Dunn, P.C. and delivered to Centennial an opinion, addressed to Centennial, to the effect that:

                (a) WCB is a corporation validly existing and in good standing under Oregon law;

                (b) WCB has the corporate power and authority to execute, deliver, and perform this Agreement;

                (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on WCB's part, and this Agreement constitutes WCB's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws


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
                        generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                (d) the Continuing Corporation Shares have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable;

                (e) the Registration Statement became effective under the Securities Act on ____________, 1997, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission;

                (f) counsel has no knowledge of any pending or threatened claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would be, individually or in the aggregate, reasonably likely to result in liability in excess $50,000 or prevent consummation of the Transaction;

                (g) execution of this Agreement and consummation of the Transaction will not violate WCB's articles of incorporation or bylaws; and

                (h) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.

        5.3.8 FAIRNESS OPINION. Centennial has received from Sheshunoff, two updated fairness opinions, one dated immediately before Centennial mails the Joint Prospectus/Proxy Statement to its shareholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to Centennial's shareholders.

        5.3.9 ACCOUNTING TREATMENT. WCB has received the letter required under Subsection 5.2.22 and has provided Centennial with a copy.

        5.3.10 CASH PAID. The aggregate of the cash paid to holders of Centennial Common Stock under this Agreement and applicable law will not exceed 10% of the Purchase Price, as it may be adjusted under this Agreement.

        5.3.11 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of Continuing Corporation Common Stock to be issued to shareholders under Subsection 1.3, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.3.12 DIRECTOR AND EXECUTIVE COMMITTEE APPOINTMENTS. Effective as of the Effective Date, WCB has elected or appointed (1) Thomas W. Healy and Joe L. Snyder to serve on WCB's board of directors and
                (2) Thomas W. Healy to serve on WCB's Executive Committee.


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
        5.3.13 OTHER MATTERS. Centennial has received any other opinions, certificates, and documents that Centennial reasonably requests in connection with this Agreement and the Transaction.

                                    SECTION 6
                       DIRECTORS, OFFICERS, AND EMPLOYEES

6.1 DIRECTORS. At the time this Agreement is executed, Centennial will cause each member of Centennial's and the Bank's boards of directors to enter into a written noncompetition agreement on or before the date this Agreement is signed. These noncompetition agreements will take effect on the Effective Date.

6.2 DIRECTOR APPOINTMENTS. Effective as of the Effective Date, WCB will elect or appoint Thomas W. Healy and Joe L. Snyder to WCB's board of directors to serve until their successors are elected and qualified. Nothing in this Subsection 6.2 or this Agreement restricts in any way any rights of WCB's shareholders and directors at any time after the Effective Date to nominate, elect, select, or remove WCB's directors.

6.3 EXECUTIVE COMMITTEE APPOINTMENTS. Effective as of the Effective Date, WCB will appoint Thomas W. Healy to serve on WCB's Executive Committee. This appointment will remain effective for at least one year following Closing.

6.4 SALARY CONTINUATION AGREEMENT. At the time this Agreement is executed, WCB will enter into a salary continuation agreement with Thomas W. Healy. This salary continuation agreement will be effective as of the Effective Date.

6.5 EMPLOYEES. WCB presently intends to allow the Bank's employees who are employed with the Bank following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of WCB currently participate. WCB intends to grant Continuing Employees credit for prior service with the Bank for purposes of determining eligibility and vesting, but Continuing Employees will not receive this credit for purposes of determining benefit accruals under WCB's plans. Benefits for Continuing Employees will begin accruing under WCB's plans as soon as practicable after Closing. Until that time, benefits will continue to accrue under Centennial's plans. This expression of intent is not a contract with the Bank's employees and will not be construed to create a contract or employment right with the Bank's employees.

6.6     EMPLOYEE BENEFIT ISSUES.

        6.6.1 COMPARABILITY OF BENEFITS. WCB confirms to Centennial its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally competitive with employee benefit programs offered by financial institutions of comparable size located in WCB's market area.

        6.6.2 TERMINATION AND TRANSFER/MERGER OF PLANS. As soon as practicable after Closing, all employee benefit plans of Centennial and its Subsidiaries will be terminated and the interests of Continuing Employees in those plans will be transferred or merged into WCB's employee benefit plans. Centennial's 401(k) plan will be merged with WCB's 401(k) plan, and the Continuing Employees participating in Centennial's Employee Stock Ownership Plan may transfer their interests under that plan to WCB's 401(k) plan.


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
        6.6.3 NO CONTRACT CREATED. Nothing in this Agreement gives any employee of Centennial or its Subsidiaries a right to continuing employment.

6.7     INDEMNIFICATION OF CENTENNIAL DIRECTORS.

        6.7.1 INDEMNIFICATION. For three years following the Effective Date ("Indemnification Period"), WCB will indemnify and defend the present and former directors of Centennial and the Bank (each an "Indemnified Party") against and from all claims, losses, and liabilities (collectively, "Claims") arising out of their actions taken before the Effective Date within the scope of their service as directors of Centennial or the Bank. Despite the previous sentence, WCB is obligated under this Subsection
                6.7 to indemnify and defend an Indemnified Party only to the extent that the Indemnified Party was entitled to indemnification from Centennial for actions taken by the Indemnified Party during the six-year period immediately preceding the Effective Date. In addition, insofar as the "tail" insurance referred to in Subsection 6.7.6 covers an officer or director only to the extent he is indemnified by Centennial or the Bank, as the case may be, WCB will indemnify and defend the present and former directors and officers of Centennial and will cause the Bank to continue to indemnify and defend the present and former directors and officers of the Bank against and from Claims covered by such insurance to the extent they were entitled to indemnification from Centennial or the Bank, as the case may be, immediately preceding the Effective Date.

        6.7.2 CLAIMS FOR INDEMNIFICATION. Any Indemnified Party with a claim for indemnification must notify WCB of the claim within 10 days from the date the Indemnified Party learns of the claim. If the Indemnified Party does not notify WCB of the claim within this 10-day period, WCB's obligation to indemnify the Indemnified Party will be reduced by any costs, expenses, or other losses that are due to the untimely notice. If the Indemnified Party does not notify WCB of the claim within 30 days from the date the Indemnified Party learns of the claim, WCB may, at its discretion, deny indemnification to the Indemnified Party.

        6.7.3 DEFENSE AND ADVANCEMENT OF EXPENSES. WCB will advance to an Indemnified Party upon request expenses related to an Indemnified Party's defense against any Claims, as long as the Indemnified Party agrees in writing to reimburse WCB for those expenses if it is ultimately determined that the Indemnified Party is not entitled to indemnification from WCB. WCB may, at its discretion, assume the Indemnified Party's defense against any Claims. In any case, WCB has the right to approve defense counsel for any Indemnified Party, and the Indemnified Party will cooperate in the defense. WCB will not be liable to indemnify an Indemnified Party for any settlement amount, unless WCB consents in advance to the settlement amount. WCB may not unreasonably withhold its consent to any proposed settlement.

        6.7.4 ENFORCEMENT AND DISPUTE RESOLUTION. All disputes arising under this Subsection 6.7 must be submitted to arbitration in accordance with Subsection 8.7.

        6.7.5 ASSUMPTION OF OBLIGATION. If, during the Indemnification Period, WCB consolidates with or merges into any other entity and WCB is not the surviving entity, then WCB will use all reasonable efforts to provide for assumption of its obligations under this Subsection 6.7 by the surviving entity.

        6.7.6 INSURANCE COVERAGE. Before the Effective Date, Centennial and the Bank will purchase six-year "tail" insurance coverage on existing insurance policies for directors' and officers' liability (including entity errors and omissions and trust errors and omissions) and for employment related practices. This "tail" insurance must cover all Indemnified Parties for the six-year period following the Effective Date. WCB is entitled to indemnification from any insurance proceeds which are received under this or any other insurance policy to the extent WCB has provided indemnification to an Indemnified Party and the insurance policy covers the liability or loss.

                                    SECTION 7
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either WCB or Centennial may terminate this Agreement and the Transaction if all of the following conditions are present:

        (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

        (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

        (c) the failure to consummate the Transaction by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, representations or warranties under this Agreement.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Centennial's shareholders, unless otherwise provided) as follows:

        7.2.1 MUTUAL CONSENT. By mutual consent of Centennial and WCB, if the boards of directors of each party agrees to terminate by a majority vote of its members.

        7.2.2 CENTENNIAL'S CONDITIONS NOT MET. By WCB's board of directors if, by August 31, 1998, any condition set forth in Subsections 5.1 or 5.2 has not been satisfied.

        7.2.3 WCB'S CONDITIONS NOT MET. By Centennial's board of directors if, by August 31, 1998, any condition set forth in Subsections 5.1 or 5.3 has not been satisfied.

        7.2.4 CENTENNIAL FAILS TO RECOMMEND SHAREHOLDER APPROVAL. By WCB's board of directors before Centennial's shareholders approve the Transaction, if Centennial's board of directors: (1) fails to recommend to its shareholders the approval of the Transaction or
                (2) modifies, withdraws or changes in a manner adverse to WCB its recommendation to shareholders to approve the Transaction.

        7.2.5 WCB FAILS TO RECOMMEND SHAREHOLDER APPROVAL. By Centennial's board of directors before WCB's shareholders approve the Transaction, if WCB's board of directors: (1) fails to recommend to its shareholders the approval of the Transaction or (2) modifies, withdraws or changes in a manner adverse to Centennial its recommendation to shareholders to approve the Transaction.

        7.2.6 IMPRACTICABILITY. By either WCB or Centennial, upon written notice given to the other party, if the board of directors of the party seeking termination under this Subsection


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
                7.2.6 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the governments of either the State of Oregon or the State of Washington to restrain or invalidate the Transaction or this Agreement.

7.3 CENTENNIAL TERMINATION FEE. Centennial acknowledges that WCB has incurred expenses, direct and indirect, in negotiating and executing this Agreement and in taking steps to effect Transaction. Accordingly, Centennial will pay to WCB the termination fee set forth in this Subsection 7.3, if (1) this Agreement terminates because Centennial does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement; (2) Centennial terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.3; 7.2.5, or 7.2.6 (3) WCB
        terminates this Agreement under Subsections 7.1, 7.2.2 (other than for failure of a condition in Subsections 5.1, 5.2.12, 5.2.17, 5.2.19, or 5.2.22) or 7.2.4. The termination fee will be the greater of (1) $1.2 million or (2) the amount equal to 2.5% of the value of the Purchase Price. If this termination fee becomes payable, it will be payable on WCB's demand and must be paid by Centennial within three business days of the date WCB makes the demand. For purposes of this Subsection 7.3, the value of the Purchase Price will be determined by multiplying the Purchase Price by the average (rounded to the nearest penny) of the closing prices for WCB Common Stock over the ten consecutive trading days before the date this Agreement terminates. The closing prices of WCB Common Stock for each trading day will be determined using the arithmetic mean (unrounded) of the closing bid and ask prices of WCB Common Stock in the over-the-counter market, as such prices are reported by the automated quotation system of the NASD, Inc., or in the absence of this source, by any other source that WCB and Centennial mutually agree on.

7.4 WCB TERMINATION FEE. Due to expenses, direct and indirect, incurred by Centennial in negotiating and executing this Agreement and in taking steps to effect Transaction, WCB will pay to Centennial $200,000 if (1) this Agreement terminates because WCB does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement, (2) WCB terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.2, 7.2.4, or 7.2.6, or (3) Centennial terminates this Agreement under Subsections 7.2.3 (other than for failure of a condition in Subsections 5.1, 5.3.4, 5.3.6, 5.3.8, 5.3.9, 5.3.10, or 5.3.11) or
        7.2.5. If this termination fee becomes payable, it will be payable on Centennial's demand and must be paid by WCB within three business days of the date Centennial makes the demand.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Subsections
        7.3 and 7.4, WCB and Centennial will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party.

                                    SECTION 8
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

         WCB                                  West Coast Bancorp
                                              5335 SW Meadows Rd., Suite 201
                                              Lake Oswego, OR  97035
                                              Attn: Victor L. Bartruff
                 with a copy to:              Stephen M. Klein, Esq.
                                              Graham & Dunn, P.C.
                                              1420 Fifth Avenue, 33rd Floor
                                              Seattle, WA  98101-2390
         Centennial                           Centennial Holdings, Ltd.
                                              2850 Harrison Avenue N.W.
                                              P.O. Box 29001
                                              Olympia, WA  98502-9001
                                              Attn: Thomas W. Healy
                 with a copy to:              Daniel B. Ritter, Esq.
                                              Davis Wright Tremaine
                                              1501 Fourth Avenue, Suite 2600
                                              Seattle, WA  98101

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9, WCB or Centennial may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Subsection 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

        (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

        (b)     compliance with any of the covenants of any other party; and

        (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The representations, warranties and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Subsection 4.10 (confidentiality), Subsections 7.3 and 7.4 (termination fees), and Subsection 7.5 (expense allocation) will all survive Closing and termination, and (2) the covenants in this Agreement that impose duties or obligations on the parties following Closing will survive Closing.

8.6 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

8.7 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

8.8 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Clackamas County, Oregon.

8.9 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

                                    SECTION 9
                                   AMENDMENTS

        At any time before the Effective Date, whether before or after the parties have obtained any applicable shareholder approvals of the Transaction, the boards of directors of WCB and Centennial may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Subsection 8.2. But, after Centennial's shareholders have approved this Agreement, the parties' boards of directors may not without Centennial shareholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration Centennial shareholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

    Signed as of October 30, 1997:

                                             WEST COAST BANCORP, INC.


                                             By /s/ Victor L. Bartruff
                                               -------------------------------
                                             Name: Victor L. Bartruff
                                             Title: President and CEO


                                             CENTENNIAL HOLDINGS, LTD.


                                             By /s/ Thomas W. Healy
                                               -------------------------------
                                             Name: Thomas W. Healy
                                             Title: Chairman and CEO

STATE OF OREGON              )
                             ) ss.
COUNTY OF CLACKAMAS          )


        On this 30th day of October, 1997, before me personally appeared Victor
L. Bartruff, to me known to be the President and Chief Executive Officer of WEST COAST BANCORP, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                             ---------------------------------------------
                             NOTARY PUBLIC in and for the State of Oregon, residing at__________________________________
                             Title:_______________________________________
                             My commission expires:_______________________




STATE OF WASHINGTON          )
                             ) ss.
COUNTY OF THURSTON           )


       On this 30th day of October, 1997, before me personally appeared Thomas
W. Healy, to me known to be the Chairman and Chief Executive Officer of CENTENNIAL HOLDINGS, LTD., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                             -------------------------------------------------
                             NOTARY PUBLIC in and for the State of Washington, residing at______________________________________
                             Title:___________________________________________
                             My commission expires:___________________________

        The undersigned, all being officers or members of the board of directors of either Centennial Holdings, Ltd. ("Centennial") or Centennial Bank ("Bank"), hereby consent to the Plan and Agreement of Merger ("Agreement"), dated as of October 30, 1997, between West Coast Bancorp, Inc. and Centennial, and individually and as a group agree to vote in favor of the Agreement the shares of capital stock each beneficially owns, and subject to the good faith exercise of their fiduciary duties in accordance with the advice of counsel, to support and recommend the Agreement's adoption by the other shareholders of Centennial. The undersigned further agree that any Centennial Options held by each that remain unexercised on the Effective Date will be exchanged as provided in Subsection 1.3.6 of the Agreement.

        Except as otherwise required by law, the undersigned hereby, individually and as a group, further agree to refrain from (a) negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of Centennial from the date of the Agreement through the meeting of the shareholders of Centennial at which the transactions contemplated by the Agreement will be considered, and (b) any other actions or omissions inconsistent with the transactions contemplated by the Agreement.



/s/ David Bayley                           /s/ Lowell Deguise
----------------------------------         ----------------------------------
David Bayley                               Lowell Deguise
Director of Centennial and Bank            Director of Bank

/s/ Russell D. Duncan                      /s/ Thomas W. Healy
----------------------------------         ----------------------------------
Russell D. Duncan                          Thomas W. Healy
Director of Bank                           Director and Chairman of Centennial and Bank

/s/ Richard T. Hoss                        /s/ G. Lowell Jarvis
----------------------------------         ----------------------------------
Richard T. Hoss                            G. Lowell Jarvis
Director of Bank                           Director of Bank

/s/ Jens W. Jorgensen                      /s/ Greg Reichert
----------------------------------         ----------------------------------
Jens W. Jorgensen                          Greg Reichert
Director of Centennial and Bank            Director of Bank

/s/ Richard Scott                          /s/ Joe L. Snyder
----------------------------------         ----------------------------------
Richard Scott                              Joe L. Snyder
Director of Bank                           Director of Centennial and Vice Chairman of Bank

/s/ Norma A. Taylor                        /s/ Daniel D. Yerrington
----------------------------------         ----------------------------------
Norma A. Taylor                            Daniel D. Yerrington
Director of Centennial and Bank            Director of Centennial and Bank

                                                                      APPENDIX B

                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010    DEFINITIONS.  As used in this chapter:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020    RIGHT TO DISSENT.

        (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

               (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

               (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

               (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

               (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

               (a)    The proposed corporate action is abandoned or rescinded;

               (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

               (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

        (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

               (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

               (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200    NOTICE OF DISSENTERS' RIGHTS.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220    DISSENTERS' NOTICE.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

               (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

               (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

               (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.230    DUTY TO DEMAND PAYMENT.

        (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


SECTION 23B.13.240    SHARE RESTRICTIONS.

        (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250    PAYMENT.

        (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

        (2)    The payment must be accompanied by:

               (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (b) An explanation of how the corporation estimated the fair value of the shares;

               (c)    An explanation of how the interest was calculated;

               (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

               (e) A copy of this chapter.

SECTION 23B.13.260    FAILURE TO TAKE ACTION.

        (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270    AFTER-ACQUIRED SHARES.

        (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

        (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

               (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

               (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

               (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300    COURT ACTION.

        (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310 COURT COSTS AND COUNSEL FEES.

        (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

        (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

               (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

               (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

                                            December 15, 1997


Board of Directors
Centennial Holdings, Ltd.
2850 Harrison Avenue NW
Olympia, WA   98502-9001



Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Centennial Holdings, Ltd., Olympia, Washington ("Centennial"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Plan and Agreement of Merger dated as of October 30, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of Centennial with and into West Coast Bancorp ("WCB"). Pursuant to section 1.3.2 of the Merger Agreement, in exchange for each share of their Centennial stock (the "Centennial Common Stock"), each of Centennial's shareholders will have a right to receive 1.6004 shares (the "Exchange Ratio") of the common stock of WCB (the "WCB Common Stock"). In aggregate, Centennial Common Stock holders will receive 2,550,000 shares of WCB Common Stock.

In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning Centennial prepared by the management of Centennial; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of Centennial including those included in their audited financial statements for the two years ended December 31, 1995 and December 31, 1996 and quarterly call reports for the periods ended March 31, 1997 and June 30, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of WCB including those included in their Form 10-K reports for the two years ended December 31, 1995 and December 31, 1996, the annual report for the year ended December 31, 1996 and their quarterly 10-Q reports for the twelve months ended June 30, 1997; (iv) analyzed certain financial projections of Centennial and WCB prepared by the respective management of Centennial and WCB; (v) discussed certain aspects of the past and current business

Board of Directors
Centennial Holdings, Ltd.
December 15, 1997
Page 2

operations, financial condition and future prospects of Centennial and WCB with certain members of their respective management; (vi) reviewed reported market prices and historical trading activity of WCB's common stock; (vii) compared the financial performance of WCB and the prices and trading activity of WCB's common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysis reports of WCB's common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Merger Agreement; (xi) reviewed and discussed with WCB senior management certain internal analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by WCB to be achieved as a result of the Merger; and (xii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of Centennial, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of management of Centennial and WCB as to the future financial performance of Centennial and WCB. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to WCB, we relied solely upon publicly available data regarding WCB's financial condition and performance. We discussed this publicly available information with the management of WCB. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of WCB nor were we furnished with any evaluations or appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for Centennial and WCB are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made independent evaluation, appraisal or physical inspection of the assets or individual properties of Centennial and WCB, nor have we been furnished with any such appraisals.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events

Board of Directors
Centennial Holdings, Ltd.
December 15, 1997
Page 3

occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in Centennial's or WCB's assets, financial condition, results of operations, business or prospects since the respective dates of their financial statements reviewed by us, and that off-balance sheet activities of Centennial and WCB will not materially and adversely impact the future financial position and results of operations of both Centennial and WCB. We have also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Merger.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Centennial Common Stock of the Merger Consideration received as stated in the Merger Agreement. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement, nor does it express an opinion on the future market price of WCB common stock. It is understood that this letter is for the information of the Board of Directors of Centennial and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing, including proxy materials to be sent to the shareholders of Centennial and WCB, filed in a registration statement by WCB with the Securities and Exchange Commission with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of Centennial Common Stock.


                                            Very truly yours,




                                            ALEX SHESHUNOFF & CO.
                                            INVESTMENT BANKING

                                                                      APPENDIX D

October 30, 1997


The Board of Directors
West Coast Bancorp
5335 S.W. Meadows Road, Suite 201
Lake Oswego, Oregon 97035

To the Board of Directors:

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common stockholders of West Coast Bancorp, an Oregon corporation (the "Company"), of the consideration to be paid in connection with a Plan and Agreement of Merger (the "Merger Agreement"), to be dated as of October 30, 1997, by and among the Company and Centennial Holdings, Ltd., a registered bank holding company existing under Washington law ("Centennial"). Pursuant to the Merger Agreement, (i) Centennial will be merged with and into the Company (the "Merger"), and (ii) the outstanding shares of Centennial common stock, including 90,300 shares of common stock reserved for issuance pursuant to outstanding stock options, will be converted into the right to receive an aggregate of 2,550,000 shares of the Company's common stock, adjusted for a 50% stock dividend to be paid by the Company on November 10, 1997. The Merger is expected to be accounted for as a pooling of interests.

Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business Dain Bosworth has published research reports and made recommendations regarding the equity securities of the Company and other companies in the financial services industry. Also, Dain Bosworth has acted as a market maker in the equity securities of the Company and other publicly traded companies in the financial services industry and, accordingly, periodically may have positions in such securities. In addition, Dain Bosworth has previously provided investment banking services to the Company. Dain Bosworth has been engaged by the Company solely to render this fairness opinion and we will receive a fee for rendering such opinion. We also will be indemnified against certain liabilities that may arise from activities related to our engagement.

The Board of Directors
West Coast Bancorp
Page 2

In connection with this opinion, we have, among other things, reviewed certain publicly available information regarding the Company and Centennial and other financial and operating information supplied to us, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to both the Company and Centennial. We have visited the corporate offices of the Company and Centennial and made inquiries of the management of each company regarding the past and current business operations, financial condition, and future prospects of each company. We have reviewed drafts of the Merger Agreement and selected other documents related to the Merger. In addition, we have held discussions with management of both the Company and Centennial to understand the reasons for completing the Merger.

We have analyzed the historical reported market prices and trading activity of the common stock of the Company. We have compared financial and stock market information on the Company to similar information for certain publicly traded companies deemed comparable to the Company in the financial services industry. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook for companies in the financial services industry, and performed other studies and analyses as we considered appropriate.

In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us relating to the Company or Centennial. We have further relied upon the assurances of management of the Company and Centennial that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for Centennial and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company and Centennial as to the future financial performance of the individual companies.

We did not make an independent appraisal of the assets or liabilities of the Company or Centennial, and we do not express an opinion regarding the liquidation value, solvency or regulatory compliance of either company separately, or the combined companies following the Merger. Furthermore, we do not express any opinion as to the prices at which shares of the Company's common stock may trade following the date of this opinion, at the closing of the Merger, or at any time in the future. Our opinion as expressed herein is limited to the fairness to common stockholders of the Company, from a financial point of view, of the consideration to be paid by the Company in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. Our opinion is based solely on

The Board of Directors
West Coast Bancorp
Page 3

information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date.

This opinion is not a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger. Also, this letter may not be reproduced, quoted, published, or otherwise used or referred to in any manner, nor shall any public reference to Dain Bosworth be made, without our prior written consent, except that the Company may include this opinion in the Company's proxy statement relating to the Merger to be distributed to stockholders and in related filings with the Securities and Exchange Commission, provided that any such disclosure shall first be submitted to Dain Bosworth for its approval.

Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in connection with the Merger is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

/s/


DAIN BOSWORTH INCORPORATED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        WCB's Articles of Incorporation provide that WCB will indemnify its directors, to the fullest extent possible under the OBCA, against all expense, liability, and loss (including attorneys' fees incurred by a director arising from the director's status as a WCB director (or, at WCB's request, as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. These indemnification rights continue as to a foreign director who has ceased to be a director, officer, partner, trustee, employee, or agent and inure to the benefit of the former director's heirs, executors, and administrators. WCB's Articles of Incorporation authorize WCB, through its Bylaws, and the WCB Board to provide indemnification to WCB's officers, employees, and agents, to the extent permitted by law. WCB's Bylaws provide that WCB will indemnify its directors and officers to the full extent permitted by the OBCA. However, WCB will not provide indemnification when (1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to WCB in a proceeding by or in the right of WCB; or (3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in WCB's Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) The exhibits are listed on the accompanying "Exhibit Index".

        (b)    Financial Statement Schedules.

        (c) The opinion of the financial advisors are set forth as Appendices D and E to this Prospectus/Joint Proxy Statement.

ITEM 22.  UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                   (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) Include any additional or changed information on the plan of distribution;

               (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

        (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on December 18, 1997.

                                      WEST COAST BANCORP


                                      By:/s/ Victor L. Bartruff
                                         Victor L. Bartruff,
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints Victor L. Bartruff and Donald A. Kalkofen, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 18th day of December, 1997.

        SIGNATURE                                         TITLE
        ---------                                         -----

/s/ Victor L. Bartruff                 President and Chief Executive Officer and
Victor L. Bartruff                     Director


/s/ Rodney B. Tibbatts                 Executive Vice President,
Rodney B. Tibbatts                     Corporate Development Officer,
                                       and Director


/s/ Donald A. Kalkofen                 Executive Vice President and
Donald A. Kalkofen                     Chief Financial Officer


/s/ Gary D. Putnam                     Chairman of the Board
Gary D. Putnam


/s/ Lloyd D. Ankeny                    Director
Lloyd D. Ankeny


/s/ Phillip G. Bateman                 Director
Phillip G. Bateman


/s/ William B. Loch                    Director
William B. Loch


/s/ Jack E. Long                       Director
Jack E. Long


/s/ C. Douglas McGregor                Director
C. Douglas McGregor


/s/ Robert D. Morrison                 Director
Robert D. Morrison

/s/ J.F. Ouderkirk                     Director
J.F. Ouderkirk


/s/ James J. Pomajevich                Director
James J. Pomajevich

                                  EXHIBIT INDEX

Exhibit No.                         Description of Exhibit
-----------                         ----------------------

2.1 Plan and Agreement of Merger between WCB and Centennial dated as of October 30, 1997, (included in this Registration Statement as Appendix A to the Prospectus/Joint Proxy Statement).

5.1       Form of Opinion of Graham & Dunn as to the legality of securities.

8.1 Form of Opinion of Graham & Dunn as to federal income tax consequences.

10.1 Form of Noncompetition Agreement among WCB, Centennial and each respective director, except Daniel Yerrington, of Centennial and the Bank, dated as of October 30, 1997.

10.2 Salary Continuation Agreement between WCB, the Bank and Thomas W. Healy dated as of October 30, 1997.

10.3 Supplemental Letter from WCB to Mr. Healy regarding certain terms of Mr. Healy's continued employment, dated October 30, 1997.

23.1      Consent of Graham & Dunn (contained in its opinion filed as Exhibit
          5.1).

23.2 Consent of Graham & Dunn as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3      Consent of Arthur Andersen, WCB's independent auditors.

23.4      Consent of Moss Adams, LLP, Vancouver Bancorp's independent auditors.

23.5      Consent of Dwyer Pemberton, Centennial's independent auditors.

23.6 Consent of Sheshunoff (contained in its opinion included in this Registration Statement as Appendix C to the Prospectus/Joint Proxy Statement).

23.7 Consent of Dain Bosworth (contained in its opinion included in this Registration Statement as Appendix D to the Prospectus/Joint Proxy Statement).

24.1 Power of Attorney (included in the signature page of this Registration Statement) and certified resolutions of the WCB Board.

99.1 Opinion of Sheshunoff (included as Appendix C to the Prospectus/Joint Proxy Statement).

99.2      Opinion of Dain Bosworth (included as Appendix D to the
          Prospectus/Joint Proxy Statement).

99.3      Form of proxy to be mailed to the shareholders of Centennial.

99.4      Form of proxy to be mailed to the shareholders of WCB.

99.5      Rule 438 Consent of Thomas W. Healy.

99.6      Rule 438 Consent of Joe L. Snyder.



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